                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement

[ ] Confidential, For Use of the Commission
    Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              LADD FURNITURE, INC.
                (Name of Registrant as Specified in Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount previously paid:

   (2) Form, schedule or registration statement no.:

   (3) Filing party:

   (4) Date filed:

                                   Notice of

                                      1997

                                     Annual

                                    Meeting

                                Proxy Statement

                           Annual Report on Form 10-K

                    (Ladd Furniture, Inc. logo appears here)

                               TABLE OF CONTENTS

Notice of Annual Meeting..............................................................................................      1
Proxy Statement
  General.............................................................................................................      2
  Voting Securities...................................................................................................      2
  Security Ownership of Certain Beneficial Owners and Management......................................................      2
  Nominees for Election of Directors..................................................................................      4
  Executive Cash Compensation and Related Information.................................................................      5
  Long-Term Incentive Plan -- Awards in 1996..........................................................................     12
  Defined Benefit Plans...............................................................................................     12
  Other Compensation..................................................................................................     13
  Comparative Company Performance.....................................................................................     15
  The Board of Directors -- Committees and Meetings...................................................................     15
  Approval of Amendment of LADD Furniture, Inc. 1994 Incentive Stock Option Plan......................................     16
  Ratification of Independent Public Accountants......................................................................     20
  Date for the Receipt of Shareholder Proposals.......................................................................     21
  Other Business......................................................................................................     21
  Form 10-K...........................................................................................................     21
  Solicitation of Proxies.............................................................................................     21
Appendix A:
Annual Report on Form 10-K
  PART I
  Item  1.     Business...............................................................................................    A-2
  Item  2.     Properties.............................................................................................    A-6
  Item  3.     Legal Proceedings......................................................................................    A-7
  Item  4.     Submission of Matters to a Vote of Security Holders....................................................    A-7
  PART II
  Item  5.     Market for the Registrant's Common Stock and Related Security Holder Matters...........................    A-8
  Item  6.     Selected Financial Data................................................................................    A-9
  Item  7.     Management's Discussion and Analysis of Financial Condition and Results of Operations..................   A-10
  Item  8.     Financial Statements and Supplementary Data............................................................   A-14
  Item  9.     Changes in and Disagreements With Accountants on Accounting and Financial Disclosure...................   A-34
  PART III
  Item 10.     Directors and Executive Officers of the Registrant.....................................................   A-34
  Item 11.     Executive Compensation.................................................................................   A-34
  Item 12.     Security Ownership of Certain Beneficial Owners and Management.........................................   A-34
  Item 13.     Certain Relationships and Related Transactions.........................................................   A-34
  PART IV
  Item 14.     Exhibits, Financial Statement Schedules, and Reports on Form 8-K.......................................   A-35

                              LADD FURNITURE, INC.

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF
  LADD FURNITURE, INC.

     The annual meeting of the shareholders of LADD Furniture, Inc. will be held at the Radisson Hotel, 135 S. Main Street, High Point, North Carolina, on May 1, 1997, at 10:00 a.m., for the purpose of considering and acting upon the following:

     1. The election of nine directors;

     2. Approval of an Amendment to the Company's 1994 Incentive Stock Option Plan;

     3. Ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants for the 1997 fiscal year; and

     4. All other business as may properly come before the meeting.

     Only shareholders of record as of the close of business on March 6, 1997, will be entitled to notice of, and to vote at, this meeting or at any adjournment thereof.

     The Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1996 is enclosed as Appendix A. It is not to be considered part of the proxy soliciting material.

     Shareholders are requested to date, sign and return the enclosed proxy. An envelope is provided requiring no postage for mailing in the United States. Your prompt response will be appreciated.

                                         WILLIAM S. CREEKMUIR
                                         SECRETARY

April 1, 1997
LADD Furniture, Inc.
One Plaza Center, Box HP-3
High Point, North Carolina 27261-1500

                              LADD FURNITURE, INC.
                           One Plaza Center, Box HP-3
                     High Point, North Carolina 27261-1500

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement and form of proxy (the "Proxy") is solicited by and on behalf of the Board of Directors of LADD Furniture, Inc. (the "Company") for use at the 1997 Annual Meeting of Shareholders to be held at the Radisson Hotel, 135
S. Main Street, High Point, North Carolina, on May 1, 1997, at 10:00 a.m. and at any subsequent time which may be made necessary by its adjournment. This Proxy Statement and Proxy were mailed to shareholders on or about April 1, 1997.

     Only shareholders of record at the close of business on March 6, 1997, will be entitled to notice of, and to vote at the meeting. There were 7,719,567 shares of Common Stock outstanding on March 6, 1997.

     If the accompanying Proxy is properly signed and returned, the shares represented thereby will be voted. Where a choice is specified on any Proxy as to the vote on any matter to come before the meeting, the Proxy will be voted in accordance with such specification. If no choice is specified in a Proxy that is properly executed and returned, the Proxy will be voted FOR the nominees for directors named herein and FOR Items 2 and 3 of the accompanying Notice. Any shareholder giving the solicited Proxy may revoke it at any time before it is exercised, and any shareholder who has executed a Proxy and attends the meeting may elect to vote in person rather than by proxy. The Proxy may be revoked by the shareholder filing with the Secretary of the Company either a written instrument of revocation or a duly executed proxy bearing a later date.

                               VOTING SECURITIES

     The laws of North Carolina under which the Company is incorporated provide that each shareholder present or represented and entitled to vote on a matter at the meeting or any adjournment thereof, including with respect to the election of directors, will be entitled to one vote on such matter for each share held by him at the close of business on the record date. Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the numbers of votes cast with respect to any voting matter, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Set forth in the table below are all persons known by management to own beneficially five percent or more of the Company's outstanding Common Stock as of December 31, 1996, except for Mr. Allen whose beneficial ownership has been determined as of March 6, 1997. The persons have sole voting and investment power except as noted:

                                                                                                   PERCENTAGE OF
                                                                              NUMBER OF SHARES      OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                                         BENEFICIALLY OWNED       SHARES
FLB Investment Advisory Services, Inc.....................................         836,496(1)           10.8%
5400 University Avenue
West Des Moines, IA 50266
Richard R. Allen..........................................................         787,611(2)           10.2%
2815 Lake Forest Drive
Greensboro, NC 27408
Pioneering Management Corporation.........................................         770,398(3)           10.0%
60 State Street
Boston, MA 02109
Dimensional Fund Advisors, Inc............................................         391,791(4)            5.1%
1299 Ocean Venue, 11th Floor
Santa Monica, CA 90401

(1) All such shares are held on behalf of various investment advisory clients of FLB Investment Advisory Services, Inc. ("FLB"), which have the right to receive or the power to direct receipt of dividends from or the proceeds from a sale of the shares. FLB has the sole power to vote and dispose of the shares.

(2) Does not include 13,334 shares owned by Mr. Allen's wife, 7,787 shares held in trust for an adult daughter, and 7,653 shares held by an adult daughter, as to all such shares Mr. Allen disclaims beneficial ownership. Includes currently exercisable options as to 100 shares.

(3) Pioneering Management Corporation is an investment advisor that holds sole voting power over the shares but has shared disposition power.

(4) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 391,791 shares of the Company stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

     The following table shows the number of shares of the Company's Common Stock beneficially owned at March 6, 1997 by each director and each nominee for election to the Board of Directors of the Company and all named executive officers of the Company in addition to Mr. Richard R. Allen named in the table above who is a director. Also shown is information as to the beneficial ownership of all directors and executive officers as a group. The persons have sole voting and investment power except as noted:

                                                                                           PERCENTAGE OF
                                                                    NUMBER OF SHARES        OUTSTANDING
NAME                                                               BENEFICIALLY OWNED         SHARES
William B. Cash(1)............................................              7,334                 --(13)
Kenneth E. Church.............................................             28,694(2)              --(13)
James H. Corrigan, Jr.........................................              8,534(3)              --(13)
William S. Creekmuir..........................................             22,607(4)              --(13)
Charles R. Eitel..............................................                -0-                 --
O. William Fenn, Jr...........................................            318,273(5)             4.1%
Michael P. Haley..............................................             19,311(6)              --(13)
Don A. Hunziker...............................................            238,461(7)             3.1%
Thomas F. Keller..............................................              7,768(8)              --(13)
Zenon S. Nie..................................................                -0-                 --
Donald L. Mitchell............................................             14,767(9)              --(13)
L. Glenn Orr, Jr..............................................              1,100(10)             --(13)
Fred L. Schuermann, Jr........................................             41,900(11)             --(13)
All executive officers and directors as a group
  (12 persons)................................................          1,496,360(1)(12)        19.1%

 (1) Includes currently exercisable options as to 2,001 shares. Excludes 441 shares owned by Mr. Cash's wife, as to such shares Mr. Cash disclaims beneficial ownership. Mr. Cash is retiring from the Board of Directors at the 1997 Annual Meeting and will not be standing for re-election. Mr. Cash's beneficial ownership is included in the group total.

 (2) Includes currently exercisable options as to 21,589 shares and 3,049 shares of restricted stock.

 (3) Includes 76 shares owned jointly by Mr. and Mrs. Corrigan and currently exercisable options as to 2,001 shares.

 (4) Includes currently exercisable options as to 19,691 shares and 2,549 shares of restricted stock.

 (5) Does not include 8,889 shares held by Mr. Fenn's wife, as to such shares Mr. Fenn disclaims beneficial ownership. Includes currently exercisable options as to 500 shares.

 (6) Includes currently exercisable options as to 16,877 shares and 2,434 shares of restricted stock.

 (7) Does not include 19,556 shares held by Mr. Hunziker's wife, as to such shares Mr. Hunziker disclaims beneficial ownership. Includes currently exercisable options as to 500 shares.

 (8) Includes currently exercisable options as to 2,001 shares.

 (9) Includes currently exercisable options as to 14,767 shares.

(10) Includes currently exercisable options as to 100 shares.

(11) Includes currently exercisable options as to 34,051 shares and 5,550 shares of restricted stock.

(12) Includes currently exercisable options as to 114,178 shares and 13,582 shares of restricted stock.

(13) Less than 1%.

                       NOMINEES FOR ELECTION OF DIRECTORS
               (PROPOSAL NUMBERED (1) IN THE ACCOMPANYING NOTICE)

     At the 1997 Annual Meeting, nine directors will be elected to hold office until the 1998 Annual Meeting or until their successors have been elected and qualified. It is proposed to nominate the nine persons listed below with brief statements of their principal occupations and other biographical information. All of the nominees except for Charles R. Eitel and Zenon S. Nie are current directors. It is intended that the Proxyholders named in the Proxy will vote for the persons listed in the table below. Should any nominee named become unable to serve as a director, the shares represented by valid proxies will be voted for the election of such other person as the Board of Directors may recommend in his place, or the Board may recommend the nomination of only the remaining nominees.

                                                 DIRECTOR         BUSINESS EXPERIENCE DURING PAST FIVE YEARS, DIRECTORSHIPS
NAME                                    AGE       SINCE                   IN PUBLIC COMPANIES AND FAMILY RELATIONS
Richard R. Allen....................       56      1981     Chairman of the Board of Directors since October 1991; Chief
                                                              Executive Officer from October 1991 to December 1995; President from October 1991 to January 1995; Vice Chairman of the Board of
                                                              Directors from January 1990 to October 1991; currently chairman of the board of Lighthouse Financial Corporation and Pinnacle Capital
                                                              Corporation.
James H. Corrigan, Jr.(1)(3)........       71      1984     Director of Mebane Packaging Group, Inc. since 1980 and chairman, president and chief executive officer from 1980 to 1995; currently a director of Old North State Bank and Norelli & Company
Charles R. Eitel....................       47    Nominee    President and Chief Operating Officer of Interface, Inc. since
                                                              February 1997; Executive Vice President of Interface, Inc. from
                                                              1994 to February 1997; president and chief executive officer of the
                                                              Floorcoverings Group of Interface, Inc. from 1993 to February 1997;
                                                              president of Collins & Aikman Floorcoverings from 1987 to 1993;
                                                              currently a director of Interface, Inc. and Weeks Corporation.
O. William Fenn, Jr.(1).............       70      1982     Vice Chairman of the Board of Directors from January 1990 to March
                                                              1992; chairman of North Carolina Home Furnishings Export Council,
                                                              N.C. Department of Commerce; currently a director of the American
                                                              Furniture Hall of Fame and Southern National Corporation.
Don A. Hunziker(1)..................       69      1981     Chairman Emeritus of the Board of Directors from October 1991 to
                                                              September 1992; Chairman of the Board of Directors and Chief
                                                              Executive Officer of the Company from 1982 to October 1991.
Thomas F. Keller(2)(3)..............       65      1983     Currently R. J. Reynolds Professor and former Dean Fuqua School of
                                                              Business, Duke University, from 1974 to 1996; currently a director of Hatteras Income Securities, Inc., Nations Funds, Inc., Nations
                                                              Funds Trust, Nations Government Income Term Trust, 2003, Inc.,
                                                              Nations Government Income Term Trust, 2004, Inc., Nations Balanced
                                                              Target Maturity Trust, American Business Products, Wendy's
                                                              International, Inc., Mentor Series Trust, DIMON Inc., and Biogen,
                                                              Inc.
Zenon S. Nie........................       46    Nominee    Chairman of the Board since January 1994 and Chief Executive Officer since November 1993 of Simmons Company; president of the Consumer
                                                              Home Fashions Division of The Bibb Company from October 1991 to
                                                              November 1993; currently trustee and member of the executive committee of the Board of Trustees of the International Sleep
                                                              Products Association.
L. Glenn Orr, Jr.(2)(3).............       56      1996     President and chief executive officer of Orr Management Company since
                                                              February 1995; chairman emeritus of Southern National Corporation since February 1995; chairman, president and chief executive officer of Southern National Corporation from October 1990 to
                                                              February 1995; currently a director of Highwoods Properties, Inc.,
                                                              Southern National Corporation, Polymer Group, Inc. and Pleasants
                                                              Hardware Company, Inc.

Fred L. Schuermann, Jr..............       51      1991     President and Chief Executive Officer since January 1996; President and Chief Operating Officer from January 1995 to January 1996;
                                                              Executive Vice President from October 1991 to January 1995; Chief
                                                              Financial Officer, Secretary and Treasurer from January 1990 to
                                                              July 1992; Senior Vice President from January 1990 to October 1991.

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Corporate Governance Committee

     In addition to Fred L. Schuermann, Jr., listed above under "Nominees for Election of Directors," the Company currently has the following executive officers:

NAME                                                          AGE                         POSITIONS HELD
Kenneth E. Church..........................................   45    Executive Vice President of the Company and president of
                                                                      the Company's Upholstery Group since January 1996; vice
                                                                      president of the Company from April 1994 to January 1996;
                                                                      president of Clayton-Marcus Company, Inc., a subsidiary
                                                                      of the Company, since February 1991.
William S. Creekmuir.......................................   41    Executive Vice President of the Company since January 1996 and Chief Financial Officer, Secretary and Treasurer
                                                                      since July 1992; Senior Vice President from July 1992 to
                                                                      December 1995; partner with KPMG Peat Marwick from July
                                                                      1987 to July 1992; currently a director of Brown Jordan
                                                                      International, Inc. and the American Furniture
                                                                      Manufacturers Association -- Finance Division and chair
                                                                      elect of the Advisory Council to the John A. Walker
                                                                      College of Business at Appalachian State University.
Michael P. Haley...........................................   46    Executive Vice President of the Company since March 1996;
                                                                      president of American Furniture Company, Incorporated and
                                                                      LADD Contract Sales Corporation, subsidiaries of the
                                                                      Company, since May 1994; president and chief executive
                                                                      officer of Lowenstein Furniture Group from November 1988
                                                                      to May 1994.
Donald L. Mitchell.........................................   52    Executive Vice President of the Company and president of
                                                                      the Company's Casegoods Group since January 1996;
                                                                      president of Universal Furniture, Inc. from 1992 to 1995.

     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 28, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were met except with respect to Mr. Church. Due to a clerical error, Kenneth E. Church overreported the number of shares he beneficially owns. The correct number of shares was reported on a subsequent report on Form 3.

              EXECUTIVE CASH COMPENSATION AND RELATED INFORMATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions on compensation of the Company's executives generally are made by the three-member Compensation Committee of the Board. Each member of the Compensation Committee is a non-employee director. Recommendations on compensation for the Company's Senior Executives (as defined below) are made to the Compensation Committee by the Chief Executive Officer. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board, except for decisions about awards under the Company's incentive stock option plan, which must be made solely by the Committee in order for the grants under such plan to satisfy Exchange Act Rule 16b-3. Set forth below is a report prepared by Messrs. Cash and Orr and Dr. Keller in their capacity as the Board's Compensation Committee addressing the Company's compensation policies for 1996 as they affected Mr. Fred L. Schuermann, Jr., President and Chief Executive Officer, and Messrs. Church, Creekmuir, Haley and Mitchell, the four executive officers other than Mr. Schuermann who, for 1996, were the Company's most highly paid executive officers (collectively with Mr. Schuermann, the "Senior Executives"). Messrs. Church, Haley and Mitchell first became executive officers of the Company in 1996.

     The following report describes the Company's compensation plans and policies as they existed and were applied during 1996. The compensation plans of the Company were adjusted for 1996 by the Compensation Committee following consultations with Mr. Schuermann to provide for replacement of grants of restricted stock with an increased emphasis on the granting of stock options in order to provide further incentives to executives to increase shareholder value.

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS

     The Compensation Committee's executive policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. In that regard, the Compensation Committee has adopted, as revised in 1996, the following Policy on Executive
Compensation:

          IT SHALL BE THE POLICY OF LADD FURNITURE, INC. TO MAINTAIN AN EXECUTIVE COMPENSATION PROGRAM THAT WILL:

          (BULLET) SUPPORT A PAY-FOR-PERFORMANCE POLICY THAT DIFFERENTIATES THE
                   AMOUNT OF COMPENSATION ON THE BASIS OF CORPORATE, BUSINESS UNIT AND INDIVIDUAL PERFORMANCE;

          (BULLET) MOTIVATE SENIOR OFFICERS TO ACHIEVE STRATEGIC BUSINESS
                   INITIATIVES AND GOALS AND REWARD THEM FOR THEIR ACHIEVEMENT;

          (BULLET) PROVIDE COMPENSATION OPPORTUNITIES WHICH ARE COMPARABLE TO
                   THOSE OFFERED BY OTHER LEADING COMPANIES, THUS ALLOWING THE COMPANY TO COMPETE FOR AND RETAIN TALENTED EXECUTIVES WHO ARE CRITICAL TO THE COMPANY'S LONG-TERM SUCCESS; AND

          (BULLET) ALIGN THE INTERESTS OF EXECUTIVES WITH THE LONG-TERM
                   INTERESTS OF SHAREHOLDERS THROUGH AWARD OPPORTUNITIES THAT CAN RESULT IN OWNERSHIP OF LADD COMMON STOCK.

        THE LADD EXECUTIVE COMPENSATION PROGRAM SHALL BE COMPRISED OF BASE SALARY, ANNUAL CASH INCENTIVE OPPORTUNITIES, LONG-TERM INCENTIVE OPPORTUNITIES IN THE FORM OF STOCK OPTIONS, LADD COMMON STOCK AND CASH INCENTIVES, AND OTHER BENEFITS TYPICALLY OFFERED TO EXECUTIVES BY MAJOR CORPORATIONS.

          AS AN EXECUTIVE'S LEVEL OF RESPONSIBILITY INCREASES, A GREATER PORTION OF HIS OR HER POTENTIAL TOTAL COMPENSATION OPPORTUNITY SHALL BE BASED ON PERFORMANCE INCENTIVES AND LESS ON SALARY AND EMPLOYEE BENEFITS, CAUSING GREATER VARIABILITY IN THE INDIVIDUAL'S ABSOLUTE COMPENSATION LEVEL FROM YEAR-TO-YEAR. IN ADDITION, THE HIGHER ONE RISES IN THE LADD FURNITURE ORGANIZATION, THE GREATER THE COMPENSATION MIX SHIFTS TO RELY ON THE VALUE OF LADD'S COMMON STOCK THROUGH STOCK-BASED AWARDS.

SUMMARY OF INCENTIVE COMPENSATION PLANS

     While not required by the SEC disclosure rules, the Compensation Committee believes a brief description of each of the Company's incentive compensation plans as applicable for years 1994 through 1996 will enable shareholders to understand better the information presented below.

     MANAGEMENT INCENTIVE PLAN. The Company maintains a Management Incentive Plan designed to compensate officers and key managers for accomplishment of divisional, Group (Casegoods, Upholstery, and Contract Sales), and Company annual profit plans, subject to achieving certain specified earnings levels and the participant achieving specific individual performance objectives. All amounts earned for fiscal 1994, 1995 and 1996 by the Senior Executives have been included in the "Bonus" column in the Summary Compensation Table. For fiscal 1997, depending upon an individual's assigned incentive category, participants can earn incentive compensation payments up to a maximum of 10% to 100% of their annual salaries. Payments under the plan, if any, will be made following completion of the annual audit and after evaluation of the Company's (including separate business units) and participants' performances. The awards will be paid in cash.

     LONG-TERM INCENTIVE PLAN. The Company's Long-Term Incentive Plan ("LTIP") has been designed to compensate officers for accomplishment of divisional, Group, and Company long-range (three-year) objectives. The objectives for the 1994-1996 plan (the "1994 LTIP") and the 1995-1997 plan ("1995 LTIP") consisted of specified levels of return on average shareholders' equity ("ROE"), return on average divisional invested capital ("ROIC"), and sales growth. Reflecting the Compensation Committee's decision to place an increased emphasis on tying incentive compensation to Company profitability and stock performance, the objective for the 1996-1998 plan (the "1996 LTIP") was specified levels of aggregate earnings per share for 1997 and 1998. Grants under the 1994 LTIP and 1995 LTIP consisted of performance units, incentive stock option grants and issuance of restricted stock. Grants under the 1996 LTIP consisted of performance units and incentive stock options. Payout of the performance units in the 1994 LTIP and 1995 LTIP, if any, were designated to be made in cash. Payouts under the 1996 LTIP, if any, will be made in the form of 50% cash and 50% issuance of the Company's Common Stock, consistent with the Compensation Committee's desire to emphasize overall Company profitability and stock performance.

     Issuances of stock options under the LTIPs were made pursuant to the Company's incentive stock option plan, which is further described below. The issuance of restricted stock under the 1994 LTIP and 1995 LTIP were made pursuant to restricted stock agreements which provide that if the employee should cease to be employed by the Company for any reason other than death or disability or ceases to be employed by the Company in an appropriate executive capacity prior to five years from the date of the agreement, the Company may repurchase the shares for $.30 per share. The employee may not sell, assign, or transfer the shares in any way (except to a spouse or a child, and then the shares are still subject to the Company's right of repurchase) so long as the shares are subject to the Company's right of repurchase.

     Set forth below is a summary of the performance objectives, award opportunities, valuation of performance units, form of payout and the weighting of the performance objectives under the 1994, 1995, and 1996 LTIPs.

                        LONG-TERM INCENTIVE PLAN SUMMARY

                                                                                 1994 LTIP           1995 LTIP
                                                                                (1994-1996)         (1995-1997)
Types of awards (% of beginning base salary)
  Incentive stock options..................................................    12.5%-30.0%          12.5%-30.0%
  Restricted stock awards..................................................    12.5%-18.8%          12.5%-18.8%
  Performance units........................................................    18.7%-25.0%          18.7%-25.0%
     Payout maximum........................................................    28.1%-37.5%          28.1%-37.5%
     Unit payout method....................................................         Cash                Cash
Weighting of performance objectives
  ROE or ROIC..............................................................         55%                 55%
  Sales growth.............................................................         45%                 45%
  Earnings per share.......................................................         N/A                 N/A

                                                                                 1996 LTIP
                                                                                (1996-1998)
Types of awards (% of beginning base salary)
  Incentive stock options..................................................     25.0%-40.0%
  Restricted stock awards..................................................         N/A
  Performance units........................................................        25.0%
     Payout maximum........................................................        37.5%
     Unit payout method....................................................      50% Cash/
                                                                                 50% Stock
Weighting of performance objectives
  ROE or ROIC..............................................................         N/A
  Sales growth.............................................................         N/A
  Earnings per share.......................................................        100%

     Cash incentive payments for the 1994, 1995 and 1996 LTIPs are included in the "LTIP Payout" column in the Summary Compensation Table. All issuances of restricted stock and stock options to the Senior Executives during 1994, 1995 and 1996 have been shown under the "Restricted Stock Award" and "Option" columns in the Summary Compensation Table. Awards in 1996 with respect to the performance units (cash portion) of the 1996 LTIP to the Senior Executives are shown in the Long-Term Incentive Plan -- Awards in 1996 Table.

     SPECIAL INCENTIVE COMPENSATION. In addition to the Management Incentive Plan and the Long-Term Incentive Plans, from time to time the Compensation Committee may provide for special incentive compensation arrangements to compensate executives, including Senior Executives, for unique circumstances and performance not captured by the Company's established compensation plans. In this regard, in 1996, Donald L. Mitchell was awarded a special, one-time bonus of $165,000 in connection with his recruitment as a senior executive of the Company. The payment of this bonus is reflected in the "All Other Compensation" column of the Summary Compensation Table. In addition, Mr. Mitchell's 1996 arrangement included a minimum bonus of $50,000 for addressing turnaround issues of the Company's Casegoods Group. The payment of this bonus is reflected in the "Bonus" column of the Summary Compensation Table.

     In 1996, the Compensation Committee, consistent with the increased emphasis on tying incentive compensation for Senior Executives to increased shareholder value, made one-time grants of non-qualified stock options to the Senior Executives in the following amounts: Schuermann (75,000); Church (50,000); Creekmuir (50,000); Haley (50,000); and Mitchell (50,000). The grant of these options, as well as the grant of options under the 1996 LTIP, are shown in the "Option" column in the Summary Compensation Table.

     1994 INCENTIVE STOCK OPTION PLAN. On February 24, 1994, the Company adopted the LADD Furniture, Inc. 1994 Incentive Stock Option Plan (the "Plan"). Pursuant to the Plan, 800,000 shares (as adjusted for the one-for-three reverse stock split in 1995 and by amendment of the Plan in 1996) of the Company's Common Stock have been reserved for the issuance of stock options under the Plan. Incentive stock options are issued by the Administrative Committee of the Plan (the Compensation Committee of the Board of Directors) at current fair market prices (based upon the closing price of the Company's Common Stock on the Nasdaq stock market on the date of grant). Only key employees (as determined by the Administrative Committee) are eligible to receive options. The Committee does not consider a participant's current stock ownership or prior stock option or restricted stock grants when making new stock option grants. The Committee has considered in the past, however, beneficial ownership of Company Common Stock when setting the price of incentive stock options for any optionees who own more than 10% of the Company's Common Stock. For these individuals, the option price is 110% of fair market value on the date of grant. The Plan also currently provides for the granting of nonqualified stock options as to 667 shares of the Company's Common Stock to non-employee directors of the Company upon their initial election to the Board and additional nonqualified stock options as to 500 shares each year thereafter so long as the non-employee director remains eligible under the terms of the Plan. As discussed in more detail in the section of this Proxy Statement entitled "Approval of Amendment of LADD Furniture, Inc. 1994 Incentive Stock Option Plan," it is proposed that the initial grants and subsequent annual grants to non-employee directors of the Company be increased to 2,000 shares in each instance. The Plan also provides for the granting of nonqualified stock options to eligible employees at option prices less than fair market value. Options granted under the Plan are typically for a term of ten years, first becoming exercisable in 25% increments over a four-year period beginning one year after the date of grant.

RELATIONSHIP OF COMPANY PERFORMANCE TO SENIOR EXECUTIVE 1996 COMPENSATION

     Compensation paid to the Company's executive officers in 1996, as reflected in the following tables as to the Senior Executives, consisted of the following elements: base salary, annual bonus payout under the 1996 Management Incentive Plan, long-term bonus payout for 1996 under the 1994 LTIP, special incentive compensation, and various payments associated with employee benefits provided to Senior Executives. The Compensation Committee's emphasis on tying pay to performance criteria is demonstrated by the fact that 93.5% of all performance-based compensation paid to Senior Executives for 1994, 1995 and 1996, in the aggregate for that three-year period, were made to Messrs. Church and Haley reflecting the performance of their respective operating units being above the performance objectives established for them.

     The measures of performance that were utilized under the Company's compensation plans for 1996 were as follows: (1) actual versus targeted annual profit performance, (2) return on average shareholders' equity or return on average Group or divisional invested capital, both annually and over a three-year period, (3) sales growth over a three-year period, and (4) for 1996 only, aggregate earnings per share. A portion of the annual incentive opportunity was also based on specific individual performance objectives established for each Senior Executive, except for Mr. Schuermann. Subjective considerations of individual performance were considered only in establishing base salaries or other special compensation arrangements.

     ACTUAL VERSUS TARGETED PROFIT PERFORMANCE. Actual versus targeted profit performance and, with the exception of Mr. Schuermann, performance against specific individual objectives were the criteria utilized to determine the extent to which targeted annual bonuses were paid to the Company's Senior Executives. The actual versus target profit performance bonus opportunity represented 35% to 50% of the Senior Executives' beginning base salary for 1996. Target annual profits utilized for purposes of evaluating annual bonuses were based on business plans developed by the management teams of the individual operating companies and the Senior Executives and were approved by the Company's Board of Directors.

     RETURN ON AVERAGE SHAREHOLDERS' EQUITY OR INVESTED CAPITAL. Return on average shareholders' equity was an important component of the annual bonus for Messrs. Schuermann and Creekmuir. For 1996, the Company's return on average shareholders' equity was below the established bonus threshold and, therefore, there were no payouts to Messrs. Schuermann and Creekmuir based upon this performance criterion. The return on average equity target is set such that if it is achieved, the Company would be recognized as a top performer in the furniture industry. The return on average equity component of the 1996 bonus opportunity represented 50% and 35%, respectively, of Messrs. Schuermann and Creekmuir's beginning base salary for 1996 under the Management Incentive Plan.

     Return on average Group or divisional invested capital was an important component of the annual bonus for Messrs. Church, Haley and Mitchell. For 1996, the return on average Group or divisional invested capital for Messrs. Church and Haley's operating units was above the established bonus threshold and, therefore, payouts were made to each of them based upon this performance criterion. The return on average Group or divisional invested capital target is set such that if it is achieved, the operating unit would be recognized as a top performer in the furniture industry. The return on average Group or divisional invested capital component of the 1996 bonus opportunity represented 20% of Messrs. Church, Haley and Mitchell's beginning base salary for 1996 under the Management Incentive Plan.

     As discussed above, the 1994 LTIP included as a performance measurement criterion return on average shareholders equity or return on average divisional invested capital over the three-year performance cycle. With the exception of Mr. Church, no payouts based upon return on average shareholders equity or Group or divisional invested capital were made to Senior Executives because the Company's performance or the relevant operating unit's performance was below the return on average equity or invested capital target. All such payments are included in the "LTIP Payouts" column in the Summary Compensation Table. Awards with respect to the cash portion of the 1994 LTIP made with respect to 1996 to Senior Executives are shown in the Long-Term Incentive Plan Awards in 1996 Table.

     SALES GROWTH. Under the cash portion of the 1994 LTIP which was paid in 1996, Senior Executives participating in the 1994 LTIP at the beginning of the three-year performance cycle could earn incentive compensation by exceeding target goals tied to sales growth for the Company or division relative to the furniture industry as measured by the U.S. Commerce Department Furniture Growth Index. No bonuses based upon sales growth were paid for 1996 to Senior Executives with the exception of Mr. Church. All such payments are included in the "LTIP Payouts" column in the Summary Compensation Table. Awards with respect to the cash portion of the 1994 LTIP made in 1996 to Senior Executives are shown in the Long Term Incentive Plan -- Awards in 1996 Table.

     INDIVIDUAL PERFORMANCE OBJECTIVES. Under the 1996 Management Incentive Plan, a bonus opportunity of 10% of beginning base salary was also based on specific individual performance objectives ("IPOs") established for each Senior Executive, with the exception of Mr. Schuermann. Mr. Schuermann's incentive compensation under the Management Incentive Plan was based entirely upon attaining profitability and return on average shareholders' equity objectives. At the beginning of each year, IPOs specific to each Senior Executives' areas of responsibility are established in consultation with the Chief Executive Officer. Such IPOs may include sales growth, cost control, balance sheet management, and quality improvement. The Senior Executives' satisfaction of their respective IPOs during 1996 was evaluated by Mr. Schuermann and were approved by the Compensation Committee. Messrs. Church and Haley received IPO payouts in 1996. Messrs. Creekmuir and Mitchell did not receive IPO payouts because the Company's and the Casegoods Group's overall performance did not meet the Plan's requirements. All such payments are included in the "Bonus" Column in the Summary Compensation Table.

     OTHER COMPENSATION PLANS AND ARRANGEMENTS. At various times in the past, the Company has adopted certain broad-based employee benefit plans in which Senior Executives, once eligible, have been permitted to participate and has adopted certain executive officer retirement, life and health insurance plans. The benefits under these plans are not directly or indirectly tied to an operating unit's performance. Payments to Senior Executives in 1996 under special compensation arrangements are discussed in the preceding section, "Special Incentive Compensation" of the Summary of Incentive Compensation.

CHIEF EXECUTIVE OFFICER'S 1996 COMPENSATION

     Mr. Fred L. Schuermann, Jr., President and Chief Executive Officer, was eligible to participate in the same executive compensation plans available to other Senior Executives. The Compensation Committee's general approach to setting Mr. Schuermann's target annual compensation was to seek to be competitive with other companies in the furniture industry, but have a large percentage of his target compensation based upon objective short-term and long-term performance criteria. While this may result in some fluctuations in the actual level of Mr. Schuermann's annual compensation, the Compensation Committee believes its objectives appropriately motivate the Company's chief executive officer toward clearly defined long-term goals, while acknowledging the importance to the chief executive officer of his having some certainty in the level of his compensation through its non-performance based elements. Mr. Schuermann's base salary was designed to be competitive with base salaries paid other chief executive officers of public companies in the furniture industry and other corporations of similar size.

     In January 1996, the Compensation Committee established Mr. Schuermann's target annual bonus for 1996 after giving consideration to the Company's performance in 1995, the then present furniture manufacturing and retail sales environment, as well as emphasis which the Compensation Committee places on compensation being paid under the long-term incentive arrangements provided by the Long-Term Incentive Plan. Fifty percent of Mr. Schuermann's incentive opportunity under the annual bonus program was based upon net profit performance and the other 50% was based upon return on average shareholders' equity of the Company -- both based upon incentive target ranges. In 1996, Mr. Schuermann did not qualify for a bonus under the annual bonus program as the Company did not satisfy either of the performance criteria.

     In the first quarter of 1996, the Compensation Committee established target payout levels and target performance levels for the 1996 through 1998 performance cycle under the 1996 LTIP following a review of Mr. Schuermann's pay relative to others in similar corporations, expected trends in executive pay, and the Company's performance goals. The performance criterion utilized by the Committee for Mr. Schuermann under the 1996 LTIP -- aggregate earnings per share for 1997 and 1998 -- was designed to reinforce the Committee's increased emphasis on tying incentive compensation to increases in shareholder value. The Compensation Committee believes that Company performance at performance objective levels will indicate that the Company is an industry leader.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:

         William B. Cash        Thomas F. Keller        L. Glenn Orr, Jr.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The Summary Compensation Table below indicates the Cash Compensation paid by the Company, as well as other compensation paid or accrued to the Senior Executives at the end of fiscal 1996 for services rendered in all capacities during fiscal years 1996, 1995, and 1994, respectively.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM COMPENSATION
                                                  ANNUAL COMPENSATION                               AWARDS                  PAYOUTS
                                                                          OTHER         RESTRICTED           SECURITIES
                                                                          ANNUAL        STOCK                UNDERLYING     LTIP
                                             SALARY       BONUS        COMPENSATION     AWARD(S)             OPTIONS       PAYOUTS
NAME AND PRINCIPAL POSITION        YEAR       ($)          ($)            ($)(1)        ($)(2)               (#)           ($)
Fred L. Schuermann, Jr.            1996     $320,000     $ -0-        $-0-              $-0-                 85,560        $ -0-
  President and Chief Executive    1995      259,583       -0-         -0-              46,844               4,838          13,230
             Officer               1994      235,000       -0-         -0-              43,738               7,350           -0-
Kenneth E. Church                  1996     $250,000     $200,160     $-0-              $-0-                 58,250        $75,000
  Executive Vice President         1995      210,000      168,140      -0-              25,153               1,628          72,480
                                   1994      200,000      160,000      -0-              24,770               4,168           -0-
William S. Creekmuir               1996     $225,000     $ -0-        $-0-              $-0-                 57,420        $ -0-
  Executive Vice President,        1995      183,083       -0-         -0-              22,155               1,434          11,830
  Chief Financial Officer,         1994      161,250       -0-         -0-              19,364               3,986           -0-
  Secretary and Treasurer
Michael P. Haley                   1996     $225,000     $168,750     $-0-              $-0-                 54,640        $ -0-
  Executive Vice President         1995      190,833      130,845      -0-              22,155               1,434           -0-
                                   1994      113,523      100,000      -0-              21,450               3,334           -0-
Donald L. Mitchell(4)              1996     $275,000     $ 50,000     $-0-              $-0-                 59,070        $ -0-
  Executive Vice President

                                 ALL
                                 OTHER
                                 COMPENSATION
NAME AND PRINCIPAL POSITION      ($)(3)
Fred L. Schuermann, Jr.          $520
  President and Chief Executive  1,200
             Officer             896
Kenneth E. Church                $4,404
  Executive Vice President       4,014
                                 3,901
William S. Creekmuir             $1,430
  Executive Vice President,      2,706
  Chief Financial Officer,       2,553
  Secretary and Treasurer
Michael P. Haley                 $451
  Executive Vice President       905
                                 149
Donald L. Mitchell(4)            $165,508
  Executive Vice President

(1) Perquisites and other personal benefits paid to each of the named executive officers were less than 10% of the total of their respective annual salary and bonus in each of 1994, 1995, and 1996.

(2) Dividends are paid on restricted stock awards at the same rate as paid to all shareholders. See the discussion under "Long-Term Incentive Plan" included in the preceding Compensation Committee Report on Executive Compensation for the general terms and conditions of the restricted stock grants. On December 28, 1996, the above named executive officers held the number of restricted shares having a then current market value as follows:
    Schuermann (5,550/$82,279); Church (3,049/$45,201); Creekmuir
    (2,549/$37,789); Haley (2,434/$36,084) and Mitchell (-0-/$-0-).

(3) The Company has made a $400 annual contribution on behalf of each of the named executives to match pre-tax elective deferral contributions (included under Salary) made by each under the Company's 401(k) Savings Plan for Salaried Employees. Mr. Church's totals include payment of medical insurance premiums of $3,199, $3,086, and $2,993 in 1996, 1995 and 1994, respectively.
    Mr. Creekmuir's totals include $2,000 of director fees for subsidiary corporations in 1994 and 1995 and $1,000 in 1996. Mr. Mitchell's total includes a $165,000 special incentive bonus upon joining the

    Company in 1996. The balance of each of the named executive officer's "all other compensation" represents premiums paid by the Company on group term life insurance. The Company provides this benefit for most salaried employees.

(4) Mr. Mitchell became employed by the Company on January 1, 1996.

STOCK OPTIONS

     The following table sets forth information with regard to grants of stock options during the fiscal year ended December 28, 1996, to each of the named Senior Executives. All such grants were made under the Company's 1994 Incentive Stock Option Plan. Additionally, the values assigned to each reported option are shown assuming five percent and ten percent compounded annual growth rates in the market value of the Company's Common Stock. In assessing these values it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, its ultimate value will be dependent on the market value of the Company's stock at a future date.

                          STOCK OPTION GRANTS IN 1996

                                                                                                                     POTENTIAL
                                                                                                                     REALIZABLE
                                                                            INDIVIDUAL GRANTS                        VALUE AT
                                                                                   %                                 ASSUMED
                                                                                   OF                                 ANNUAL
                                                                                   TOTAL                             RATES OF
                                                                                   OPTIONS                            STOCK
                                                                   NUMBER          GRANTED                            PRICE
                                                                   OF              TO            EXERCISE            APPRECIATION
                                                                   SECURITIES      EMPLOYEES     OR                    FOR
                                                                   UNDERLYING      IN            BASE                 OPTION
                                                                   OPTIONS         FISCAL        PRICE EXPIRATION    TERM(3)
NAME                                                               (#)(1)          YEAR(2)       ($/SH) DATE          5%($)
Fred L. Schuermann, Jr................................             75,000*         19.3%         $12.00 3/01/06      $566,250
                                                                   2,760*                        12.00 3/04/06         20,838
                                                                   7,800                         12.00 3/04/06         58,890
Kenneth E. Church.....................................             50,000*         13.2%         12.00 3/01/06        377,500
                                                                   8,250                         12.00 3/04/06         62,228
William S. Creekmuir..................................             50,000*         13.0%         12.00 3/01/06        377,500
                                                                   7,420                         12.00 3/04/06         56,021
Michael P. Haley......................................             50,000*         12.3%         12.00 3/01/06        377,500
                                                                   4,640                         12.00 3/04/06         35,032
Donald L. Mitchell....................................             50,000*         13.3%         12.00 3/01/06        377,500
                                                                   9,070                         12.00 3/04/06         68,479


NAME                                                      10%($)
Fred L. Schuermann, Jr................................  $1,434,000
                                                            52,771
                                                           149,136
Kenneth E. Church.....................................     956,000
                                                           157,740
William S. Creekmuir..................................     956,000
                                                           141,870
Michael P. Haley......................................     956,000
                                                            88,717
Donald L. Mitchell....................................     956,000
                                                           173,418

 * Nonqualified stock options

(1) The options are for a term of ten years first becoming exercisable in 25% increments over a four-year period beginning one year after the date of grant.

(2) In fiscal 1996, 442,510 options were granted to all employees as a group. The percentage shown is for the aggregate of all options granted to the optionee in 1996 of all options granted to all employees as a group during the year.

(3) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

     The following table sets forth information with regard to exercises of stock options during the fiscal year ended December 28, 1996, by each of the named Senior Executives and the 1996 fiscal year end value of all unexercised options held by such individuals.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1996
                       AND FISCAL YEAR END OPTION VALUES

                                                                          NUMBER OF
                                                                          SECURITIES                       VALUE OF
                                                                         UNDERLYING                      UNEXERCISED
                                                                         UNEXERCISED                     IN-THE-MONEY
                                            SHARES                        OPTIONS AT                      OPTIONS AT
                                         ACQUIRED ON       VALUE          FY-END(#)                      FY-END($)(1)
NAME                                     EXERCISE(#)    REALIZED($)   EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
Fred L. Schuermann, Jr................       -0-            -0-       10,447          93,281           $-0-           $267,375
Kenneth E. Church.....................       -0-            -0-       6,245           61,702           -0-            182,031
William S. Creekmuir..................       -0-            -0-       4,698           60,605           -0-            179,438
Michael P. Haley......................       -0-            -0-       2,858           58,217           -0-            170,750
Donald L. Mitchell....................       -0-            -0-       -0-             59,070           -0-            184,594

(1) Closing price of Company Common Stock at December 28, 1996 was $15.13.

                   LONG TERM INCENTIVE PLAN -- AWARDS IN 1996

     In February 1996, the Compensation Committee made awards to the Senior Executives with respect to the cash portion of the Company's 1996 LTIP for the 1996-1998 performance cycle, and such awards are shown in the following table. All issuances of incentive stock options to the Senior Executives during 1996 pursuant to the 1996 LTIP are shown under the "Securities Underlying Options" column in the Summary Compensation Table.

                                                                                                          ESTIMATED FUTURE PAYOUTS
                                                                                                               UNDER NON-STOCK
                                                   NUMBER OF SHARES,    PERFORMANCE PERIOD OR                 PRICE-BASED PLANS
                                                     UNITS OR OTHER       OTHER PERIOD UNTIL              THRESHOLD TARGET MAXIMUM
NAME                                                     RIGHTS         MATURATION OR PAYMENT             $        $          $
Fred L. Schuermann, Jr..........................      800.0 units             1996-1998                   $40,000 $80,000  $120,000
Kenneth E. Church...............................      625.0 units             1996-1998                   31,250  62,500     93,750
William S. Creekmuir............................      562.5 units             1996-1998                   28,125  56,250     84,375
Michael P. Haley................................      562.5 units             1996-1998                   28,125  56,250     84,375
Donald L. Mitchell..............................      687.5 units             1996-1998                   34,375  68,250    103,125

                             DEFINED BENEFIT PLANS

RETIREMENT PLAN FOR EMPLOYEES OF LADD FURNITURE, INC.

     The Retirement Plan for Employees of LADD Furniture, Inc. (the "Retirement Plan") covers eligible employees who receive compensation from the Company and certain subsidiaries on an hourly and salaried basis. The Retirement Plan was amended on December 13, 1996 to provide that no additional benefits would accrue under the Retirement Plan after December 31, 1996. The Retirement Plan will be terminated effective March 31, 1997 upon receipt of required regulatory approvals. Participants will be given the option of receiving the benefits they have accrued under the Retirement Plan as of December 31, 1996 in the form of a deferred annuity or in the form of a lump sum cash distribution equal in amount to the present value of the participant's accrued benefit. The formula for computing benefits to be paid out of the Retirement Plan is based on average final compensation and years of service.

     The years of credited service as of December 28, 1996, and the estimated accrued benefit under the Retirement Plan for each of Messrs. Schuermann, Church, Creekmuir and Haley (Mr. Mitchell is not a participant in the Retirement
Plan) are as follows:

                                                                            YEARS            ESTIMATED
                                                                            OF               ACCRUED
OFFICER/DIRECTOR                                                            SERVICE*         BENEFIT
Fred L. Schuermann, Jr.......................................               9.00             $64,036
Kenneth E. Church............................................               11.92            45,689
William S. Creekmuir.........................................               4.50             13,859
Michael P. Haley.............................................               2.67             10,544

* Due to the Retirement Plan being terminated, each participant's Years of Service and average final compensation was fixed as of December 31, 1996, and will not be increased thereafter. Maximum compensation for any participant taken into account is fixed by law and was $150,000 in 1996. The estimated accrued benefit in the foregoing table assumes retirement on December 28, 1996.

NONQUALIFIED SUPPLEMENTAL RETIREMENT PLAN

     Effective January 1, 1990, the Company established a nonqualified supplemental retirement plan known as the LADD Furniture, Inc. Supplemental Retirement Income Plan (the "SERP") for certain of its salaried employees. The SERP has a three-fold purpose: (1) to provide "make-up" benefits to certain salaried employees whose benefits under the Salaried Plan were reduced as a result of bringing the Retirement Plan into compliance with the Tax Reform Act of 1986 ("Category One Participants"); (2) to provide supplemental retirement income for key executive officers ("Category Two Participants"); and (3) to provide the Company with the necessary flexibility for designing an effective compensation package to attract new executives ("Category Three Participants"). The SERP also provides supplemental survivor benefits for the designated beneficiary of each participant. Messrs. Schuermann, Church and Creekmuir are Category Two Participants under the SERP. Messrs. Haley and Mitchell are not current participants under the SERP.

     In conjunction with termination of the Retirement Plan, the SERP was amended effective January 1, 1997, to provide that the benefits earned under the SERP will be computed using the assumption that the Retirement Plan continues to operate. Participants in the SERP are not vested until attainment of age 55 with 10 years of service.

     The following table shows estimated annual benefits payable, after offsets for the Retirement Plan benefit and Social Security, upon retirement to Category Two Participants in the SERP at the specified remuneration in the various Years of Service classifications:

                          EXECUTIVE CASH COMPENSATION

                                                                YEARS OF SERVICE
FINAL AVERAGE COMPENSATION                     15          20          25          30          35
    $100,000.............................   $      0    $  2,633    $  7,029    $  1,425    $      0
    $200,000.............................     10,782      18,718      26,654      14,590       2,526
    $300,000.............................     35,191      50,797      66,404      52,010      37,617
    $400,000.............................     65,191      90,797     116,404     102,010      87,617
    $500,000.............................     95,191     130,797     166,404     152,010     137,617
    $600,000.............................    125,191     170,797     216,404     202,010     187,617

     The years of credited service and Average Final Compensation as of December 28, 1996 for Messrs. Schuermann, Church and Creekmuir are as follows:

                                                                         YEARS   AVERAGE
                                                                         OF      FINAL
EXECUTIVE OFFICER                                                        SERVICE COMPENSATION
Fred L. Schuermann, Jr....................................               19.58   $279,688
Kenneth E. Church.........................................               11.92   409,723
William S. Creekmuir......................................               4.50    206,171

                               OTHER COMPENSATION

COMPENSATION OF DIRECTORS

     In 1996, the Company compensated each director who was not an employee an annual fee of $14,000, plus $800 for each meeting of the Board and $400 for each committee meeting which he attended on the same day as a Board meeting or $800 for each committee meeting he attended if it was held on a day other than a day of a Board meeting. Directors were compensated $200 for telephone meetings. Effective January 1, 1997, each director who is not an employee will receive an annual fee of $16,000, plus $1,200 for each non-telephone meeting of the Board or $400 for each telephone Board meeting. Such non-employee directors shall also receive an additional meeting fee of $800 for each committee meeting attended on the same day as a Board meeting and a $1,200 fee for each committee meeting attended on a date other than a day of a Board meeting. The Chairman of the Board, if he is not an employee of the Company, shall receive an additional annual fee of $10,000. The chairman of each committee of the Board who is not an employee of the Company shall receive an additional annual fee of $2,000. Mr. Allen, Chairman of the Board, received no cash directors fees in 1996 nor will he receive any fees in 1997 under the terms of his retirement agreement. In addition to such fees, the Company reimburses each director for travel and other related expenses incurred by him in attending the meetings.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into executive employment agreements (the "Executive Agreements") with each of Messrs. Schuermann, Church, Creekmuir, Haley and Mitchell (collectively the "Executives"). The Executive Agreements (all of which are substantially similar) have an initial term of two years which is automatically extended for successive one-year periods until terminated by either party. The Executive Agreements provide that if the Executive's employment with the Company is terminated at any time during the term of the Executive Agreement for any reason other than "for cause" (as defined in the Executive Agreement), the Executive shall be entitled to receive in 24 equal monthly payments an amount equal to two times the sum of (i) his then current base salary and (ii) the average annual incentive payments to the Executive during the preceding three years, less earned income received by him during the 24-month severance period. The Executive (other than Messrs. Mitchell and Haley who are not participants in the SERP) shall also be deemed to be 100% vested with respect to the SERP.

     The Executive Agreements are intended to encourage the Executives to remain in the employ of the Company during periods of uncertainty in the event that the Company undergoes a change in control. For the purposes of the Executive Agreements, a "change in control" shall be deemed to have occurred when (i) any person, corporation, or group of associated persons, excluding affiliates of the Company, acquires a beneficial ownership of an aggregate of more than 50% of the then outstanding shares of voting stock of the Company or (ii) a merger or consolidation to which the Company is a party and where the Company is not a surviving or continuing entity has been completed. The Executive Agreements provide for the payment of severance benefits to the Executive if he terminates his employment for "Good Reason" (as such term is defined in the Executive Agreement) during the 12 months immediately preceding or following the effective date of a change in control of the Company. If the Executive terminates his employment for Good Reason, then the Company shall pay him a lump sum severance payment in an amount equal to two times the sum of (i) his then current base salary and (ii) the average annual incentive payments to the Executive during the preceding three years. Further, the Executive shall immediately become 100% vested in the SERP, all outstanding stock options shall become immediately exercisable, and all restrictions under restricted stock agreements shall be eliminated.

     The Company's 1994 Incentive Stock Option Plan also has a change in control provision similar to that discussed above. In the event of a change of control, all stock option grants become immediately exercisable for all option holders, including the Executives, if provision is not made in the change of control transaction for continuance of the option plan and the assumption of options previously granted under the Plan.

                        COMPARATIVE COMPANY PERFORMANCE

     The following line graph compares cumulative total shareholder return for the Company with a performance indicator of the overall stock market, the Nasdaq Index, and an industry index, the Household Furniture Index, for the preceding five fiscal years.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                           AMONG LADD FURNITURE, INC.
                      NASDAQ INDEX AND PEER INDUSTRY INDEX

(Graph appears here. Plot points appear in table below.)


                              1991    1992    1993    1994    1995    1996

CRSP NASDAQ MARKET INDEX     100.00  116.38  133.59  130.59  184.67  227.16

PEER INDEX                   100.00  137.79  182.18  132.23  165.40  210.23

LADD FURNITURE, INC.         100.00  140.00  134.81   89.02   60.82   67.77


             ASSUMES $100 INVESTED ON DECEMBER 28, 1991 IN COMPANY
      COMMON STOCK, NASDAQ INDEX1, and HOUSEHOLD FURNITURE INDUSTRY INDEX2
                         WITH REINVESTMENT OF DIVIDENDS

(1) Nasdaq Index for U.S. Companies prepared for Nasdaq by the Center for Research in Securities Prices at the University of Chicago.

(2) SIC Code 251 Household Furniture Index as prepared by Media General Financial Services, Inc., which index includes Ameriwood Industries, Bassett Furniture, Bush Industries, Chromcraft Revington, DMI Furniture, Ethan Allen Interiors, Flexsteel Industries, Furniture Brands International, Industrie Natuzzi, Krause's Furniture, La-Z-Boy Chair, LADD Furniture, Leggett & Platt, MASCO Corp., O'Sullivan Industries, Pulaski Furniture, River Oaks Furniture, Rowe Furniture, and Stanley Furniture. The returns of each company have been weighted according to each company's market capitalization.

                             THE BOARD OF DIRECTORS
                            COMMITTEES AND MEETINGS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors has established a Compensation Committee currently consisting of Messrs. Cash and Orr (chairman) and Dr. Keller. The Compensation Committee acts to review and recommend major changes in policy of various compensation or benefits programs and salary levels for top management positions. During 1996, the Compensation Committee met six times.

AUDIT COMMITTEE

     The Board of Directors has established an Audit Committee. It provides general oversight of financial reporting and of the adequacy of the internal controls of the Company. The Audit Committee functions by meeting with the independent auditors and by informal meetings and contact with members of management concerned with financial and control functions and the Company's internal auditors. The Audit Committee met four times in 1996. The current members of the Audit Committee are Messrs. Corrigan (chairman), Fenn and Hunziker.

CORPORATE GOVERNANCE COMMITTEE

     In 1995, the Board of Directors established a Corporate Governance Committee. It acts to review and address governance policy issues such as management succession planning; composition of the Board of Directors to assure diversity of business experience, age and background; assessment of Board performance; and composition of Board committees. The Corporate Governance Committee met four times in 1996. The current members of the Corporate Governance Committee are Messrs. Cash, Corrigan and Orr and Dr. Keller (chairman).

BOARD ATTENDANCE

     The Board of Directors held six meetings in person and three telephone meeting during 1996. All directors attended at least 75% of the Board and committee meetings they were responsible for attending. The Board has not established a nominating committee.

                 APPROVAL OF AMENDMENT OF LADD FURNITURE, INC.
                        1994 INCENTIVE STOCK OPTION PLAN
               (PROPOSAL NUMBERED (2) IN THE ACCOMPANYING NOTICE)

GENERAL

     At a special meeting of the Board of Directors held on February 24, 1994, the Board of Directors adopted and shareholders subsequently approved at the 1994 annual meeting, the LADD Furniture, Inc. 1994 Incentive Stock Option Plan (the "Plan"), pursuant to which 400,000 shares of Common Stock of the Company (as adjusted for the one-for-three reserve stock split in 1995) were reserved for issuance of stock options under the Plan. On March 5, 1996, the Board of Directors adopted, and shareholders subsequently approved at the 1996 annual meeting, an amendment to the Plan to increase the number of shares reserved under the Plan from 400,000 shares to 800,000 shares. For the reasons more fully discussed below, the Board of Directors is recommending to the shareholders the adoption and approval of an amendment to the Plan to increase the fixed grant of options to directors upon their initial election to the Board from 667 shares to 2,000 shares, the subsequent annual grants upon their re-election from 500 shares to 2,000 shares, and to increase the term of such options from six years to ten years. Management and the members of the Board of Directors intend to vote FOR amendment of the Plan.

     Since 1983, the Company has utilized the grant of stock options pursuant to various stock option plans, including the current Plan, to promote the growth and profitability of the Company and its subsidiaries and to provide officers and key employees of the Company and its subsidiaries with an incentive to achieve long-term corporate objectives, to attract and retain key employees of outstanding competence, and to provide such key employees with an opportunity to acquire an equity interest in the Company. The Company believes the granting of options to non-employee directors ("Director Options") provides similar incentives and retention benefits with respect to the non-employee members of the Board. The Plan currently provides that nonqualified stock options may be for a term of up to ten years, but that Director Options, although also nonqualified stock options, are for a term of six years. On December 12, 1996 and March 6, 1997, the Board, subject to shareholder approval, amended the Plan to provide that the initial grant and the subsequent annual grants of Director Options be increased to 2,000 shares each to provide increased equity based incentive compensation for directors, and to conform the term of Director Options to ten years as is the case for all other nonqualified options under the Plan. These amendments will apply only to future grants of Director Options. Based on the closing price of the Company's Common Stock on March 6, 1997, the aggregate market value of the 800,000 shares subject to the Plan (representing 10.4% of the Company's issued and outstanding Common Stock as of such date) was $12,500,000.

SUMMARY OF THE PLAN

     The Plan is briefly described below. Copies of the Plan may be obtained from the Company and will also be available for inspection at the Annual Meeting.

     PURPOSES. The Plan is designed to encourage and create significant ownership of Common Stock by key officers, employees and directors of the Company. Additional purposes of the Plan include providing a meaningful incentive to participants to make substantial contributions to the Company's future success, enhancing the Company's ability to attract and retain persons who will make such contributions, and ensuring that the Company has competitive compensation opportunities for its key officers and employees. By meeting these objectives, the Plan is intended to benefit the interests of shareholders.

     ADMINISTRATION. The Plan is administered by a committee of the Board of Directors composed of non-employee, independent directors (the "Administrative Committee"). The Compensation Committee of the Board of Directors, currently consisting of Messrs. Cash and Orr and Dr. Keller, serves as the Administrative Committee. Except as described below, the Administrative Committee will have full authority to determine the specific individuals to whom awards may be made under the Plan, to determine the provisions of such awards (including the number of shares of Common Stock subject to each award), to interpret the terms of the Plan and awards made under the Plan, and to adopt, amend and rescind rules and guidelines for the administration of the Plan. In making awards under the Plan, the Administrative Committee will consider the participant's level of responsibility and past contributions to the Company and the participant's contributions to the future success of the Company. No determination has been made as to the persons to whom awards may be made in the future or the number of shares which may be covered by any such awards.

     ELIGIBILITY. Eligibility to receive awards under the Plan will be limited to officers and employees of the Company who, in the opinion of the Administrative Committee, are in a position to have a significant effect upon the Company's business and operations. It is estimated that approximately 100 individuals are currently eligible to participate in the Plan. In addition, non-employee directors will be entitled to receive automatic annual grants of options under the terms of the Plan so long as they are directors.

     SHARES SUBJECT TO THE AMENDED PLAN. The maximum number of shares of Common Stock which may be issued under the Plan is 800,000 shares, subject to adjustment in the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the Common Stock. If any award made pursuant to the Plan terminates, expires or is forfeited for any reason, any shares of Common Stock subject to the award so surrendered will remain available for issuance under the Plan.

     EFFECTIVE DATE AND TERM. The Plan became effective upon its approval by shareholders at the 1994 annual meeting. The proposed amendment would become effective upon approval of shareholders at the 1997 Annual Meeting. No awards may be made under the Plan after February 24, 2004, but awards granted before then may extend beyond that date.

     OPTIONS. Options granted to employees under the Plan may be either incentive stock options (within the meaning of Section 422 of the Code) or nonqualified stock options. The Administrative Committee will determine the frequency of granting options and the number of shares of Common Stock subject to options granted under the Plan. The aggregate fair market value (determined as of date of grant) of Common Stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year cannot exceed $100,000.

     GRANTS TO NONEMPLOYEE DIRECTORS. The Plan provides for the grant of nonqualified stock options to acquire Common Stock to each person who is a member of the Board of Directors but is not also an employee of the Company or its subsidiaries (an "Eligible Director"). Assuming shareholder approval of the proposed amendment, each Eligible Director will automatically receive on the date of the Annual Meeting of shareholders a grant of nonqualified options to purchase 2,000 shares of Common Stock at an exercise price equal to fair market value on the date of grant with a term of ten years. Eligible Directors shall automatically receive a grant of Director Options as to 2,000 shares of Common Stock each year following their election of the Board of Directors. Upon a non-employee director's initial election or appointment to the Board of Directors, such director shall receive a grant of nonqualified options to purchase 2,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. The Administrative Committee shall have no discretion with respect to the number of shares subject to Director Options, the date of grant of Director Options, or the exercise price or the term thereof.

     TERM OF OPTION. Options granted under the Plan (including Director Options assuming shareholder approval of the proposed amendment) will not be exercisable after the expiration of ten years from the date of grant, except that any incentive stock option granted to an employee who owns more than 10% of the outstanding Common Stock will be for a term not in excess of five years from date of grant. Each option will generally become exercisable in cumulative installments as established by the Administrative Committee at the time of grant. Such installments are subject to acceleration at any time by the Administrative Committee as well as under certain circumstances described in the Plan, including the purchase of Common Stock pursuant to a tender offer or exchange offer, or a merger in which the Company does not survive as an independent corporation.

     PRICE. Shares of Common Stock purchased on the exercise of an option will be paid for by the participant at the time of such exercise in cash or, to the extent permitted by the Administrative Committee, by delivery of shares of Common Stock or such other lawful consideration as the Administrative Committee may determine. The proceeds received by the Company upon the exercise of options granted under the Plan will be used for general corporate purposes. The exercise price of any incentive stock option granted to an employee will be equal to the fair market value of the Common Stock at the date of grant, except the exercise price of any incentive stock option granted to an employee who owns more than 10% of the outstanding Common Stock must be at least 110% of the fair market value of the Common Stock at the time the incentive stock option is granted. With respect to nonqualified stock options, the option price may be less than the fair market value of the Common Stock on the date of grant. The exercise price of any Director Option will be equal to the fair market value of the Common Stock on the date of grant.

     EXERCISABILITY. If a participant's employment terminates by reason of death, retirement or disability, certain post-termination exercise periods generally will apply. If a participant's employment terminates for any other reason, options will be exercisable only to the extent, if any, approved by the Administrative Committee and will be treated as nonstatutory stock options.

     CASHLESS EXERCISE. Under the Plan, an option may provide for a "cashless exercise" by allowing the optionee to direct an immediate market sale or margin loan respecting the shares under the option pursuant to an extension of credit by the Company. Pursuant to this procedure, the optionee would direct the delivery of the shares under the option from the Company to a brokerage firm and the delivery of the option price from the sale or margin loan proceeds from the brokerage firm to the Company.

     TRANSFERABILITY OF AWARDS. No option awarded under the Plan may be transferred by a participant otherwise than by will or by the laws of descent and distribution, and during the participant's lifetime, such awards may be exercised only by the participant or by his or her guardian or legal representative.

     AMENDMENT OR TERMINATION. The Plan may be amended or terminated at any time by the Board of Directors. The Administrative Committee may make non-material amendments to the Plan. The Administrative Committee may amend, modify, terminate or waive any condition or provision of any outstanding award under the Plan, except that it generally may not increase the number of shares subject to any outstanding award or decrease the option or exercise price of the award. The participant's consent to any such action may be required to the extent provided in the Plan. The Plan may not be amended to increase the number of shares subject to the Plan, decrease the minimum option price, or extend the term of the Plan or the maximum period during which an option may be exercised without shareholder approval.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal Federal income tax consequences associated with awards under the Plan. It does not describe all Federal income tax consequences under the Plan, nor does it describe foreign, state or local income tax consequences.

     INCENTIVE STOCK OPTIONS. The grant of an incentive stock option does not produce ordinary income to the recipient or a deduction to the Company. Generally, a participant will not recognize ordinary taxable income at the time of exercise of an incentive stock option, and no deduction will be available to the participant's employer, provided the option is exercised while the participant is an employee or within certain time periods in the case of termination of employment by reason of disability or death. If an incentive stock option granted under the Plan is exercised after these periods, the exercise will be treated for tax purposes as the exercise of a nonstatutory stock option. Also, incentive stock options granted under the Plan will be treated as nonstatutory stock options to the extent they first become exercisable in any calendar year for shares having a fair market value, determined as of the date of grant, in excess of $100,000.

     If shares acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years from the date of grant of the option, any gain or loss will be a long-term capital gain or loss. If shares acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one-year or two-year holding periods (a "disqualifying disposition"), the participant will recognize ordinary income at time of disposition, and the employer will be able to claim a deduction, in an amount equal to the excess of the fair market value of the shares at date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term depending on how long the shares have been held. Where shares are sold or exchanged (other than in certain related party transactions) for an amount less than their fair market value at date of exercise, any ordinary income recognized in connection with the disqualifying disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares have been held.

     Although the exercise of an incentive stock option as described above will not produce ordinary taxable income to the participant, it may produce an increase in the participant's alternative minimum taxable income and may result in an alternative minimum tax liability. The excess of the fair market value of the shares at the date of exercise over the exercise price is included in the calculation of the participant's alternative minimum taxable income.

     NONSTATUTORY STOCK OPTIONS. Upon the exercise of a nonstatutory stock option (including Director Options) the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares at the time over the exercise price. The employer will be able to claim a deduction in an equivalent amount provided it satisfies withholding requirements. Any gain or loss upon a subsequent sale or exchange of the shares will be a capital gain or loss, long-term or short-term depending on the holding period for the shares.

     PAYMENT OF WITHHOLDING TAXES. The Company may withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any federal, state, or local withholding tax requirements associated with awards under the Plan.

     IN GENERAL. Where already owned shares are used to exercise a stock option, special rules will apply in determining the tax basis of the shares received upon exercise.

FEDERAL SECURITIES LAW

     The 800,000 shares currently reserved for issuance under the Plan have been registered with the Securities and Exchange Commission pursuant to Registration Statements on Form S-8 (No. 33-53341 and No. 333-3129). Accordingly all shares acquired through the exercise of the options granted pursuant to the Plan will be registered shares within the meaning of the Securities Act of 1933 (the "Act").

PROPOSED AWARDS UNDER THE PLAN

     On March 6, 1997, the Administrative Committee granted incentive stock options and nonqualified stock options to purchase an aggregate of 66,005 shares of Common Stock under the Plan. The exercise price for all such options is $15.63 per share (fair market value on March 6, 1997), and each option will expire 10 years after the date of grant. Subject to shareholder approval, grants of Director Options will automatically be made on May 1, 1997 to all non-employee directors (including the nominees for directors) elected at the Annual Meeting at an option price equal to the fair market value of the Company's Common Stock on that date. Such options generally first become exercisable in 25% increments over a four-year period beginning one year after date of grant. All such options are subject to the exercisability requirements of the Plan, all as generally described above.

     As discussed in the preceding paragraphs of this section, the terms and conditions of future option grants are subject to the discretion of the Administrative Committee and need not be identical to those option agreements described above.

     The benefits or amounts that will be received or allocated in the future under the Plan are not determinable at this time. The table below shows options granted under the Plan on March 6, 1997 or at the 1997 Annual Meeting, subject to shareholder approval of the proposed amendment of the Plan, to the individuals and groups indicated.

                                 PLAN BENEFITS
                        1994 INCENTIVE STOCK OPTION PLAN

                                                                           DOLLAR         OPTIONS
NAME                                                                       VALUE          GRANTED
Fred L. Schuermann, Jr.................................................    $146,328(1)    9,365
Kenneth E. Church......................................................    105,703(1)     6,765
William S. Creekmuir...................................................    95,547(1)      6,115
Michael P. Haley.......................................................    95,547(1)      6,115
Donald L. Mitchell.....................................................    115,859(1)     7,415
All Executive Officers as a Group......................................    558,984(1)     35,775
All Current Directors who are not executive officers
  as a group (2).......................................................    --(3)          12,000(3)
Charles R. Eitel (4)...................................................    --(4)          2,000(4)
Zenon S. Nie (4).......................................................    --(4)          2,000(4)
All employees as a group (excluding executive officers)................    1,031,328(1)   66,005

(1) Based on the fair market value of the Company's Common Stock on March 6, 1997.

(2) William B. Cash is a current director but is retiring at the 1997 Annual Meeting. Accordingly, he will not receive a grant of Director Options.

(3) Assuming each of their re-election at the 1997 Annual Meeting and approval of the proposed amendment to the Plan, each of the current non-employee directors (except Mr. Cash who is retiring) will receive a grant of Director Options as to 2,000 shares of Company Common Stock at an option price equal to the fair market value of the Company's Common Stock on May 1, 1997.

(4) Messrs. Eitel and Nie are nominees to the Board of Directors and will be voted upon at the 1997 Annual Meeting. Assuming approval of the proposed amendment to the Plan and their election to the Board, each will receive a grant of Director Options as to 2,000 shares of Company Common Stock at an option price equal to the fair market value of the Company's Common Stock on May 1, 1997.

SHAREHOLDER VOTE

     While North Carolina corporate law does not require shareholder approval of the Plan, shareholder approval of the proposed amendment is necessary under the terms of the Plan, Federal tax law, and the Federal securities regulations in order to preserve the Plan's exemption from the Section 16(b) insider trading provisions of the Act for the granting of options to officers, directors, and 10% shareholders. Accordingly, the Board of Directors submits the proposed amendment of the Plan to shareholders for their approval. An affirmative vote of a majority of the shares present, or represented, and entitled to vote at the meeting is necessary for shareholder approval of the amendment of the LADD Furniture, Inc. 1994 Incentive Stock Option Plan to increase the number of shares for Director Options to 2,000 shares per grant and to amend the term of exercisability of future grants of Director Options to ten years.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT OF THE LADD FURNITURE, INC. 1994 INCENTIVE STOCK OPTION PLAN.

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
               (PROPOSAL NUMBERED (3) IN THE ACCOMPANYING NOTICE)

     The appointment of auditors is approved annually by the Board of Directors and subsequently submitted to the shareholders for ratification. In recommending the ratification by the shareholders of the appointment of KPMG Peat Marwick LLP, the Board of Directors is acting upon the recommendation of the Audit Committee, which is composed entirely of non-employee Directors and which has satisfied itself as to the firm's professional competence and standing. In making its recommendation, the Audit Committee has taken into consideration the audit scope and audit fees associated with such retention. A representative of KPMG Peat Marwick LLP will attend the 1997 Annual Meeting of Shareholders to answer appropriate questions and to make any statement that such representative may desire to make.

     The Board of Directors unanimously recommends a vote "FOR" the ratification of the selection of KPMG Peat Marwick LLP as independent public accountants to audit the books and accounts of the Company for the 1997 fiscal year. A favorable vote by the holders of a majority of the Company's outstanding shares of Common Stock represented at the meeting is required for ratification of independent auditors. It is intended that, unless otherwise specified by the shareholders, votes will be cast pursuant to the proxies hereby solicited in favor of the approval of the selection of KPMG Peat Marwick LLP as independent public accountants to audit the books and accounts of the Company for the 1997 fiscal year.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

                 DATE FOR THE RECEIPT OF SHAREHOLDER PROPOSALS

     In order for shareholder proposals to be included in the proxy materials for the 1998 Annual Meeting, any such proposal must be received by the Company at its executive offices not later than January 1, 1998 and meet all other applicable requirements for inclusion therein.

                                 OTHER BUSINESS

     The Company does not intend to bring any business before the meeting other than that stated above in this Proxy Statement. However, if any other matters properly come before the meeting, the Proxyholders named in the enclosed Proxy will vote on such matters pursuant to the Proxy in accordance with their best judgment or as instructed by the Board of Directors.

                                   FORM 10-K

     SECURITIES AND EXCHANGE COMMISSION FORM 10-K ANNUAL REPORT WILL BE PROVIDED FREE OF CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST DIRECTED TO: LADD FURNITURE, INC., ONE PLAZA CENTER, BOX HP-3, HIGH POINT, NORTH CAROLINA 27261-1500,
ATTENTION: JOHN J. ONG, DIRECTOR OF CORPORATE COMMUNICATIONS.

     A copy of the Company's Summary Annual Report to Shareholders for the year ended December 28, 1996 accompanies this Proxy Statement. Appendix A to this Proxy Statement, which contains the Company's Annual Report on Form 10-K, and the Summary Annual Report are not part of the Company's solicitation materials.

                            SOLICITATION OF PROXIES

     The Company expects to solicit proxies primarily by mail. Proxies may be solicited personally and by telephone by regular employees of the Company. The only expenses anticipated are those which are ordinarily incurred in connection with preparing, assembling and mailing the proxy material, including charges and expenses of communicating with shareholders. The total amount of such expenses will be borne by the Company.

     If you cannot be present at the meeting, you are requested to SIGN, DATE, and RETURN the accompanying Proxy in the enclosed envelope.

                                         WILLIAM S. CREEKMUIR
                                         SECRETARY

                      (This Page Left Blank Intentionally)

                              LADD FURNITURE, INC.
P R O X Y

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoints Fred L. Schuermann, Jr. and Richard R. Allen, or either of them, as Proxyholders, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of LADD Furniture, Inc. held of record by the undersigned on March 6, 1997, at the annual meeting of shareholders to be held on May 1, 1997 at 10:00 a.m. at the Radisson Hotel, 135 S. Main Street, High Point, N.C. or any adjournment thereof.

     1. ELECTION OF DIRECTORS

        [ ] FOR              [ ] WITHHOLD             [ ] FOR ALL EXCEPT

Richard R. Allen, James H. Corrigan, Jr., Charles R. Eitel, O. William Fenn, Jr., Don A. Hunziker, Thomas F. Keller, Zenon S. Nie, L. Glenn Orr, Jr., and Fred L. Schuermann, Jr.,

  (INSTRUCTION -- TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S),
                         MARK THE "FOR ALL EXCEPT" BOX
          AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW).

    2. APPROVAL OF AMENDMENT OF THE COMPANY'S 1994 INCENTIVE STOCK OPTION PLAN.

       [ ] FOR               [ ] AGAINST              [ ] ABSTAIN

    3. RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 1997 FISCAL YEAR.

       [ ] FOR               [ ] AGAINST              [ ] ABSTAIN

    4. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the meeting.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

    IF NO DIRECTION IS MADE, THIS PROXY, IF EXECUTED AND RETURNED, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officers. If a partnership, please sign in partnership name by authorized person.
                                           Dated                          , 1997
                                                  (Be sure to date Proxy)

                                           Signature

                                           Signature if held jointly

   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED
                                    ENVELOPE

                                   APPENDIX A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-K

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT
    OF 1934

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
    ACT OF 1934

For the fiscal year ended December 28, 1996

COMMISSION FILE NUMBER 0-11577

                               LADD FURNITURE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       North Carolina                                                   56-1311320
       (STATE OR OTHER JURISDICTION OF INCORPORATION)                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

   One Plaza Center, Box HP-3, High Point, North Carolina                               27261-1500
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                                      (ZIP CODE)

Registrant's telephone number, including area code: 910-889-0333

Securities registered pursuant to Section 12(b) of the Act:

                                      None

Securities registered pursuant to Section 12(g) of the Act:

                         Common Stock -- $.30 par value
                                (TITLE OF CLASS)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                           Yes    X      No

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K [X]

     Market value of 6,337,385 shares held by nonaffiliates as of March 6, 1997, was $99,021,640.

     Indicate the number of shares outstanding of each of the registrant's classes of Common Stock, as of the latest practicable date.

                7,719,567 shares outstanding as of March 6, 1997

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the definitive Proxy Statement for the 1997 Annual Shareholders Meeting are incorporated by reference into Part III hereof.

                                     PART I

ITEM 1. BUSINESS

GENERAL

     LADD Furniture, Inc., incorporated in 1981 under the laws of the State of North Carolina, is a leading residential furniture manufacturer which sells its products through diverse retail distribution channels, as well as to the hospitality and health care industries. The Company produces a wide range of furniture designed to appeal to a spectrum of customers seeking quality, style, and value. The Company markets its wide range of residential wood and upholstered furniture domestically under the major brand names American Drew, Barclay, Clayton Marcus, Lea, Pennsylvania House and Pilliod, and exports these same brand name products worldwide through LADD International. Under the American of Martinsville brand name, LADD is also one of the world's leading suppliers of guest room furniture to the hotel/motel industry, as well as to health care facilities, retirement homes and governmental and university dormitory markets. Based upon industry data published in the trade publication FURNITURE DESIGN AND MANUFACTURING, LADD is currently the seventh largest U.S. manufacturer of residential furniture. Unless the context otherwise indicates, "LADD" and "Company" refer to LADD Furniture, Inc., its divisions, and consolidated subsidiaries. The executive offices of LADD are located in High Point, North Carolina.

INDUSTRY SEGMENTS

     In accordance with the instructions for this item, LADD is deemed to have been engaged in only one business segment, manufacture and sale of furniture, for the three years ended December 28, 1996.

SIGNIFICANT DEVELOPMENTS IN 1996

     COMPLETION OF REFINANCING -- On July 12, 1996, the Company completed a new $190 million secured financing facility underwritten by a bank group led by NationsBank, N.A. (South). The credit facility originally consisted of a $125 million three-year revolving credit facility and a $65 million term loan and is secured by a first priority lien on substantially all of the assets of the Company and its subsidiaries. The credit facility was used to refinance the Company's existing credit facility and provide additional liquidity. On January 1, 1997, the Company reduced the availability of the revolving credit portion of the facility to $110 million.

LADD'S BUSINESS GROUPS

     The Company has three primary operating groups: (i) residential casegoods, consisting primarily of bedroom, dining room and living room furniture, wall units and occasional tables, (ii) residential upholstery, consisting primarily of sofas, love seats, recliners and chairs, and (iii) contract sales, consisting of casegoods and upholstery sold to the hospitality and health care industries, the U.S. government and educational institutions (collectively, contract sales). The Company distributes its casegoods and upholstery products directly and through approximately 300 independent sales representatives to more than 8,000 customers, including leading department stores, furniture retailers, mass merchandisers, catalog merchandisers, major hotel chains, and various specialty stores and retail companies. The Company also sold its furniture in 1996 internationally to customers in over 50 countries.

  CASEGOODS GROUP

     American Drew manufactures and sells medium-priced wood residential furniture. The products include various types of bedroom furniture (beds, dressers, nightstands, mirrors, armoires, and dressing tables), dining room furniture (tables, chairs, buffets, chinas, and serving pieces), living room and family room occasional pieces (desks, end tables, coffee tables, entertainment units, wall units, and secretaries), and computer furniture for the home (desks, files and bookshelves). American Drew products are manufactured in three plants located in North Wilkesboro, NC and are sold primarily to major independent furniture retailers, department stores, and regional furniture chains.

     Lea Industries manufactures and sells wood furniture for the youth and adult bedroom markets. Lea Industries' products include beds, dressers, nightstands, mirrors, desks, bookshelves, hutches, armoires, and correlated modular furniture in a variety of styles, including traditional, transitional and contemporary. The products are priced in the medium to low-medium price ranges and are considered high volume, promotional products to major furniture retailers. The products are marketed under the "Lea" brand name primarily to national and regional furniture chains, independent furniture retailers, national general retailers and department stores. Lea Industries' products are manufactured in four plants located in Waynesville, NC, Marion, VA, and Morristown, TN.

     Pennsylvania House manufactures solid wood residential furniture in American traditional, country and transitional styles. The Pennsylvania House product line is priced in the upper-medium price range. Pennsylvania House created and introduced the in-store gallery concept to the furniture retailing industry in 1975, and currently has established galleries with approximately 220 independent furniture retailers in the United States, Japan and Mexico. In 1996, the distribution of Pennsylvania House products was expanded to include furniture retailers without galleries. Pennsylvania House - Casegoods operates two manufacturing plants located in Lewisburg and White Deer, PA.

     Pilliod Furniture manufactures and markets a wide range of promotionally-priced contemporary and traditional wood residential furniture, including master bedroom products, occasional tables, home office products, entertainment centers, wall systems, and casual dining room products. Pilliod Furniture's products are marketed under the "Pilliod" and "Symmetry" brand names. The Company's products are sold throughout the United States through large volume customers, mainly large furniture chains and outlets. Pilliod Furniture operates three manufacturing facilities in Nichols, SC, Selma, AL, and Swanton, OH.

  UPHOLSTERY GROUP

     Barclay Furniture manufactures and sells moderately-priced upholstered residential furniture, including sofas, love seats, chairs, sleepers, and motion furniture styled in contemporary and traditional patterns. The products are considered high volume, promotional items and are sold under the Barclay Furniture name and various private label names. Barclay sells its products primarily to retail furniture chains, department stores, membership clubs, rent-to-own stores, catalog retailers, and national general merchandisers. Barclay operates two manufacturing plants located in Sherman and Myrtle, MS.

     Clayton-Marcus manufactures and sells a full line of upholstered household furniture, including sofas, love seats, chairs, sleepers, rockers, and other upholstered living room furniture, which sells in the medium and upper-medium price ranges. The products are marketed under the "Clayton-Marcus", "HickoryMark", "American of Martinsville", and "Clayton House" brand names primarily to retail furniture chains, independent furniture retailers and department stores. Clayton-Marcus currently has established galleries with approximately 150 independent furniture stores in the United States, Canada, and Mexico. Clayton-Marcus operates three manufacturing plants in Hickory, NC.

     Pennsylvania House also manufactures a full line of upholstered residential furniture which sells in the upper-medium price range. Pennsylvania House - Upholstery operates one leased manufacturing plant located in Monroe, NC.

  CONTRACT SALES

     American of Martinsville manufactures wood and upholstered residential furniture which is marketed worldwide to the guest room (hotel/motel) industry through LADD Contract Sales Corporation. The Contract Sales Group also sells to the health care furniture market for retirement homes and extended care facilities, certain agencies of the U.S. government, and university and college markets. American of Martinsville operates two manufacturing plants located in Chilhowie and Martinsville, VA and utilizes other LADD manufacturing facilities to meet capacity constraints.

  OTHER

     LADD Transportation, Inc. operates a modern fleet of over-the-road tractors and trailers that are used to provide transportation services to LADD's casegoods companies to meet the special needs of LADD's customers. LADD Transportation, together with fleets operated by LADD's Upholstery Group, provides approximately 30% of LADD's out-bound shipping requirements for finished products and also hauls a portion of the Company's in-bound raw materials and supplies. LADD Transportation has received certain contract carrier rights from the Interstate Commerce Commission and markets its transportation services to independent customers.

MARKETING AND MAJOR CUSTOMERS

     The Company's operating entities generally market under their own trade names. The general marketing practice followed in the furniture industry and by the Company is to exhibit products at national and regional furniture markets. Internationally, the Company markets its products primarily through LADD International, a corporate marketing unit formed to coordinate the worldwide marketing efforts of LADD's operating companies.

     The Company also sells its furniture products directly and through approximately 300 independent sales representatives to a broad variety of customers, including department stores, furniture retailers, mass merchandisers, catalog merchandisers, major hotel chains, and various specialty stores and rental companies. The Company currently sells to more than 8,000 furniture customers. No single customer accounted for more than 8% of net sales in 1996. The Company's business is not dependent upon a single customer, the loss of which would have a material effect on the Company.

PRODUCT DESIGN AND DEVELOPMENT

     Each operating entity develops and manages its own product lines. New product groups are introduced at the national or regional furniture markets, and, based upon their acceptance at the markets, the products are either placed into production or withdrawn from the market. Consistent with industry practice, the Company designs and develops new product groups each year, replacing collections or items that are discontinued.

RAW MATERIALS

     The most important raw materials used by the Company are hardwood lumber, veneers, upholstery fabrics, leather, plywood, particleboard, hardware, finishing materials, glass, steel, steel springs, and high pressure laminates. The wood species include cherry, oak, maple, white pine, poplar, and other American species, and imports such as rubberwood, guatambue and mahogany. The Company believes that its sources of supply for these materials are adequate and that it is not dependent on any one supplier.

     The Company's plants are heated by furnaces using gas, fuel oil, wood waste, and other scrap material as energy sources. The furnaces located at casegoods manufacturing plants have been adapted so that they use alternate energy sources, and the Company has been able to fuel these furnaces principally by wood wastes. The Company's plants use electrical energy purchased from local utilities. The Company has not experienced a shortage of energy sources and believes that adequate energy supplies will be available for the foreseeable future.

PATENTS AND TRADE NAMES

     The trade names of the Company's divisions and subsidiaries represent many years of continued business, and the Company believes such names are well recognized and associated with quality in the industry. The Company owns intellectual properties which are considered to be important to the business and which do not have a limited duration.

INVENTORY PRACTICES, ORDER BACKLOG AND CREDIT PRACTICES

     The Company generally schedules production of its various groups based upon orders on hand. Manufacturing efficiencies and investment in inventories are, therefore, directly related to the current volume of orders. The Company, and the industry generally, honors cancellation of orders made prior to shipment. The Company's backlog of unshipped orders believed to be firm at 1996 fiscal year end was approximately $75.1 million, as compared to $83.1 million at 1995 fiscal year end. Generally, orders in the backlog are shipped during the following 12 months. The Company's businesses as a whole are not subject to significant seasonal variations.

COMPETITION

     The residential furniture market is highly competitive and includes a large number of manufacturers, none of which dominate the market. Industry estimates indicate that there are over 800 manufacturers of residential furniture in the United States, some of which include furniture types not manufactured by the Company. Competition within the market for wood, upholstered and metal furniture occurs principally in the areas of style or design, quality, price, and service.

     In recent years, foreign imports of finished furniture and component parts have increased. Although some of the imported products compete with products manufactured and marketed by the Company, its Pilliod Furniture subsidiary is the only operation to have experienced any significant negative impact. Where appropriate, the Company has capitalized upon the cost advantages of importing selected component parts and a limited number of finished products but is not dependent upon any foreign sources. In 1996, the Company imported approximately $16.4 million of finished furniture and unfinished furniture parts.

     The Company has no facilities located outside the continental United
States.

GOVERNMENTAL REGULATIONS

     The Company is subject to a wide-range of Federal, state and local laws and regulations relating to protection of the environment, worker health and safety and the emission, discharge, storage, treatment and disposal of hazardous materials. These laws include the Clean Air Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act and the Comprehensive Environmental, Response, Compensation and Liability Act. Certain of the Company's operations use glues and coating materials that contain chemicals that are considered hazardous under various environmental laws. Accordingly, management closely monitors the Company's environmental performance at all of its facilities. Management believes that the Company is in substantial compliance with all environmental laws.

     Under the provisions of the Clean Air Act, in December 1995, the Environmental Protection Agency (the "EPA") promulgated air emission standards for the wood furniture industry. These regulations, known as National Emission Standards for Hazardous Air Pollutants ("NESHAPs"), govern the levels of emission of certain designated chemicals into the air and will require that the Company reduce emissions of certain volatile hazardous air pollutants ("VHAPs") by November 1997. Management has investigated and evaluated techniques to meet these standards at all facilities to which the NESHAPs standards will apply. While the Company may be required to make capital investments at some of its facilities to ensure compliance, the Company believes that it will meet all applicable requirements in a timely fashion and that the amount of money required to meet the NESHAP requirements will not materially affect its financial condition or its results of operations.

     See "Legal Proceedings" regarding the status of environmental proceedings in which the Company is involved.

EMPLOYEES

     The Company had approximately 5,900 employees as of March 1, 1997. Substantially all of the employees were employed on a full-time basis.

     Employees at four Company plants are represented by various labor unions. The Company considers its relations with its employees to be good.

EXPORT SALES

     In 1996, the Company's export sales decreased to $28.4 million (approximately 5.7% of 1996 net sales), from $37.5 million in 1995 (approximately 6.3% of 1995 net sales). The Company's export sales in 1994 were $33.8 million, or approximately 5.7% of 1994 net sales. Excluding the operating companies divested in 1995 and 1996, export sales were 5.7% of net sales in each year. None of the Company's assets are dedicated solely to export sales.

ITEM 2. PROPERTIES

     The following table summarizes the real estate, both owned and leased, used in the primary business operations of the Company as of March 21, 1997.

                                LADD FACILITIES

                                                                                          APPROX.       OWNED      LEASE
                                                                                       FACILITY SIZE     OR      EXPIRATION
         OPERATING GROUP                LOCATION                    USE                (SQUARE FEET)    LEASED      DATE
Casegoods........................   N. Wilkesboro, NC    Manufacturing                    409,000       Owned
                                    N. Wilkesboro, NC    Manufacturing                    414,000       Owned
                                    N. Wilkesboro, NC    Manufacturing                    122,500       Owned
                                    N. Wilkesboro, NC    Warehouse/Office                 109,500       Owned
                                    Morristown, TN       Warehouse                        108,000       Leased    10/31/97
                                    Morristown, TN       Manufacturing                    286,380       Owned
                                    Morristown, TN       Manufacturing/Office             139,200       Owned
                                    Morristown, TN       Distribution                     160,000       Leased     4/01/99
                                    Morristown, TN       Distribution                      97,500       Leased    10/31/98
                                    Waynesville, NC      Manufacturing/Office             447,400       Owned
                                    Marion, VA           Manufacturing/Office             204,900       Owned
                                    Lewisburg, PA        Manufacturing/Office/Dist.       614,100       Owned
                                    White Deer, PA       Manufacturing/Dist.              128,000       Owned
                                    Selma, AL            Manufacturing                    310,000       Owned
                                    Nichols, SC          Manufacturing                    350,000       Owned
                                    Swanton, OH          Manufacturing                    290,000       Owned
                                    Mullins, SC          Warehouse                         20,000       Leased    mo-to-mo
                                    High Point, NC       Office                            11,100       Leased     4/30/98
Upholstery.......................   Sherman, MS          Manufacturing/Office             302,650       Owned
                                    Myrtle, MS           Manufacturing                    152,600       Owned
                                    Hickory, NC          Manufacturing/Office/Dist.       359,600       Owned
                                    Hickory, NC          Manufacturing                    121,800       Owned
                                    Hickory, NC          Manufacturing                    152,900       Owned
                                    Monroe, NC           Manufacturing                    258,000       Leased     3/31/04
Contract Sales...................   Chilhowie, VA        Manufacturing/Office             530,000       Owned
                                    Martinsville, VA     Manufacturing                    850,000       Owned
                                    Martinsville, VA     Office                            50,000       Leased     5/31/97
                                    Martinsville, VA     Warehouse                        135,000       Leased     9/30/97
Corporate........................   High Point, NC       Office                            38,000       Leased    11/30/97

     The Company believes that its manufacturing, warehouse and office space is well maintained for its intended purposes and adequately insured. Although the closure of any particular Company facility may be disruptive to that particular operating entity's business, it would not be materially adverse to the Company's operations.

     The Company normally operates all of its furniture manufacturing facilities on a one shift per day, five-day week basis. Increasingly, certain departments and facilities are operated on a multi-shift basis.

     The Company also currently maintains showrooms, the majority of which are leased, in High Point, NC, Sherman and Tupelo, MS, and Martinsville, VA.

     The Company owns and leases substantial quantities of woodworking, sewing and metalworking equipment located in its various plants. The Company considers its present equipment to be adequate, well-maintained, generally modern, and adequately insured.

     The Company currently owns and leases approximately 120 tractors and 270 trailers.

ITEM 3. LEGAL PROCEEDINGS

     The Company is involved in routine litigation from time to time in the regular course of its business. In the opinion of the Company, there are no material legal proceedings pending or known to be contemplated to which the Company is a party or of which any of its property is subject.

     The Company presently is involved in the following environmental proceedings:

          1. The California manufacturing facility of Brown Jordan Company ("Brown Jordan"), a former subsidiary of the Company, is located in El Monte, California in the San Gabriel Valley Groundwater Basin. The Basin has been designated by the United States Environmental Protection Agency ("EPA") and the State of California as a Superfund site. Although no administrative or judicial enforcement action has been taken by the EPA or applicable California authorities, the State of California is seeking to identify potentially responsible parties ("PRPs") and has ordered certain tests to be conducted by Brown Jordan in connection with their investigation. In May 1994, the Company joined the Northwest El Monte Community Task Force, a PRP Group formed to respond to the EPA. In March 1995, the Task Force and the EPA finalized an Administrative Consent Order pursuant to which the Task Force has begun a remedial investigation and feasibility study at an approximate cost of $1.3 million. Pursuant to an interim allocation agreement, Brown Jordan is responsible for 4.86% of all shared assets of the Task Force.

          2. In September 1995, Brown Jordan received a request from the California Regional Water Quality Board with respect to further assessment of two areas at the El Monte facility, the Leach Pit Area and the Clarifier Area. Both of these areas have been the subject of significant previous investigations (undertaken 1988-1993) which had concluded that it was unlikely that Brown Jordan was contributing significantly to groundwater contamination in the area. The Board's investigation program is separate from the El Monte Superfund group, although both are concerned with whether Brown Jordan is a source of groundwater contamination. There is some basis at this time for believing that the Leach Pit and Clarifier Area problems are limited to soil contamination.

     Under the terms of the Asset Purchase Agreement with Maytag Corporation ("Maytag") dated June 1, 1989 ("the Maytag Agreement") under which the Company acquired Brown Jordan, the Company's liabilities in El Monte matters are limited to the first $200,000 of costs for off-site liabilities and $1,000,000 of costs for on-site liabilities. Pursuant to the terms of the Stock Purchase Agreement between the Company and BJCL, Inc. (now known as Brown Jordan International, Inc.) ("BJII") dated as of November 7, 1995 under which BJII acquired Brown Jordan from the Company, BJII may assume up to $400,000 of certain post closing costs relating to Brown Jordan, including environmental costs relating to the El Monte site. Through March 1997, approximately $300,000 had been expended by the Company on the El Monte site and approximately $60,000 of other contractual indemnification claims had been incurred. Accordingly, if no other claims are made by BJII under the Brown Jordan Agreement, the next $340,000 of costs associated with Brown Jordan environmental claims will be paid by BJII.

     The Company has also been named as a PRP, along with numerous parties, at various hazardous waste sites undergoing cleanup or investigation for cleanup. The Company believes that at each of these sites, it has been improperly named or will be considered a "de minimis" party. Although the Company believes adequate accruals have been provided for environmental contingencies, it is possible, due to uncertainties previously noted, that additional accruals could be required in the future. However, the ultimate resolution of these contingencies, to the extent not previously provided for, should not have a material adverse effect on the Company's financial position.

     The Company is cooperating fully with government authorities in each of these matters.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No such matters were submitted to security holders of the Company in the fourth quarter of fiscal year 1996.

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

     STOCK TRANSFER AGENT:

     Wachovia Bank of North Carolina, N.A.
     Winston-Salem, NC
     Shareholder Account Information: 1-800-635-4236

     STOCK LISTING:

     The Company's Common Stock is traded on the Nasdaq Stock Market under the Nasdaq symbol: LADF. At year end 1996, the Company had approximately 4,000 shareholders based upon approximately 640 shareholders of record at that date and an estimate of the number of individual shareholders represented by broker and nominee position listings.

     MAJOR MARKET MAKERS:

     Cantor, Fitzgerald & Co.                                   Mayer & Schweitzer
     Dillon, Read & Co.                                         Raymond, James & Associates
     Herzog, Heine, Geduld                                      Robinson Humphrey
     Huntleigh Securities Corp.                                 Sherwood Securities Corp.
     Interstate/Johnson Lane                                    Southwest Securities, Inc.
     Jefferies & Company, Inc.                                  Troster Singer Corp.
     Legg Mason Wood Walker                                     Wheat First Butcher Singer

     See Item 6, Selected Financial Data, for market and dividend information regarding the Company's Common Stock.

     ITEM 6. SELECTED FINANCIAL DATA

                        LADD FURNITURE, INC. AND SUBSIDIARIES

                                SELECTED ANNUAL DATA

            DOLLAR AND SHARE DATA IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                                        FISCAL      FISCAL      FISCAL      FISCAL      FISCAL
                                                                         1992        1993        1994        1995        1996
     OPERATING STATEMENT DATA
       Net sales....................................................   $483,480     507,586     576,549     599,203     497,457
       Cost of sales................................................    388,937     414,730     468,881     502,999     411,697
         Gross profit...............................................     94,543      92,856     107,668      96,204      85,760
       Selling, general and administrative expenses.................     78,493      81,953      93,911     101,345      74,363
       Restructuring expense........................................         --          --          --      25,120       3,431
       Operating income (loss)......................................     16,050      10,903      13,757     (30,261)      7,966
       Other (income) deductions:
         Interest expense...........................................      7,502       5,542       8,939      11,798      12,069
         Other (net)................................................        278      (1,046)       (199)      1,367         399
       Earnings (loss) before income taxes..........................      8,270       6,407       5,017     (43,426)     (4,502)
       Income tax expense (benefit).................................      3,725       2,561         709     (18,236)     (2,032)
       Net earnings (loss)..........................................   $  4,545       3,846       4,308     (25,190)     (2,470)
       Depreciation.................................................   $  9,151      10,508      14,143      12,671      10,887
       Amortization.................................................      2,848       2,554       3,669       3,758       4,444
       Cash dividends paid..........................................         --       2,767       2,771       2,086          --
       Weighted average shares outstanding..........................      7,148       7,686       7,697       7,721       7,722
     PER SHARE DATA
       Net sales....................................................   $  67.64       66.04       74.91       77.61       64.42
       Net earnings (loss)..........................................       0.64        0.50        0.56       (3.26)      (0.32)
       Cash dividends...............................................         --        0.36        0.36        0.27          --
       Year-end book value..........................................      19.38       19.52       19.73       16.20       15.94
     BALANCE SHEET DATA
       Net working capital..........................................   $117,693     123,004     123,685      79,528      97,916
       Net property, plant and equipment............................     83,609      97,497     109,522      82,586      74,729
       Total assets.................................................    315,649     335,737     378,816     312,986     313,595
       Total debt...................................................     92,573     111,072     149,271     115,944     130,952
       Shareholders' equity.........................................    148,724     150,103     151,906     125,197     123,076
     RATIOS, OTHER
       Gross profit margin..........................................       19.6%       18.3        18.7        16.1        17.2
       Operating profit (loss) margin...............................        3.3%        2.1         2.4        (5.0)        1.6
       Return (loss) on sales.......................................        0.9%        0.8         0.8        (4.2)       (0.5)
       Effective income tax rate....................................       45.0%       40.0        14.1        42.0        45.1
       Dividend payout ratio........................................         --        71.9        64.3         N/M          --
       Return (loss) on beginning assets............................        1.5%        1.2         1.3        (6.6)       (0.8)
       Return (loss) on beginning equity............................        4.1%        2.6         2.9       (16.6)       (2.0)
       Total debt ratio.............................................       38.4%       42.5        49.6        48.1        51.6
       Current ratio................................................        3.1x        3.1         3.0         2.3         2.6
       Inventory turnover ratio.....................................        4.6x        4.2         4.2         4.8         4.7
       Asset turnover ratio.........................................        1.5x        1.6         1.6         1.7         1.6
       Year-end employees (actual number)...........................      6,940       6,670       7,860       6,880       5,800
       Sales per employee (000's)...................................   $   73.4        75.0        75.9        77.0        79.8
     STOCK DATA
       High.........................................................   $  36.00       44.25       35.25       19.88       15.75
       Low..........................................................      18.75       22.50       14.63       12.25        9.50
       Close........................................................      31.50       30.00       19.50       13.13       14.63
       Trading volume (shares)......................................      6,586       8,260       6,473       9,599       8,000

     NOTES: Total debt ratio is defined as total debt to total debt plus shareholders' equity. Fiscal year 1992 comprised 53 weeks; all other years comprised 52 weeks. Stock price data is for calendar years. N/M = Not meaningful. Sales per employee based on monthly employee average. Fournier Furniture is included in consolidated results from its acquisition date of July 2, 1992, and Pilliod Furniture from its acquisition date of January 31, 1994. Fiscal year 1995 reflects the sale of Brown Jordan Company and Lea Lumber & Plywood-effective December 29, 1995. Fiscal 1996 reflects the sale of Fournier Furniture-effective February 26, 1996; and the liquidation of Daystrom Furniture beginning June 28, 1996. Fiscal 1994 and 1995 reflect the Company's accounts receivable securitization program which commenced January 31, 1994 and terminated on March 28, 1996.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

RESULTS OF OPERATIONS

     The table below sets forth the percentage relationship of net sales to certain items included in the consolidated statements of operations in each of the last three fiscal years.

                                                                                                        1994     1995     1996
Net sales............................................................................................   100.0%   100.0%   100.0%
Cost of sales........................................................................................    81.3     83.9     82.8
  Gross profit.......................................................................................    18.7     16.1     17.2
Selling, general and administrative expenses.........................................................    16.3     16.9     14.9
Restructuring expense................................................................................    --        4.2      0.7
  Operating income (loss)............................................................................     2.4     (5.0)     1.6
Other deductions, net................................................................................     1.5      2.2      2.5
  Earnings (loss) before income taxes................................................................     0.9     (7.2)    (0.9)
Income tax expense (benefit).........................................................................     0.1     (3.0)    (0.4)
  Net earnings (loss)................................................................................     0.8%    (4.2)%   (0.5)%

     Statements included in Management's Discussion and Analysis of Financial Condition and Results of Operations which are not historical in nature, are intended to be, and are hereby identified as, "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions readers that forward looking statements, including without limitation, those relating to sales, operating costs, working capital, liquidity, capital needs and interest costs, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors herein identified, principally anticipated growth in sales and decreased interest expense, and other risks and factors identified from time to time in the Company's reports filed with the Securities Exchange Commission.

     The following paragraphs provide an analysis of the changes in net sales, selected cost and expense items, and net earnings (loss) over the three-year period ended December 28, 1996.

FISCAL 1995 AND 1996 RESTRUCTURING OF THE COMPANY

     During 1995, the Company recorded a net $25.1 million non-cash restructuring charge. The restructuring charge resulted from the Company's decision to divest four operating companies (businesses held for sale -- the "divestiture companies"), close four Company-owned retail stores, and reorganize the remaining companies to improve operating performance. The net restructuring charge consisted of: (a) $17.4 million to write-down businesses sold or held for sale to their estimated fair value, net of disposition expenses; (b) $3.7 million to increase reserves associated with closing the four retail stores; (c) $2.6 million to provide for severance and other expenses; and (d) $1.4 million to write-down selected machinery to estimated fair value because of changes in manufacturing processes. In December 1995, the Company sold two of the businesses held for sale for a combination of cash proceeds aggregating $28.0 million, a 12% interest (valued at $2.2 million) in the purchaser of one of the businesses, and a $1.0 million subordinated note. As part of the 1995 restructuring, the Company's operations were reorganized along its three product lines: (i) the Casegoods Group; (ii) the Upholstery Group; and (iii) the Contract Sales Group.

     In 1996, the Company recorded aggregate non-cash restructuring charges
(net) of $3.4 million which consisted of: (i) $4.2 million in the first quarter due to the necessity to liquidate versus sell one of the remaining businesses and a shortfall in anticipated proceeds on the other business; (ii) $0.9 million in the first quarter for severance related to continued restructuring of the Company (of which $130,000 related to restricted stock awards was credited to shareholders' equity); and (iii) $1.7 million aggregate credits recorded in the second, third and fourth quarters as a result of proceeds from the liquidation of idle assets held for sale exceeding earlier estimates. In February 1996, the Company sold one of its divestiture companies for a combination of approximately $8.9 million in cash, a subordinated note totalling $1.1 million, and the purchaser's assumption of $1.9 million of Industrial Revenue Bonds. Effective June 1996, the Company closed its last divestiture company and subsequently liquidated for cash substantially all the inventory, machinery and equipment. In December 1996, the Company sold the manufacturing plant of the business for cash and a note receivable.

     Management believes the actions represented by these charges have repositioned the Company to achieve improved operating performance within the U.S. residential furniture manufacturing industry.

FISCAL 1996 COMPARED TO 1995

     Consolidated net sales for fiscal 1996 decreased $101.7 million, or 17.0%, to $497.5 million from $599.2 million in 1995. On a pro forma basis, excluding the four divestiture companies and the company-owned retail stores closed in 1995, fiscal 1996 consolidated net sales would have decreased by 0.3%. Of the $481.9 million in net sales recorded during fiscal 1996 by the ongoing businesses, residential casegoods totalled approximately $277.4 million, residential upholstery totalled approximately $124.3 million, and contract sales totalled approximately $80.2 million. The Company's total residential upholstery sales for fiscal 1996 were flat with fiscal 1995, while total residential casegoods sales for the year decreased $7.0 million, or 2.5 %, from fiscal 1995's level. Net sales of the Company's contract sales business, including the sale of accessories, rose $11.7 million in 1996, or 17.1%, compared to the prior year. The Company's residential casegoods and upholstery sales trends in 1996 were below those estimated for the industry, largely due to the Company's decision to discontinue selling to certain accounts with unsatisfactory margins. The 1996 sales growth in the contract business exceeded sales trends estimated in the hospitality sector, where hotels/motels continue to refurbish rooms at an accelerated pace. The Company anticipates that the 1997 sales growth rate for its casegoods and upholstery businesses will be more in line with that of the industry, and that the sales growth rate for its contract business will exceed that of casegoods and upholstery.

     In 1996, the Company's export sales decreased to $28.4 million (5.7% of net sales), from $37.5 million in 1995 (6.3% of net sales). Excluding the divestiture companies and the four company-owned retail stores, export sales would have been 5.7% of net sales in both 1995 and 1996. Export sales will continue to be a focus of the Company and are expected to increase generally at a faster rate than domestic sales.

     Cost of sales decreased by $91.3 million, or 18.2%, in fiscal 1996 and represented 82.8% of net sales, down from 83.9% of net sales in fiscal 1995. On a pro forma basis, excluding the divestiture companies and the company-owned retail stores, cost of sales decreased to 82.1% of net sales in 1996, from 84.2% of net sales in 1995. Cost of sales in 1996 was positively impacted by the Company's decision to curtail health care benefits to retirees and to terminate its qualified defined benefit pension plan. As more fully discussed in notes 10 and 11 to the consolidated financial statements, these two actions in the aggregate resulted in a $4.4 million decrease in cost of sales. The Company estimates that, on an ongoing basis, the elimination of these two employee benefits will save the Company over $3.0 million annually. Excluding the divestiture companies and the company-owned retail stores, the above mentioned nonrecurring 1996 transactions, and non-cash charges totalling $5.3 million recorded in 1995, cost of sales was 83.1% of net sales in both 1996 and 1995. Negatively impacting margins in 1996 and 1995 were production decreases of 5.8% and 7.5%, respectively, to reduce inventory levels of the casegoods group, resulting in high amounts of unabsorbed fixed overhead costs. The Company believes that 1997 gross margins will improve over the 1996 pro forma gross margin of 16.9% as a result of new product introductions, increased sales and increased production levels.

     Selling, general and administrative (SG&A) expenses were 14.9% of net sales in 1996, compared to 16.9% of net sales in fiscal 1995. On a pro forma basis, excluding the divestiture companies and the company-owned retail stores, SG&A expenses were 14.8% of net sales in 1996, compared to 16.2% of net sales in 1995. This decrease was primarily attributable to the second quarter 1995 non-cash charge (totalling $2.3 million) to increase the Company's bad debt reserves and provide for other miscellaneous expenses, as well as to higher costs in 1995 associated with the Company's accounts receivable securitization program, which was in place for all of 1995 and terminated at the end of 1996's first quarter. SG&A expenses also declined during 1996 as a result of an approximate 10.0% reduction in the Company's salaried work force, consolidation of certain administrative functions, and cutbacks in advertising. The Company anticipates that 1997 SG&A expenses will be in the range of 14.0%-14.5% of net sales.

     Other deductions increased in the aggregate to 2.5% of fiscal 1996's net sales from 2.2% in the prior year. Interest expense, as a percent of net sales, was 2.4% in 1996 compared to 2.0% in 1995 due to higher interest rates. Other deductions in 1996 were positively impacted by a $1.7 million insurance settlement. Other deductions in 1996 and 1995 included non-cash charges totalling $0.9 million and $2.2 million, respectively, attributable to the write-off of unamortized financing costs and other noncurrent assets, and the recognition of other liabilities. The Company believes its 1997 interest expense will decrease due to lower outstanding average borrowings and an anticipated decrease in the Company's effective interest rate, both of which are directly dependent upon improved profitability and cash flow.

     The principal reason for the increase in the Company's effective tax benefit rate to 45.1% in fiscal 1996 from 42.0% in the previous year was the realization of tax benefits from the utilization of research and experimentation tax credits. The Company's combined effective Federal and state tax rate for 1997 is expected to approximate 39.0%.

FISCAL 1995 COMPARED TO 1994

     Consolidated net sales for fiscal 1995 rose $22.7 million, or 3.9%, to a record $599.2 million. On a pro forma basis, assuming Pilliod Furniture had been acquired at the beginning of fiscal 1994, the fiscal 1995 consolidated net sales increase would have been 2.5%. The reported increase of $22.7 million consisted of a $22.9 million, or 5.0%, increase in net sales of the ongoing businesses, partially offset by a cumulative decline of $0.2 million, or 0.2%, in net sales of the businesses sold or being held for sale in 1995.

     Of the $483.4 million in net sales recorded during fiscal 1995 by the ongoing businesses, approximately $284.4 million represented residential casegoods volume, approximately $124.5 million represented residential upholstery volume, and contract volume represented approximately $68.5 million. The balance of 1995 sales, totalling approximately $6.0 million, represented "other" business, primarily revenues from the sale of home furnishings accessories. The Company's 1995 sales trends were in line with the general industry pattern of stronger upholstery sales than casegoods sales. The Company's total residential upholstery sales for fiscal 1995 rose by $18.1 million, or 17.0%, while total residential casegoods sales for the year decreased $14.1 million, or 4.7%, from fiscal 1994's level. Total fiscal 1995 net sales of the Company's contract business, including the sale of accessories, rose by $13.0 million, or 23.4%, compared to the prior year.

     Cost of sales increased by $34.1 million, or 7.3%, in fiscal 1995 and represented 83.9% of net sales in the most recent year, up from 81.3% in fiscal 1994. Materials, labor and overhead costs all increased as a percentage of net sales in 1995, with the labor component showing the largest year-over-year growth. The labor increase resulted largely from the casegoods companies manufacturing parts that had previously been purchased and machine setup times not being fully absorbed due to smaller cut quantities. Materials price increases, which had been a major negative factor in 1994, moderated to a degree during 1995, particularly in the areas of hardwood lumber and particleboard, although these costs remained at fairly high levels on a historical basis. Further negatively impacting 1995 margins was a 7.5% decrease in production to reduce inventory levels of the casegoods group resulting in unusually high amounts of unabsorbed fixed overhead costs. An additional depressant on the 1995 gross margin was the non-cash charge (totalling $5.3 million) incurred in the second quarter to increase reserves for slow-moving and discontinued inventories. As a result of these factors, the Company's fiscal 1995 gross margin declined to a historical yearly low of 16.1%, compared to fiscal 1994's 18.7% gross margin.

     Selling, general and administrative (SG&A) expenses rose to 16.9% of net sales, compared to 16.3% in fiscal 1994. This increase was primarily attributable to the second quarter non-cash charge (totalling $2.3 million) to increase the Company's bad debt reserves and provide for other miscellaneous expenses, as well as higher costs associated with the Company's accounts receivable securitization program, which was in place for all of 1995 and carried larger average balances and discount rates than in fiscal 1994.

     Other deductions increased in the aggregate to 2.2% of fiscal 1995's net sales from 1.5% of prior year's net sales. Interest expense rose $2.9 million, despite average outstanding borrowings for fiscal 1995 remaining approximately the same as in the prior year, due to increases in short-term interest rates and an amendment to the Company's long-term credit facility, which resulted in a significantly higher borrowing rate for the Company beginning in August 1995.

     The principal reasons for the increase in the Company's fiscal 1995 effective tax rate to 42.0% from 14.1% in the previous year were tax benefits realized from the utilization of capital loss carryforwards during the year and various beneficial tax credits.

LIQUIDITY AND CAPITAL RESOURCES

     In July 1996, the Company refinanced its long-term and short-term bank credit facility with a new credit facility (the "Facility") which consisted of a $125.0 million three-year revolving credit loan and a $65.0 million term loan. On January 1, 1997, the Facility was amended to reduce the revolving credit loan to $110.0 million. The Facility is secured by substantially all the assets of the Company, including equipment, inventory, receivables and real property. Borrowings under the Facility bear interest at rates selected periodically by the Company of LIBOR plus 2.75%, or prime plus 1.75%, for the revolving credit loan, and LIBOR plus 3.00%, or prime plus 2.00%, for the term loan. The interest rate margin over LIBOR and prime can be reduced upon the Company meeting a financial ratio related to operating cash flow and debt levels. The term loan is to be repaid in forty quarterly installments of $1,625,000, of which the first installment was paid in December 1996. The

Facility restricts the amount of the Company's capital spending, lease obligations, borrowings, and the payment of dividends. Due to the refinancing, unamortized financing costs of $890,000 were charged to operations in 1996. In connection with the refinancing, the Company incurred fees and expenses aggregating approximately $4.0 million which will be amortized over the terms of the Facility.

     Effective March 28, 1996, the Company's trade accounts receivable securitization program was terminated in anticipation of the above mentioned refinancing. At December 30, 1995, the Company had generated cash of $36.0 million from the securitization program which was subsequently replaced with borrowings under the Company's long-term credit facility.

     On December 28, 1996, net working capital totalled $97.9 million and the current ratio was 2.6:1. Both of these financial measures increased over the prior year primarily due to the above mentioned termination of the accounts receivable securitization program, offset somewhat by a decrease in inventories and prepaid expenses aggregating approximately $12.9 million.

     During 1996, the Company generated net cash from operating activities of $25.5 million, an increase of $14.4 million compared to the prior year. During 1996, capital spending totalled $8.3 million (excluding the purchase of leased equipment relating to a divestiture company) down from the prior year's $11.6 million, as major capital projects initiated during years 1994 and 1995 were completed in early 1996, and a reduced capital spending program was initiated by management. Capital expenditures during 1996 and 1995 were funded from the operations of the Company and borrowings under the Company's existing long-term credit facility.

     Total debt as a percentage of total debt plus shareholders' equity (total debt ratio) was 51.6% at the end of 1996, compared to 48.1% a year earlier. The increase was due to termination of the previously mentioned trade accounts receivable securitization program in March 1996, offset by debt repayments in the aggregate in the second, third and fourth quarters of 1996 totalling $26.3 million. The Company anticipates spending less than $10.0 million for capital improvements during 1997, and believes that the unused revolving credit line available under the Facility ($31.0 million at December 28, 1996) and cash generated from operations, will be adequate to fund these planned investments, as well as its lease commitments. The Company anticipates that its cash flow from operations will exceed its capital expenditures in 1997, enabling the Company to further reduce its outstanding borrowings and accordingly, its total debt ratio.

IMPACT OF INFLATION

     Although the effects of inflation on the Company cannot be accurately determined, in 1996 the impact of inflation affected the Company's manufacturing costs in the areas of manufacturing overhead and raw materials other than lumber. The price of lumber, like the prices of other commodities, is affected more by the interaction of supply and demand than by inflation. Although 1996 margins were impacted by inflation, the Company's gross profit margins during the past several years have, in general, been impacted more by promotional selling discounts and plant downtime taken to curtail production than by inflation. The Company believes it will be able to largely offset the effects of inflation by improving its manufacturing efficiency, increasing employee productivity, substituting raw materials, and increasing the selling prices of its products.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT'S STATEMENT OF RESPONSIBILITY

     The management of LADD Furniture, Inc. is responsible for the integrity of the financial statements of the Company and for ascertaining that the financial statements accurately reflect the financial position and results of operations of the Company. The financial statements were prepared in conformity with generally accepted accounting principles, applying estimates and management's best judgment, as required. Information presented elsewhere in the Company's Annual Report on Form 10-K is consistent with the financial statements.

     LADD has established and maintains a system of internal controls designed to provide reasonable assurance, at an appropriate cost, that the Company's assets are adequately safeguarded and that the accounting records reflect the transactions of the Company accurately, fairly and in reasonable detail. The internal control system provides for careful selection and training of personnel, the delegation of management authority and responsibility, the dissemination of management control policies and procedures and an internal audit program.

     The Board of Directors, through its Audit Committee consisting of three directors who are not officers or employees of the Company, is responsible for reviewing and monitoring the financial statements and accounting practices of the Company. The Audit Committee meets periodically, either separately or jointly, with the independent auditors, representatives of management and the Company's internal auditors to discuss auditing, accounting and financial statement matters. To ensure complete independence, representatives of KPMG Peat Marwick LLP, certified public accountants retained by the Company to audit the financial statements, have full and free access to meet with the Audit Committee with or without the presence of management representatives.

Fred L. Schuermann, Jr.                 William S. Creekmuir
President & Chief Executive Officer     Executive Vice President & CFO
February 7, 1997                        February 7, 1997

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND SHAREHOLDERS
LADD FURNITURE, INC.:

     We have audited the accompanying consolidated balance sheets of LADD Furniture, Inc. and subsidiaries as of December 30, 1995 and December 28, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 28, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LADD Furniture, Inc. and subsidiaries as of December 30, 1995 and December 28, 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 28, 1996 in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP
Greensboro, North Carolina
February 7, 1997

                     LADD FURNITURE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

    YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995, AND DECEMBER 28, 1996

                                                                                            1994         1995         1996
                                                                                             DOLLAR AMOUNTS IN THOUSANDS,
                                                                                                   EXCEPT SHARE DATA
Net sales..............................................................................   $576,549      599,203      497,457
Cost of sales..........................................................................    468,881      502,999      411,697
     Gross profit......................................................................    107,668       96,204       85,760
Selling, general and administrative expenses...........................................     93,911      101,345       74,363
Restructuring expense..................................................................         --       25,120        3,431
     Operating income (loss)...........................................................     13,757      (30,261)       7,966
Other deductions:
  Interest expense.....................................................................      8,939       11,798       12,069
  Other deductions (income), net.......................................................       (199 )      1,367          399
                                                                                             8,740       13,165       12,468
     Earnings (loss) before income taxes...............................................      5,017      (43,426)      (4,502)
Income tax expense (benefit)...........................................................        709      (18,236)      (2,032)
     Net earnings (loss)...............................................................   $  4,308      (25,190)      (2,470)
Net earnings (loss) per common share...................................................   $   0.56        (3.26)       (0.32)
Cash dividends per common share........................................................   $   0.36         0.27         0.00
Weighted average number of common shares outstanding...................................   7,696,689    7,720,783    7,722,085

          See accompanying notes to consolidated financial statements.

                     LADD FURNITURE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                                    DECEMBER 30,    DECEMBER 28,
                                                                                                        1995            1996
                                                                                                    DOLLAR AMOUNTS IN THOUSANDS,
                                                                                                         EXCEPT SHARE DATA
ASSETS
Current assets:
  Cash...........................................................................................     $  1,272             469
  Trade accounts receivable, less allowances for doubtful receivables, discounts, returns
     and allowances of $4,057 and $3,005, respectively...........................................       38,288          66,730
  Inventories....................................................................................       89,466          84,484
  Prepaid expenses and other current assets......................................................       13,663           5,768
       Total current assets......................................................................      142,689         157,451
Property, plant and equipment, net...............................................................       82,586          74,729
Businesses held for sale, net....................................................................        8,052              --
Intangible and other assets, net.................................................................       79,659          81,415
                                                                                                      $312,986         313,595
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt.........................................................     $    309           5,093
  Short-term bank borrowings.....................................................................        3,037              --
  Trade accounts payable.........................................................................       28,419          24,358
  Accrued expenses and other current liabilities.................................................       31,396          30,084
       Total current liabilities.................................................................       63,161          59,535
Long-term debt, excluding current installments...................................................      112,598         125,859
Deferred and other liabilities...................................................................       12,030           5,125
       Total liabilities.........................................................................      187,789         190,519
Shareholders' equity
  Preferred stock of $100 par value. Authorized 500,000 shares; no shares issued.................           --              --
  Common stock of $.30 par value. Authorized 50,000,000 shares, issued 7,726,993 shares and
     7,719,567 shares, respectively..............................................................        2,318           2,316
  Additional paid-in capital.....................................................................       49,905          49,736
  Retained earnings..............................................................................       73,829          71,359
                                                                                                       126,052         123,411
  Less unamortized value of restricted stock.....................................................         (855)           (335)
       Total shareholders' equity................................................................      125,197         123,076
Commitments and contingencies -- NOTE 13
                                                                                                      $312,986         313,595

          See accompanying notes to consolidated financial statements.

                     LADD FURNITURE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

    YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995, AND DECEMBER 28, 1996

                                                                                                1994        1995        1996
                                                                                                DOLLAR AMOUNTS IN THOUSANDS
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)........................................................................   $   4,308    (25,190)     (2,470)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
  Depreciation of property, plant and equipment............................................      14,143     12,671      10,887
  Amortization.............................................................................       3,669      3,758       4,444
  Restructuring expense....................................................................          --     25,120       3,431
  Provision for losses on trade accounts receivable........................................       1,521      2,898       3,308
  Gain on sales of property, plant and equipment...........................................         (89)      (314)       (147)
  Provision for deferred income taxes......................................................      (1,204)   (13,419)      1,873
  Increase (decrease) in deferred and other liabilities....................................       1,388      1,297      (2,564)
  Change in assets and liabilities, net of effects from acquisition, divestitures and classification of businesses held for sale:
     (Increase) decrease in trade accounts receivable......................................      (2,517)    (7,988)      5,736
     (Increase) decrease in inventories....................................................     (10,709)     8,126       5,417
     (Increase) decrease in prepaid expenses and other current assets......................      (1,886)    (2,084)      5,648
     Increase (decrease) in trade accounts payable.........................................      (2,496)     3,608      (3,738)
     Increase (decrease) in accrued expenses and other current liabilities.................      (3,313)     2,607      (6,320)
  Total adjustments........................................................................      (1,493)    36,280      27,975
     Net cash provided by operating activities.............................................       2,815     11,090      25,505
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Pilliod Furniture, net of cash acquired...................................     (23,847)        --          --
  Additions to property, plant and equipment...............................................     (31,825)   (11,560)     (8,347)
  Purchase leased manufacturing equipment..................................................          --         --      (4,648)
  Proceeds from sales of property, plant and equipment.....................................         962        191         246
  Proceeds from sales of idle assets.......................................................          --         --       1,570
  Proceeds from sales of businesses........................................................          --     28,004       5,284
  Additions to intangible and other assets.................................................      (1,150)    (3,715)     (2,759)
     Net cash provided by (used in) investing activities...................................     (55,860)    12,920      (8,654)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings.................................................................     136,666        330     127,092
  Proceeds from (repayments of) sales of trade accounts receivable.........................      32,485      3,515     (36,000)
  Proceeds from sale leaseback of equipment................................................      14,566      6,691       3,538
  Principal payments on borrowings.........................................................    (130,020)   (31,706)   (112,103)
  Dividends paid...........................................................................      (2,771)    (2,086)         --
  Other....................................................................................       1,383          8        (171)
     Net cash provided by (used in) financing activities...................................      52,309    (23,248)    (17,644)
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                             (38)       (66)        (10)
  Net increase (decrease) in cash..........................................................        (774)       696        (803)
Cash at beginning of year..................................................................       1,350        576       1,272
Cash at end of year........................................................................   $     576      1,272         469

          See accompanying notes to consolidated financial statements.

                     LADD FURNITURE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

    YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995, AND DECEMBER 28, 1996

                                                                                                            UNAMORTIZED
                                                   NUMBER              ADDITIONAL    CURRENCY                VALUE OF
                                                  OF SHARES   COMMON    PAID-IN     TRANSLATION  RETAINED   RESTRICTED
                                                   ISSUED     STOCK     CAPITAL     ADJUSTMENT   EARNINGS      STOCK
                                                             DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA
BALANCE AT JANUARY 1, 1994......................  7,688,719   $2,306     49,186          (170)     99,568        (787)
  Shares issued in connection with incentive
     stock option plan..........................        782      --          19            --          --          --
  Purchase of restricted stock..................     (6,142)     (1 )      (170)           --          --         170
  Shares issued in connection with and
     amortization of employee restricted stock
     awards.....................................     16,792       5         481            --          --        (200)
  Currency translation adjustment...............         --      --          --           (38)         --          --
  Net earnings..................................         --      --          --            --       4,308          --
  Dividends paid................................         --      --          --            --      (2,771)         --
BALANCE AT DECEMBER 31, 1994....................  7,700,151   2,310      49,516          (208)    101,105        (817)
  Purchase of restricted stock..................     (2,452)     (1 )       (68)           --          --          68
  Shares issued in connection with and
     amortization of employee restricted stock
     awards.....................................     29,294       9         457            --          --        (106)
  Currency translation adjustment...............         --      --          --           (66)         --          --
  Reclassification to businesses held for sale..         --      --          --           274          --          --
  Net loss......................................         --      --          --            --     (25,190)         --
  Dividends paid................................         --      --          --            --      (2,086)         --
BALANCE AT DECEMBER 30, 1995....................  7,726,993   2,318      49,905            --      73,829        (855)
  Purchase of restricted stock..................     (7,426)     (2 )      (169)           --          --         169
  Amortization of employee restricted stock
     awards.....................................         --      --          --            --          --         351
  Net loss......................................         --      --          --            --      (2,470)         --
BALANCE AT DECEMBER 28, 1996....................  7,719,567   $2,316     49,736            --      71,359        (335)

                                                      TOTAL
                                                  SHAREHOLDERS'
                                                     EQUITY
BALANCE AT JANUARY 1, 1994......................     150,103
  Shares issued in connection with incentive
     stock option plan..........................          19
  Purchase of restricted stock..................          (1)
  Shares issued in connection with and
     amortization of employee restricted stock
     awards.....................................         286
  Currency translation adjustment...............         (38)
  Net earnings..................................       4,308
  Dividends paid................................      (2,771)
BALANCE AT DECEMBER 31, 1994....................     151,906
  Purchase of restricted stock..................          (1)
  Shares issued in connection with and
     amortization of employee restricted stock
     awards.....................................         360
  Currency translation adjustment...............         (66)
  Reclassification to businesses held for sale..         274
  Net loss......................................     (25,190)
  Dividends paid................................      (2,086)
BALANCE AT DECEMBER 30, 1995....................     125,197
  Purchase of restricted stock..................          (2)
  Amortization of employee restricted stock
     awards.....................................         351
  Net loss......................................      (2,470)
BALANCE AT DECEMBER 28, 1996....................     123,076

          See accompanying notes to consolidated financial statements.

                              LADD FURNITURE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     The Company is one of the largest residential furniture manufacturers in the United States with 20 manufacturing facilities in eight states. Following a restructuring of its businesses in 1995, the Company's products consist principally of casegoods and upholstery furniture in a wide range of styles for bedrooms, family rooms, dining rooms and living rooms in the low-medium to high-medium price ranges for the residential and contract (principally hotel/motel) markets. Residential casegoods, residential upholstery and contract products comprised approximately 56%, 25% and 16%, respectively, of the Company's 1996 net sales. The Company currently sells to more than 8,000 customers, including retail furniture chains, national general retailers, department stores, independent furniture retailers, major hotel chains and others located throughout the United States and overseas.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of LADD Furniture, Inc. and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in consolidation.

  FISCAL YEAR

     The Company's fiscal year ends on the Saturday nearest the end of December. Fiscal year 1994 ended December 31, 1994; fiscal year 1995 ended December 30, 1995; and fiscal year 1996 ended December 28, 1996.

  REVENUE RECOGNITION

     Sales are recognized when products are shipped and invoiced to customers. Monthly provision is made for doubtful receivables, discounts, returns and allowances.

     Substantially all of the Company's accounts receivable are due from customers described above. Management periodically performs credit evaluations of its customers and generally does not require collateral. The Company has no concentrated credit risk with any individual customer.

  INVENTORIES

     Approximately 71% in 1995 and 74% in 1996 of the Company's inventories are valued using the last-in, first-out (LIFO) cost method, which is not in excess of market. All other inventories in 1995 and 1996 are valued at the lower of first-in, first-out (FIFO) cost or market (net realizable value).

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation of plant and equipment is provided over the estimated useful lives of the respective assets on the straight-line method. Estimated useful lives are 10 to 35 years for buildings and improvements and 3 to 13 years for machinery and equipment.

     The Company accounts for any impairment of property, plant and equipment under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable.

  INCOME TAXES

     Deferred tax assets and liabilities are recognized for the temporary differences between the financial statement carrying amounts and the tax bases of the Company's assets, liabilities, and loss and tax credit carryforwards at income tax rates expected to be in effect when such amounts are realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

                              LADD FURNITURE INC.

  EARNINGS PER SHARE

     Earnings per share are calculated based upon the weighted average number of common shares outstanding during each fiscal year. The effect of dilutive stock options on the calculation is insignificant in each of the fiscal years presented.

  INTANGIBLE ASSETS

     Intangible assets consist principally of values assigned to patents, furniture designs, trade names and the excess of cost over the assigned value of net assets acquired. These assets are being amortized using the straight-line method over periods of 15 to 40 years. The Company assesses the recoverability of the excess of cost over the assigned value of net assets acquired by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations. The assessment of the recoverability of the excess of cost over the assigned value of net assets acquired will be impacted if estimated future operating cash flows are not achieved.

  PENSION AND OTHER POSTRETIREMENT PLANS

     The Company and several of its subsidiaries are participants in a defined benefit pension plan covering qualified salaried and hourly employees. The benefits are based on years of service or the employee's final average compensation before retirement. The defined benefit plan was amended on December 13, 1996 to provide that no additional benefits would accrue after December 31, 1996. The Company intends to terminate the defined benefit plan upon receiving required regulatory approvals.

     The Company provided certain health care benefits for certain retired employees through June 1, 1996, when these benefits were curtailed. Prior to curtailment, the Company provided for the cost of its obligation over the period the employees rendered the services necessary to earn the postretirement benefits.

     Prior to their termination, the cost of the above benefit plans was funded currently.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash, trade accounts receivable, prepaid expenses and other current assets, trade accounts payable and accrued expenses and other current liabilities approximates fair value because of the short maturity of these financial instruments.

     The fair value of the Company's long-term debt is estimated by discounting the future cash flows at rates currently offered to the Company for similar debt instruments of comparable maturities. The fair value of the Company's long-term debt approximates the face value of the debt due to the variable interest rates on the majority of long-term debt at December 28, 1996.

  STOCK OPTION PLAN

     Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  TRANSPORTATION OPERATIONS

     The Company operates trucking fleets for its casegoods and upholstery operations for the delivery of products to customers and inbound raw materials. Beginning in the fourth quarter of 1996, the Company began accounting for the

                              LADD FURNITURE INC.

revenues and direct operating expenses of the transportation operations as other income (net). Accordingly, revenues and direct operating expenses of $14,288,000 and $12,950,000, respectively, previously accounted for as net sales and cost of sales, were reclassified in 1996. All transportation revenues and direct operating expenses have similarly been reclassified for all prior periods included in the consolidated financial statements.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of a foreign subsidiary sold in February 1996 were translated at year-end rates of exchange, and revenues and expenses were translated at the average rates of exchange for the year. Gains and losses resulting from translation were accumulated in a separate component of shareholders' equity until June 1995, at which time the balance was transferred to businesses held for sale. Gains and losses resulting from foreign currency transactions are included in net earnings (loss).

  USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

NOTE 2: RESTRUCTURING AND DIVESTITURES

     In June 1995, the Company recorded a $25,696,000 non-cash restructuring charge. The restructuring charge resulted from the Company's decision to divest four operating companies (businesses held for sale), close four Company-owned retail stores and reorganize the remaining companies to improve operating performance. During the fourth quarter of 1995, the Company recorded a $576,000 net decrease in restructuring expense as a result of: (i) finalizing sales of two operating companies; (ii) revising the fair value of the remaining two operating companies; (iii) recording additional charges for executive severance; and (iv) other miscellaneous expenses. The net restructuring charge of $25,120,000 for the year ended December 30, 1995 consisted of: (a) $17,379,000 to write-down businesses sold or held for sale to their estimated fair value, net of disposition expenses; (b) $3,699,000 to increase reserves for costs associated with closing four retail stores; (c) $2,614,000 to provide for severance expense and other costs; and (d) $1,428,000 to write-down selected machinery to estimated fair value because of changes in manufacturing processes. In December 1995, the Company sold two of the businesses held for sale for cash proceeds aggregating $28,004,000, a 12% interest in the purchaser of one of the businesses valued at $2,200,000, and a $1,000,000 subordinated note.

     In 1996, the Company recorded aggregate non-cash restructuring charges of $3,431,000 which consisted of: (i) $4,200,000 charge in the first quarter due to the necessity to liquidate versus sell one of the remaining businesses and a shortfall in anticipated proceeds on the other business; (ii) $945,000 in the first quarter 1996 for severance related to continuing restructuring of the Company ($130,000 related to restricted stock awards was credited to shareholders' equity); and (iii) $1,714,000 aggregate credits recorded in the second, third and fourth quarters as a result of proceeds from the liquidation of idle assets held for sale exceeding earlier estimates. In February 1996, the Company sold one of its businesses for cash and a subordinated note totalling approximately $10,000,000 and the purchaser's assumption of approximately $1,900,000 of Industrial Revenue Bonds. The amount of the subordinated note totalled $1,082,000. Effective June 1996, the Company closed its last business held for sale and subsequently liquidated for cash substantially all the inventory, machinery and equipment. In December 1996, the Company sold the manufacturing plant of the business for cash and a note receivable.

                              LADD FURNITURE INC.

     The costs charged against restructuring reserves associated with the items in the footnote above include the following:

                                                                                                    DECEMBER 30,    DECEMBER 28,
                                                                                                        1995            1996
                                                                                                            IN THOUSANDS
Restructuring reserve, beginning balance.........................................................     $ --              3,964
Additions........................................................................................        6,313            815
Reclassification from businesses held for sale...................................................       --              2,390
Write-off of excess of cost over the assigned value of net assets acquired.......................       (1,037)        --
Payments:
  Lease termination costs........................................................................         (406)          (758)
  Severance......................................................................................         (184)        (2,528)
  Other..........................................................................................         (722)        (1,542)
Adjustments......................................................................................       --               (666)
Restructuring reserve, ending balance............................................................     $  3,964          1,675

     The following unaudited pro forma information shows consolidated operating results for the periods presented as though the Company had divested the four operating companies and closed the four company-owned retail stores as of January 1, 1994, excluding the restructuring expense recorded during 1995 and 1996:

                                                                                            1994       1995       1996
                                                                                             IN THOUSANDS (UNAUDITED)
Net sales..............................................................................   $460,579    483,449    481,911
Earnings (loss) before interest and income taxes.......................................     11,486     (3,973)    14,476

NOTE 3: ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM

     During fiscal year 1994 through March 28, 1996, the Company participated in a revolving accounts receivable facility which provided for the sale of a defined pool of trade accounts receivable through a wholly-owned subsidiary to a third-party purchaser. The Company and the third-party purchaser terminated the facility on March 28, 1996 in anticipation of the Company's refinancing of its then existing bank credit facility. The total cost of the program, which aggregated $1,458,000, $2,585,000 and $454,000 in 1994, 1995 and 1996,
respectively, is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

     At December 30, 1995, the defined pool of trade accounts receivable totalled approximately $46,430,000 and the purchaser's investment totalled $36,000,000, and the Company retained an ownership interest of approximately $10,430,000, of which approximately $9,065,000 was subordinate to that of the purchaser. The purchaser's average investment for 1994, 1995 and 1996, through termination of the facility, was approximately $28,969,000, $35,011,000 and $27,675,000, respectively. The purchaser's investment is reflected as a reduction of trade accounts receivables in the December 30, 1995 consolidated balance sheet.

                              LADD FURNITURE INC.

NOTE 4: INVENTORIES

     A summary of inventories follows:

                                                                                        DECEMBER 30,    DECEMBER 28,
                                                                                            1995            1996
                                                                                                IN THOUSANDS
Inventories on the FIFO cost method:
  Finished goods.....................................................................     $ 50,847          45,459
  Work in process....................................................................       17,165          14,093
  Raw materials and supplies.........................................................       33,140          35,613
     Total inventories on FIFO cost method...........................................      101,152          95,165
Less adjustments of certain inventories to the LIFO cost method......................      (11,686)        (10,681)
                                                                                          $ 89,466          84,484

NOTE 5: PROPERTY, PLANT AND EQUIPMENT

     A summary of property, plant and equipment follows:

                                                                                        DECEMBER 30,    DECEMBER 28,
                                                                                            1995            1996
                                                                                                IN THOUSANDS
Land and improvements................................................................     $  4,356           4,888
Buildings and improvements...........................................................       70,780          73,690
Machinery and equipment..............................................................       69,389          72,923
Construction in progress.............................................................        5,173           1,793
                                                                                           149,698         153,294
Less accumulated depreciation........................................................      (67,112)        (78,565)
                                                                                          $ 82,586          74,729

NOTE 6: INTANGIBLE AND OTHER ASSETS

     A summary of intangible and other assets follows:

                                                                                        DECEMBER 30,    DECEMBER 28,
                                                                                            1995            1996
                                                                                                IN THOUSANDS
Excess of cost over the assigned value of net assets acquired........................     $ 54,879          54,879
Trade names..........................................................................       21,700          21,700
Furniture designs and patents........................................................        8,815           8,815
Other................................................................................        7,460          12,385
                                                                                            92,854          97,779
Less accumulated amortization........................................................      (13,195)        (16,364)
                                                                                          $ 79,659          81,415

                              LADD FURNITURE INC.

NOTE 7: ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     A summary of accrued expenses and other current liabilities follows:

                                                                                        DECEMBER 30,    DECEMBER 28,
                                                                                            1995            1996
                                                                                                IN THOUSANDS
Payrolls, commissions and employee benefits..........................................     $ 16,775         14,281
Other................................................................................       14,621         15,803
                                                                                          $ 31,396         30,084

NOTE 8: LONG-TERM DEBT AND SHORT-TERM BANK BORROWINGS

     Long-term debt consists of the following:

                                                                                        DECEMBER 30,    DECEMBER 28,
                                                                                            1995            1996
                                                                                                IN THOUSANDS
Term loan, due at various dates......................................................     $ --              63,375
Revolving credit loan, due July 12, 1999.............................................       --              60,336
Term loan, repaid in 1996............................................................       48,100          --
Revolving credit loan, repaid in 1996................................................       59,000          --
Other indebtedness, primarily fixed-rate industrial revenue bonds, due through
  2009...............................................................................        5,807           7,241
  Total long-term debt...............................................................      112,907         130,952
Less current installments of long-term debt..........................................          309           5,093
  Long-term debt, excluding current installments.....................................     $112,598         125,859

     On July 12, 1996, the Company entered into a $190,000,000 long-term secured credit facility (the "Facility") which consisted of a $125,000,000 three-year revolving credit loan and a $65,000,000 term loan. The term loan portion of the Facility will be repaid in forty quarterly installments of $1,625,000 commencing January 1, 1997 of which the first installment was paid in December 1996. On January 1, 1997, the Company reduced the revolving credit loan to $110,000,000.

     Borrowings under the revolving credit loan and the term loan bear interest at rates selected periodically by the Company of LIBOR plus 2.75% and 3.00%, respectively, or prime plus 1.75% and 2.00%, respectively. At December 28, 1996, LIBOR was 5.6172% and the prime rate was 8.25%. Under the Facility, the Company pays a commitment fee of 1/2% per annum on the unused portion of the revolving credit facility. In connection with the refinancing, the Company incurred fees and expenses aggregating approximately $4,000,000 which will be amortized over the terms of the Facility. The interest rate margin over LIBOR and prime and the commitment fee can be reduced upon the Company meeting a financial ratio related to operating cash flow and debt levels.

     The Facility is secured by substantially all the existing and hereafter acquired assets of the Company. Availability on the revolving credit loan is determined by levels of eligible inventory and eligible trade accounts receivable of the Company. The Facility contains customary covenants for asset based loans which restrict future borrowings, dividends and capital spending; require maintenance of a minimum net worth; and include financial covenant ratios related to cash flow, earnings and debt. At December 28, 1996, the Company's availability for future borrowings under its revolving credit loan was approximately $31,000,000. At December 28, 1996, the Company was in compliance with all covenants under the Facility.

     In connection with amending in 1995 and refinancing in 1996 the Company's long and short-term bank loans, approximately $525,000 in 1995 and $890,000 in 1996 of unamortized financing fees were charged to operations. At December 30, 1995, borrowings under the previous bank term loan and bank revolving credit loan bore interest at LIBOR (5.625%) plus 2 1/8%, or prime (8.50%) plus 1 1/8%.

                              LADD FURNITURE INC.

     Short-term bank borrowings totalled $3,037,000 at December 30, 1995. The average short-term borrowing rate in 1995 and 1996 was 6.70% and 7.62%, respectively. The facility was repaid in July 1996 in connection with refinancing the Company's then existing bank credit facility.

     The aggregate annual maturities of long-term debt during each of the five fiscal years subsequent to December 28, 1996 are approximately as follows:
$5,093,000 in 1997; $6,826,000 in 1998; $66,926,000 in 1999; $6,590,000 in 2000;
$11,267,000 in 2001; and $34,250,000 thereafter.

     Interest paid by the Company in 1994, 1995 and 1996 amounted to approximately $8,014,000, $12,218,000 and $12,241,000, respectively.

NOTE 9: EMPLOYEE STOCK PLANS

  STOCK OPTION PLAN

     Under an incentive stock option plan, the Company grants nontransferable stock options to officers, key management employees and non-employee directors. Options are generally granted at fair market value on the dates of the grant. All optionees were employees or directors of the Company on the date of grant and throughout the term of the option except in the case of death, retirement, or disability. The Company applies APB Opinion No. 25, and related interpretations in accounting for the plan. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for the restricted stock awards discussed below. Had compensation cost for the Company's stock option plan been determined based upon the fair value at the grant date for awards under this plan consistent with the methodology prescribed under SFAS No. 123, the Company's net losses and loss per share would have increased by approximately $38,300 or $0.00 per share, for 1995 and $378,000, or $0.05 per share, for 1996. The weighted average fair value of the options granted during 1995 is estimated as $6.32 and during 1996 is estimated as $4.90 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield, volatility of 30.5%, risk-free interest rate of 5.5%, assumed forfeiture rate of 17.8%, and an expected life of 6 years.

     A total of 1,188,889 shares were reserved for option under the previous and current plans. At December 28, 1996, approximately 247,000 shares are available for future option. Options granted prior to 1991 are generally exercisable at the cumulative rate of 20% per year after one year from the date of grant. Options granted subsequent to 1990 are generally exercisable at the cumulative rate of 25% per year after one year from the date of grant. Options expire over a period not to exceed ten years from the date of grant. Stock option activity during 1994, 1995 and 1996 follows:

                                                                                                          WEIGHTED
                                                                                          NUMBER OF        AVERAGE
                                                                                           SHARES      EXERCISE PRICE
Outstanding at January 1, 1994.........................................................    197,461         $ 33.70
Granted in 1994........................................................................    188,645         $ 19.46
Exercised in 1994......................................................................       (782 )       $ 24.00
Cancelled in 1994......................................................................    (46,670 )       $ 34.63
Outstanding at December 31, 1994.......................................................    338,654         $ 25.58
Granted in 1995........................................................................     40,882         $ 15.49
Cancelled in 1995......................................................................   (127,358 )       $ 29.07
Outstanding at December 30, 1995.......................................................    252,178         $ 21.90
Granted in 1996........................................................................    442,510         $ 11.86
Cancelled in 1996......................................................................    (98,533 )       $ 21.76
Outstanding at December 28, 1996.......................................................    596,155         $ 14.63
Exercisable at December 28, 1996.......................................................     92,943         $ 23.71

     The Company had 111,251 and 98,871 shares exercisable at December 31, 1994 and December 30, 1995, respectively, with a weighted average exercise price totalling $32.46 and $26.31, respectively.

                              LADD FURNITURE INC.

     The following table summarizes information concerning currently outstanding and exercisable options:

                                  OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                      NUMBER        WEIGHTED-AVG.                         NUMBER
                    OUTSTANDING       REMAINING       WEIGHTED-AVG.     EXERCISABLE     WEIGHTED-AVG.
   RANGE OF         AT DEC. 28,      CONTRACTUAL        EXERCISE        AT DEC. 28,       EXERCISE
EXERCISE PRICES        1996             LIFE              PRICE            1996             PRICE
 $ 10.75-$15.75       455,876         9.2   years        $ 12.04            5,847          $ 15.13
 $ 17.25-$24.75        95,611         7.3                $ 18.40           55,000          $ 19.11
 $ 26.25-$40.50        44,668         6.0                $ 33.03           32,096          $ 33.15
                      596,155         8.7                $ 14.63           92,943          $ 23.71

  RESTRICTED STOCK AWARDS

     The Board of Directors periodically awards restricted Common Stock to key management employees. Vesting of such awards is subject to future service requirements of five years from the date of each award. The difference between cash paid by the employee for the awarded shares, generally par value, and the market value of the shares as of the award date is amortized over the five-year service requirement. During 1994 and 1995, the Board of Directors awarded and issued 16,792 and 29,294 shares, respectively. No shares were awarded during 1996.

NOTE 10: EMPLOYEE BENEFIT PLANS

  DEFINED BENEFIT PENSION PLAN

     The Company and several of its subsidiaries had noncontributory defined benefit pension plans covering qualified salaried and hourly employees which were merged into a common plan on December 31, 1996. The merged plan provides pension benefits to qualified employees based on the participant's final average salary before retirement or based on years of service. The Company's policy has been to fund normal costs and amortization of prior service costs. The defined benefit plan was amended on December 13, 1996 to provide that no additional benefits would accrue after December 31, 1996. The Company intends to terminate the defined benefit plan upon receiving required regulatory approvals.

     In addition to the qualified defined benefit plan, the Company has a nonqualified retirement plan covering certain salaried employees. At December 30, 1995 and December 28, 1996, the Company had approximately $538,000 and $675,000, respectively, of assets available to fund future obligations of the nonqualified plan. These assets are included in intangible and other assets, and the related liability is included in deferred and other liabilities in the accompanying consolidated balance sheets. The liability for the nonqualified retirement plan is reflected in the reconciliation of the funded status of the plans below.

                              LADD FURNITURE INC.

     The following sets forth the funded status of the plans:

                                                                              DECEMBER 30, 1995             DECEMBER 28, 1996
                                                                          ASSETS        ACCUMULATED       ASSETS      ACCUMULATED
                                                                          EXCEED         BENEFITS          EQUAL       BENEFITS
                                                                        ACCUMULATED       EXCEED        ACCUMULATED     EXCEED
                                                                         BENEFITS         ASSETS         BENEFITS       ASSETS
                                                                                              IN THOUSANDS
Actuarial present value of benefit obligations:
  Vested benefit obligation...........................................   $ (21,463)       (18,623)        (49,280)       (1,562)
  Accumulated benefit obligation......................................   $ (21,797)       (19,037)        (49,280)       (1,794)
Projected benefit obligation for service rendered to date.............   $ (27,958)       (20,901)        (49,280)       (2,393)
Less plan assets at fair value, primarily equity and fixed income
  investment funds in 1995 and money market equivalents in 1996.......      25,921         17,384          49,280        --
Projected benefit obligation in excess of plan assets.................      (2,037)        (3,517)         --            (2,393)
Unrecognized net obligation (asset) at transition being amortized over
  15 years............................................................          73           (568)         --            --
Unrecognized net (gain) loss..........................................      (1,214)         2,315          --               (25)
Unrecognized prior service cost.......................................       1,396            644          --               593
Adjustment required to recognize minimum liability....................      --               (527)         --            --
Pension liability recognized in the consolidated balance sheets.......   $  (1,782)        (1,653)         --            (1,825)

     The accumulated benefit obligation at December 28, 1996 reflects the expected increase in benefits under the defined benefit plan to fully utilize all plan assets.

     Net pension expense for the plans for 1994, 1995 and 1996 included the following components:

                                                                                                     1994       1995      1996
                                                                                                           IN THOUSANDS
Service costs -- benefits earned during the period...............................................   $ 2,374     2,047     2,119
Interest cost on projected obligation............................................................     3,101     3,186     3,440
Return on assets.................................................................................      (121)   (9,036)   (6,133)
Amortization of unrecognized net obligation (asset) at transition and net deferrals..............    (2,522)    6,038     3,032
Curtailment gain.................................................................................        --        --      (738)
Net pension expense..............................................................................   $ 2,832     2,235     1,720

     The Company also recorded in 1995 a net curtailment gain resulting from the Brown Jordan and Lea Lumber & Plywood divestitures totalling approximately $692,000, and in 1996 a net curtailment gain resulting from the closing of Daystrom Furniture totalling approximately $279,000. These curtailment gains were included in determining restructuring expense in the 1995 and 1996 consolidated statements of operations.

     The projected benefit obligation at December 30, 1995 and December 28, 1996 was determined using an assumed discount rate of 7.25% and 7.50%, respectively. The plan assumes a long-term rate of salary increases of 4.50% to age 60, and 3.00% thereafter. The assumed long-term rate of return on plan assets was 8.50% for 1994, 1995 and 1996.

  DEFINED CONTRIBUTION PLANS

     The Company has savings plans for employees which qualify under Section 401(k) of the Internal Revenue Code. The plans allow eligible employees to contribute up to a fixed percentage of their compensation, with the Company matching a portion of each employee's contributions. Company contributions under the plans aggregated approximately $635,000 in 1994, $549,000 in 1995 and $485,000 in 1996. Effective January 1, 1997, the Company amended its defined contribution

                              LADD FURNITURE INC.

plans. The effect of the plan amendment is to increase base Company matching contributions by approximately $900,000 annually. Further, such contributions will be in the form of the Company's Common Stock.

NOTE 11: POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     Prior to 1996, the Company had plans which provided postretirement health care benefits for certain employees. These benefits included major medical insurance with deductible and coinsurance provisions. The Company paid all benefits on a current basis and the plans were not funded.

     On May 10, 1996, the Company curtailed the postretirement features of its health care benefit program, effective July 1, 1996. As a result of this curtailment, the Company had an aggregate credit of approximately $4,200,000 recognized in 1996's operating income ($3,700,000 in cost of sales and $500,000 in selling, general and administrative expenses).

     The components of the net postretirement benefit cost (credit) for 1994, 1995 and 1996 are as follows:

                                                                                                       1994     1995      1996
                                                                                                            IN THOUSANDS
Service costs......................................................................................   $  286      232        77
Interest costs of benefit obligation...............................................................    1,132    1,252       417
Amortization of transition obligation..............................................................      759      759       253
Curtailment gain...................................................................................       --       --    (4,947)
                                                                                                      $2,177    2,243    (4,200)

     The plan's funded status as of December 31, 1995 was as follows:

                                                                                                                   IN THOUSANDS
Accumulated postretirement benefit obligation:
  Retirees......................................................................................................     $(10,329)
  Active participants eligible to retire........................................................................       (4,191)
  Other active participants.....................................................................................       (2,480)
                                                                                                                      (17,000)
Unrecognized net loss...........................................................................................          338
Unrecognized transition obligation being amortized over 20 years................................................       12,906
Accrued postretirement benefit cost.............................................................................     $ (3,756)

     The postretirement benefit obligation was determined by application of the terms of the various plans using relevant actuarial assumptions. Health care costs were projected to increase at annual rates ranging from 8.00% in 1995 down to 5.50% in 1997 and thereafter. The assumed discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1994 and December 30, 1995 was 8.50% and 7.25%, respectively.

                              LADD FURNITURE INC.

NOTE 12: INCOME TAXES

     Components of income tax expense (benefit) for 1994, 1995 and 1996 are as follows:

                                                                                                    1994       1995       1996
                                                                                                           IN THOUSANDS
Current:
Federal.........................................................................................   $ 1,769     (4,650)   (4,054)
State...........................................................................................       144       (167)      149
                                                                                                     1,913     (4,817)   (3,905)
Deferred:
Federal.........................................................................................    (1,034)   (11,521)    1,309
State...........................................................................................      (170)    (1,898)      564
                                                                                                    (1,204)   (13,419)    1,873
                                                                                                   $   709    (18,236)   (2,032)

     The effective income tax rate on earnings (loss) before income taxes for 1994, 1995 and 1996 was 14.1%, 42.0% and 45.1%, respectively. The actual income tax expense (benefit) differs from the "expected" income tax expense (benefit) computed by applying the Federal income tax rate of 34% to earnings (loss) before income taxes for 1994, 1995 and 1996 as follows:

                                                                                                    1994       1995       1996
                                                                                                           IN THOUSANDS
Computed "expected" income tax expense (benefit)................................................   $ 1,706    (14,765)   (1,531)
Increases (reductions) due to:
  Restructuring and reorganization charges......................................................        --     (1,664)    1,060
  State income taxes, net of Federal income tax benefit.........................................        28         53        99
  Amortization of the excess of cost over the assigned value of net assets acquired.............       463        587       451
  Expenses subject to percentage limitations....................................................       130        117        81
  Utilization of capital loss carryforwards to offset income tax expense of realized
     capital gains..............................................................................      (913)    (1,655)       --
  Tax credits, net..............................................................................      (230)      (571)   (1,316)
  Foreign trade income exemptions...............................................................      (154)      (193)     (375)
  Restricted stock compensation.................................................................        --         --      (204)
  Other.........................................................................................      (321)      (145)     (297)
Actual income tax expense (benefit).............................................................   $   709    (18,236)   (2,032)

     During 1994, the Company paid income taxes (net of refunds received) amounting to approximately $2,030,000. During 1995 and 1996, the Company received refunds (net of taxes paid) of approximately $188,000 and $8,360,000, respectively.

                              LADD FURNITURE INC.

     The tax effects of temporary differences and net operating loss carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                                                                                    DECEMBER 30,    DECEMBER 28,
                                                                                                        1995            1996
                                                                                                            IN THOUSANDS
Deferred tax liabilities:
  Inventories....................................................................................     $ (7,092)         (6,463)
  Property, plant and equipment..................................................................       (1,882)         (3,013)
  Intangible and other assets....................................................................       (7,201)         (6,351)
  Lease obligations..............................................................................       (8,422)         (5,372)
  Other..........................................................................................       (2,249)           (159)
     Total deferred tax liabilities..............................................................      (26,846)        (21,358)
Deferred tax assets:
  Accounts receivable............................................................................        1,854           1,081
  Inventories....................................................................................        3,145             998
  Liabilities and reserves.......................................................................       10,465           6,601
  Restructuring and reorganization...............................................................        8,064             337
  Tax credit carryforwards.......................................................................           --             604
  Net operating loss carryforwards...............................................................        1,885           8,468
  Other..........................................................................................          409             372
     Gross deferred tax assets...................................................................       25,822          18,461
  Valuation allowances...........................................................................       (1,885)         (1,885)
     Total deferred tax assets...................................................................       23,937          16,576
Net deferred tax liability.......................................................................     $ (2,909)         (4,782)

     Deferred taxes are classified in the accompanying consolidated balance sheets as follows:

                                                                                                    DECEMBER 30,    DECEMBER 28,
                                                                                                        1995            1996
                                                                                                            IN THOUSANDS
Prepaid expenses and other current assets........................................................     $  2,528             --
Accrued expenses and other current liabilities...................................................           --         (2,478)
Deferred income taxes............................................................................       (5,437)        (2,304)
                                                                                                      $ (2,909)        (4,782)

     In January 1994, a valuation allowance was provided for the deferred tax assets related to acquired subsidiary carryforward net operating loss (NOL) deductions from the stock purchase of Pilliod Furniture. The remaining NOL carryforward deductions of approximately $4,761,000 were not utilized in 1995 or 1996 and the NOL deductions can be carried forward up to 12 more years to offset future earnings, subject to normal annual limitations prescribed by tax law. A valuation allowance of $1,885,000 remains in deferred taxes for these unexpired future deductions. Tax benefits recognized subsequent to 1996 relating to the valuation allowance for deferred tax assets at December 28, 1996 will be applied to reduce the excess cost over the assigned value of Pilliod's net assets acquired.

     The Company believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the remaining deferred tax assets.

                              LADD FURNITURE INC.

NOTE 13: LEASES AND CONTINGENCIES

     The Company leases manufacturing facilities, various warehouses, sales offices and showrooms, as well as manufacturing, transportation and data processing equipment under operating leases which expire at various dates through 2026. Future minimum lease payments under noncancelable operating leases as of December 28, 1996 are:

                                                                                           IN THOUSANDS
Fiscal year:
1997....................................................................................     $  7,983
1998....................................................................................        8,241
1999....................................................................................        7,333
2000....................................................................................        5,467
2001....................................................................................        2,344
Thereafter..............................................................................        7,991
Total...................................................................................     $ 39,359

     In 1994, 1995 and 1996, the Company entered into sale leaseback agreements for certain manufacturing equipment located at several of its manufacturing facilities. These transactions have been recorded as asset sales. The cash proceeds from the sales of approximately $14,566,000, $6,691,000 and $3,538,000, respectively, were used to repay long-term debt. The gains from the sales of approximately $683,000, $323,000 and $150,000, respectively, have been recorded in the accompanying consolidated balance sheets as deferred income and are being amortized into operations over the term of the leases. Under the agreements, the Company will lease the equipment over 69 months. The Company has the option to purchase the equipment at the end of the lease terms.

     In February 1996, the Company repurchased $4,648,000 of leased equipment utilizing long-term debt in connection with the divestiture of Fournier Furniture. Accordingly, approximately $325,000 of the previously mentioned deferred income was recognized in the 1996 consolidated statement of operations.

     Rental expense for cancelable and noncancelable operating leases charged to operations was as follows:

                                                                                           IN THOUSANDS
Fiscal year:
1994....................................................................................     $ 11,459
1995....................................................................................       14,870
1996....................................................................................       12,203

     Rental expense includes contingent rentals based upon usage of transportation equipment under cancelable and noncancelable operating leases which totalled approximately $762,000 in 1994, $618,000 in 1995, and $719,000 in 1996.

     At December 28, 1996, the Company was contingently liable for approximately $2,490,000 of receivables transferred with recourse under financing arrangements with two financial institutions. The Company maintains a $704,000 letter of credit agreement to fund any liabilities which might arise under one of the arrangements.

NOTE 14: ACQUISITION

     On January 31, 1994, the Company acquired The Pilliod Cabinet Company, a manufacturer of promotionally priced casegoods furniture, by purchasing all of the Common Stock of its parent company, Pilliod Holding Company (Pilliod), for $24,259,000 cash (including acquisition expenses), the repayment of Pilliod debt of $29,893,000, and the assumption of other long-term debt of $247,000. The excess of cost over the assigned value of net assets acquired was approximately $32,826,000 and is being amortized using the straight-line method over 40 years. The acquisition was accounted for as a purchase and accordingly, the net assets and operations of Pilliod have been included in the Company's consolidated financial statements beginning on the acquisition date.

                      LADD FURNITURE INC. AND SUBSIDIARIES

                            SELECTED QUARTERLY DATA

          DOLLAR AND SHARE DATA IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                  (UNAUDITED)

                                                          FISCAL 1995                                    FISCAL 1996
                                             1ST         2ND        3RD        4TH           1ST        2ND        3RD        4TH
                                           QUARTER     QUARTER    QUARTER    QUARTER       QUARTER    QUARTER    QUARTER    QUARTER
OPERATING STATEMENT DATA
  Net sales.............................   $149,386    145,168    155,313    149,336       135,260    123,483    120,447    118,267
  Cost of sales.........................    123,251    130,229    127,449    122,070       116,038    100,220     99,369     96,070
    Gross profit........................     26,135     14,939     27,864     27,266        19,222     23,263     21,078     22,197
  Selling, general and administrative
    expenses............................     23,816     28,335     23,402     25,792        21,788     19,110     16,852     16,613
  Restructuring expense.................         --     25,696         --       (576)        5,149       (279)      (892)      (547)
    Operating income (loss).............      2,319    (39,092)     4,462      2,050        (7,715)     4,432      5,118      6,131
  Other (income) deductions:
    Interest expense....................      2,803      2,846      2,997      3,152         2,660      3,058      3,182      3,169
    Other (net).........................       (519)     2,129       (568)       325         1,284        317     (1,343)       141
  Earnings (loss) before income taxes...         35    (44,067)     2,033     (1,427)      (11,659)     1,057      3,279      2,821
  Income tax expense (benefit)..........         11    (16,744)       142     (1,645)       (4,664)      (108)     1,477      1,263
    Net earnings (loss).................   $     24    (27,323)     1,891        218        (6,995)     1,165      1,802      1,558
  Depreciation..........................   $  3,659      3,555      2,677      2,780         2,837      2,609      2,691      2,750
  Amortization..........................        895      1,304        755        804         1,607        751      1,005      1,081
  Cash dividends paid...................        695        695        348        348            --         --         --         --
  Weighted average shares outstanding...      7,705      7,725      7,726      7,727         7,725      7,723      7,721      7,720
PER SHARE DATA
  Net sales.............................   $  19.39      18.79      20.10      19.33         17.51      15.99      15.60      15.32
  Net earnings (loss)...................       0.00      (3.54)      0.24       0.03         (0.91)      0.15       0.23       0.20
  Cash dividends........................       0.09       0.09       0.05       0.05            --         --         --         --
  Quarter-end book value................      19.57      16.00      16.21      16.20         15.33      15.49      15.73      15.94
BALANCE SHEET DATA
  Net working capital...................   $133,260     89,109     84,929     79,528       123,110    116,690    110,347     97,916
  Net property, plant and equipment.....    109,014     83,826     82,567     82,586        82,652     82,633     78,543     74,729
  Total assets..........................    389,056    337,075    336,868    312,986       351,829    347,061    331,845    313,595
  Total debt............................    158,784    147,855    143,190    115,944       157,250    153,148    143,370    130,952
  Shareholders' equity..................    151,176    123,578    125,224    125,197       118,426    119,637    121,486    123,076
RATIOS
  Gross profit margin...................       17.5%      10.3       17.9       18.3          14.2       18.8       17.5       18.8
  Operating profit (loss) margin........        1.6      (26.9)       2.9        1.4          (5.7)       3.6        4.2        5.2
  Return (loss) on sales................        0.0      (18.8)       1.2        0.1          (5.2)       0.9        1.5        1.3
  Effective income tax rate.............       31.4       38.0        N/M        N/M          40.0       10.2       45.0       44.8
  Total debt ratio......................       51.2       54.5       53.3       48.1          57.0       56.1       54.1       51.6
STOCK DATA
  High..................................   $  19.88      16.88      14.13      13.63         14.25      12.00      13.75      15.75
  Low...................................      13.88      12.25      12.88      12.88         10.88       9.50       9.75      11.50
  Close.................................      14.63      13.00      13.00      13.13         10.88      10.00      13.50      14.63
  Trading volume (shares)...............      4,450      2,523      1,423      1,203         2,081      3,012      1,288      1,619

NOTES: Stock price and volume data for calendar quarters. N/M = Not Meaningful.
       Fourth Quarter 1995 and First Quarter 1996 reflect the sale of Brown Jordan Company and Lea Lumber & Plywood-effective December 29, 1995; the sale of Fournier Furniture-effective February 26, 1996; Third Quarter 1996 reflects the liquidation of Daystrom Furniture beginning June 28, 1996. Fiscal 1995 and First Quarter 1996 reflect the Company's accounts receivable securitization program which was terminated on March 28, 1996.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     No changes in accountants or disagreements with accountants on accounting or financial disclosure occurred in fiscal years 1994, 1995 and 1996.

                                    PART III

     Part III is omitted as the Company intends to file with the Commission within 120 days after the end of the Company's fiscal year a definitive proxy statement pursuant to Regulation 14A which will involve the election of directors. With the exception of the information specifically required by Items 10, 11, 12 and 13 of this Part III contained in the Company's proxy statement, the Company's proxy statement is not incorporated by reference nor deemed to be filed as a part of this report, including without limitation the Board Compensation Committee Report on Executive Compensation required by Item 402(k) of Regulation S-K and the Performance Graph required by Item 402(l) of Regulation S-K.

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     See reference to definitive proxy statement under Part III. See pages 4-5 and 20 in the Company's definitive proxy statement.

ITEM 11. EXECUTIVE COMPENSATION

     See reference to definitive proxy statement under Part III. See pages 5-14 in the Company's definitive proxy statement.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     See reference to definitive proxy statement under Part III. See pages 2-3 in the Company's definitive proxy statement.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     See reference to definitive proxy statement under Part III. See pages 13-14 in the Company's definitive proxy statement.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

                                                                                                                   PAGE(S) IN THIS
                                                                                                                      FORM 10-K

(a)    The following documents are filed as part of this report:

       (1)   Financial Statements

             Consolidated Statements of Operations for the years ended December 31, 1994, December 30, 1995, and
             December 28, 1996..................................................................................           16

             Consolidated Balance Sheets as of December 30, 1995 and December 28, 1996..........................           17

             Consolidated Statements of Cash Flows for the years ended December 31, 1994, December 30, 1995, and
             December 28, 1996..................................................................................           18

             Consolidated Statements of Shareholders' Equity for the years ended December 31, 1994, December 30,
             1995, and December 28, 1996........................................................................           19

             Notes to Consolidated Financial Statements.........................................................        20-32

             Independent Auditors' Report.......................................................................           15

       (2)   Index to Financial Statement Schedule:

             Independent Auditors' Report.......................................................................          F-1

             II -- Valuation and Qualifying Accounts and Reserves...............................................          F-2

             All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

       (3)   List of Executive Compensation Plans

             LADD Furniture, Inc. 1994 Incentive Stock Option Plan

             Employee Restricted Stock Purchase Agreements for the named executive officers of the registrant as required by Item 402(a)(2) of Regulation S-K

             Executive Employment Agreements with each of Fred L. Schuermann, Jr., William S. Creekmuir, Kenneth
             E. Church, Donald L. Mitchell, and Michael P. Haley

             LADD Furniture, Inc. Supplemental Retirement Income Plan

             LADD Furniture, Inc. Long-Term Incentive Plan (1994)

             LADD Furniture, Inc. Long-Term Incentive Plan (1995)

             LADD Furniture, Inc. Long-Term Incentive Plan (1996)

             LADD Furniture, Inc. Long-Term Incentive Plan (1997)

             LADD Furniture, Inc. 1997 Management Incentive Plan

(b)    Reports on Form 8-K filed in the last quarter of fiscal 1996:

             Current Report on Form 8-K dated October 17, 1996, filed with the Commission on November 1, 1996 reporting the Company's results of operations for the third fiscal quarter of 1996.

(c)    Exhibits

             3.  Articles of Incorporation and Amendments.

             (Previously filed as Exhibit 10 to Item 14 of the Company's Annual Report on Form 10-K for the year ended December 29, 1990, filed with the Commission on March 28, 1991 and as Exhibit 10.1 to Item 6
             of the Company's Quarterly Report on Form 10-Q for the quarter ended July 1, 1995, filed with the
             Commission on August 15, 1995)

             3.1  Bylaws (as amended March 5, 1996)

             (Previously filed as Exhibit 3.1 to Item 14 of the Company's Annual Report on Form 10-K for the
             year ended December 30, 1995, filed with the Commission on March 28, 1996)

             10.  LADD Furniture, Inc. 1994 Incentive Stock Option Plan

             (Previously filed as Exhibit 10.1 to Item 6 of the Company's Quarterly Report on Form 10-Q for the
             quarter ended July 2, 1994, filed with the Commission on August 16, 1994)

             Employee Restricted Stock Purchase Agreement between the Company and Fred L. Schuermann, Jr. dated
             February 25, 1993

             Employee Restricted Stock Purchase Agreement between the Company and William S. Creekmuir dated
             February 25, 1993

             (Previously filed as Exhibit 10 to Item 14 to the Company's Annual Report on Form 10-K for the year ended January 2, 1993, filed with the Commission on March 30, 1993)

             Employee Restricted Stock Purchase Agreement between the Company and Fred L. Schuermann, Jr. dated
             February 24, 1994

             Employee Restricted Stock Purchase Agreement between the Company and William S. Creekmuir dated
             February 24, 1994

             (Previously filed as Exhibits 10.3 and 10.4 to the Company's Annual Report on Form 10-K for the
             year ended January 1, 1994, filed with the Commission on March 31, 1994)

             Employee Restricted Stock Purchase Agreement between the Company and Fred L. Schuermann, Jr. dated
             March 2, 1995

             Employee Restricted Stock Purchase Agreement between the Company and William S. Creekmuir dated
             March 2, 1995

             (Previously filed as Exhibits 10.2 and 10.3 to the Company's Annual Report on Form 10-K for the
             year ended December 31, 1994, filed with the Commission on March 30, 1995.)

             Employee Restricted Stock Purchase Agreement between the Company and Kenneth E. Church dated
             February 25, 1993

             Employee Restricted Stock Purchase Agreement between the Company and Kenneth E. Church dated
             February 24, 1994.

             Employee Restricted Stock Purchase Agreement between the Company and Kenneth E. Church dated March
             2, 1995.

             Employee Restricted Stock Purchase Agreement between the Company and Michael P. Haley dated June
             23, 1994.

             Employee Restricted Stock Purchase Agreement between the Company and Michael P. Haley dated March
             2, 1995.

             (Previously filed as Exhibits 10.2-10.6 to Item 14 of the Company's Annual Report on Form 10-K for
             the year ended December 30, 1995, filed with the Commission on March 28, 1996)

             Executive Employment Agreement between the Company and Fred L. Schuermann, Jr. dated October 28,
             1994.

             (Previously filed as Exhibit 10.2 to Item 6 of the Company's Quarterly Report on Form 10-Q for the
             quarter ended October 1, 1994, filed with the Commission on November 15, 1994)

             Executive Employment Agreement between the Company and William S. Creekmuir dated December 1, 1995.

             Executive Employment Agreement between the Company and Kenneth E. Church dated May 22, 1995.

             Executive Employment Agreement between the Company and Donald L. Mitchell dated January 1, 1996.

             Executive Employment Agreement between the Company and Michael P. Haley dated March 5, 1996.

             (Previously filed as Exhibits 10.7-10.10 to Item 14 of the Company's Annual Report on Form 10-K for
             the year ended December 30, 1995, filed with the Commission on March 28, 1996)

             Asset Purchase Agreement, dated as of June 1, 1989, among the Company, Maytag Corporation, The BJC
             Company and The Gunlocke Company.

             (Previously filed as Exhibit 10(a) to the Company's Current Report on Form 8-K, dated as of June 1,
             1989, filed with the Commission on June 2, 1989)

             First Amendment and Waiver to Asset Purchase Agreement, dated as of July 7, 1989, by and among the
             Company, Pennsylvania House, Inc., The McGuire Furniture Company, The Kittinger Company, Charter
             Furniture, Inc., Brown Jordan Company and The Gunlocke Company, a North Carolina corporation, and
             Maytag Corporation, The Gunlocke Company, a Delaware corporation, and The BJC Company.

             (Previously filed as Exhibit 10 to the Company's Current Report on Form 8-K, filed with the
             Commission on July 21, 1989, as amended by Form 8 filed with the Commission on September 18, 1989)

             Enclosed as Exhibit 10.1 to this Annual Report on Form 10-K for the year ended December 28, 1996

             10.1 LADD Furniture, Inc. Supplemental Retirement Income Plan, as amended and restated effective
                  January 1, 1994, and as further amended effective January 1, 1997

             LADD Furniture, Inc. Long-Term Incentive Plan (1994)

             LADD Furniture, Inc. Long-Term Incentive Plan (1995)

             LADD Furniture, Inc. Long-Term Incentive Plan (1996)

             (Previously filed as Exhibits 10.11-10.13 to the Company's Annual Report on Form 10-K for the year ended December 30, 1995, filed with Commission on March 28, 1996)

             Enclosed as Exhibit 10.2 to this Annual Report on Form 10-K for the year ended December 28, 1996

             10.2 LADD Furniture, Inc. Long-Term Incentive Plan (1997)

             Loan and Security Agreement dated as of July 12, 1996, between the Company, NationsBank, N.A.
             (South) as Agent, and each of the bank's signatory to the Loan and Security Agreement.

             (Previously filed as an Exhibit to the Company's Current Report on Form 8-K, dated July 18, 1996, filed with the Commission on July 24, 1996)

             Amendment No. 1 (dated as of August 15, 1996) to Loan and Security Agreement dated as of July 12,
             1996 among the Company, NationsBank, N.A. (South) as Agent and each of the bank's signatory thereto.

             Amendment No. 2 (dated as of October 10, 1996) to Loan and Security Agreement dated as of July 12,
             1996 among the Company, NationsBank, N.A. (South) as Agent, and each of the bank's signatory thereto.

             Equipment Leasing Agreement dated as of September 19, 1996 between BTM Financial & Leasing
             Corporation B-4 and the Company

             (Previously filed as Exhibits 10.1-10.3 to the Company's Quarterly Report on Form 10-Q for the
             quarter ended September 28, 1996, filed with the Commission on November 12, 1996)

             Enclosed as Exhibit 10.3 to this Annual Report on Form 10-K for the year ended December 28, 1996

             10.3 Amendment No. 3 (dated December 23, 1996) to Loan and Security Agreement dated as of July 12,
                  1996 among the Company, NationsBank, N.A. (South), as Agent and each of the bank's signatory thereto.

             Equipment Leasing Agreement dated as of December 15, 1994 between BOT Financial Corporation and the
             Company

             Equipment Leasing Agreement dated as of December 15, 1994 between UnionBanc Leasing Corporation and the Company

             (Previously filed as Exhibits 10.1 and 10.2 to Item 7 of the Company's Current Report on Form 8-K,
             dated December 28, 1994, filed with the Commission on January 15, 1995)

             Amendment No. 1 dated as of June 7, 1995 to the Equipment Leasing Agreement dated as of December
             15, 1994 between Unionbanc Leasing Corporation and the Company.

             Amendment No. 1 dated as of June 7, 1995 to the Equipment Leasing Agreement dated as of December
             15, 1994 between BOT Financial Corporation and the Company.

             Amendment No. 1 dated as of June 15, 1995 amending Lease Supplement No. One to the Equipment
             Leasing Agreement dated as of December 15, 1994 between BOT Financial Corporation and the Company.

             (Previously filed as Exhibits 10.2-10.4 to Item 6 of the Company's Quarterly Report on Form 10-Q
             for the quarter ended July 1, 1995, filed with the Commission on August 15, 1995)

             Stock Purchase Agreement dated January 5, 1996 among LADD Furniture, Inc., Fournier Furniture, Inc.
             and Fournier Acquisition Co.

             (Previously filed as Exhibit 10.14 to the Company's Annual Report on Form 10-K for the year ended
             December 30, 1995, filed with the Commission on March 28, 1996)

             First Amendment to Stock Purchase Agreement dated February 26, 1996 among LADD Furniture, Inc.,
             Fournier Furniture, Inc., Fournier Acquisition Co., and Furniture Acquisition Co.

             (Previously filed as Exhibit 2.1 and 2.2 to the Company's Current Report on Form 8-K dated February
             26, 1996, filed with the Commission on March 12, 1996)

             Stock Purchase Agreement dated November 7, 1995 between LADD Furniture, Inc. and BJCL, Inc.

             First Amendment to Stock Purchase Agreement dated December 29, 1995 among LADD Furniture, Inc.,
             BJCL, Inc. and BJ Acquisition Corp.

             Agreement of Sale between BJIP, Inc. and Cherry Grove, Inc. dated December 29, 1995.

             Asset Purchase Agreement dated November 6, 1995 between LADD Furniture, Inc. and Lea Lumber &
             Plywood, L.L.C.

             First Amendment to Asset Purchase Agreement dated December 29, 1995 between LADD Furniture, Inc.
             and Lea Lumber & Plywood, L.L.C.

             (Previously filed as Exhibits 2.1-2.5 to the Company's Current Report on Form 8-K dated December
             29, 1995 filed with the Commission on January 16, 1996)

             Enclosed as Exhibit 10.4 to this Annual Report on Form 10-K for the year ended December 28, 1996

             10.4 1997 Management Incentive Plan

             22.  Subsidiaries of Registrant

             American Drew, Inc., a North Carolina corporation

             American Furniture Company, Incorporated, a Virginia corporation

             Barclay Furniture Co., a Mississippi corporation

             Clayton-Marcus Company, Inc., a North Carolina corporation

             Kenbridge Furniture, Inc., a North Carolina corporation

             LFI Capital Management, Inc., a Delaware corporation

             LADD Contract Sales Corporation, a North Carolina corporation

             LADD International Sales Corp., a Barbados corporation

             LADD Transportation, Inc., a North Carolina corporation

             Lea Industries, Inc., a Tennessee corporation

             Lea Industries of Virginia, Inc., a Virginia corporation

             Pennsylvania House, Inc., a North Carolina corporation

             Pilliod Furniture, Inc., a North Carolina corporation

             Enclosed as Exhibit 24.1 to this Annual Report on Form 10-K for the year ended December 28, 1996

             24.1 Consent of KPMG Peat Marwick LLP

             Enclosed as Exhibit 27.1 to this Annual Report on Form 10-K for the year ended December 28, 1996

             27.1 Financial Data Schedule (EDGAR version only)

                                   SIGNATURES

     Pursuant to the requirement of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         LADD FURNITURE, INC.
                                         (Registrant)

                                         By: /s/ WILLIAM S. CREEKMUIR    3/26/97
                                           WILLIAM S. CREEKMUIR           (DATE)
                                           EXECUTIVE VICE PRESIDENT, CHIEF
                                           FINANCIAL OFFICER, SECRETARY, AND
                                           TREASURER (PRINCIPAL FINANCIAL
                                           OFFICER)

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/S/ DON A. HUNZIKER                         3/26/97           /S/ RICHARD R. ALLEN                             3/26/97
DON A. HUNZIKER                              (DATE)           RICHARD R. ALLEN                                      (DATE)
DIRECTOR                                                      CHAIRMAN OF THE BOARD AND DIRECTOR

/S/ O. WILLIAM FENN, JR.                    3/26/97           /S/ DARYL B. ADAMS                               3/26/97
O. WILLIAM FENN, JR.                         (DATE)           DARYL B. ADAMS                                        (DATE)
DIRECTOR                                                      VICE PRESIDENT, CORPORATE CONTROLLER,
                                                              ASSISTANT SECRETARY, AND ASSISTANT
                                                              TREASURER (PRINCIPAL ACCOUNTING OFFICER)

/S/ THOMAS F. KELLER                        3/26/97           /S/ JAMES H. CORRIGAN, JR.                        3/26/97
THOMAS F. KELLER                             (DATE)           JAMES H. CORRIGAN, JR.                                (DATE)
DIRECTOR                                                      DIRECTOR

/S/ WILLIAM B. CASH                         3/26/97           /S/ L. GLENN ORR, JR.                              3/26/97
WILLIAM B. CASH                              (DATE)           L. GLENN ORR, JR.                                     (DATE)
DIRECTOR                                                      DIRECTOR

/S/ FRED L. SCHUERMANN, JR.                 3/26/97           /S/ WILLIAM S. CREEKMUIR                        3/26/97
FRED L. SCHUERMANN, JR.                      (DATE)           WILLIAM S. CREEKMUIR                                  (DATE)
PRESIDENT, CHIEF EXECUTIVE OFFICER AND                        EXECUTIVE VICE PRESIDENT, CHIEF
DIRECTOR                                                      FINANCIAL OFFICER, SECRETARY, AND TREASURER
                                                              (PRINCIPAL FINANCIAL OFFICER)

                      (This Page Left Blank Intentionally)

                              LADD FURNITURE, INC.

                        1994 INCENTIVE STOCK OPTION PLAN











                                              As Amended Effective March 6, 1997

                              LADD FURNITURE, INC.
                        1994 INCENTIVE STOCK OPTION PLAN


                               TABLE OF CONTENTS

Section 1.  Purpose . . . . . . . . . . . . . . . . . . . . . 1

Section 2.  Administration. . . . . . . . . . . . . . . . . . 1

Section 3.  Stock Available for Options . . . . . . . . . . . 2

Section 4.  Eligibility. . . . . . . . . . . . . . . . . . . .2

Section 5.  Option Price. . . . . . . . . . . . . . . . . . . 3

Section 6.  Director Options. . . . . . . . . . . . . . . . . 4

Section 7.  Expiration of Options . . . . . . . . . . . . . . 4

Section 8.  Terms and Conditions of Options . . . . . . . . . 5

Section 9.  Exercise of Options . . . . . . . . . . . . . . . 5

Section 10. Termination of Employment-Except by Death
            or Retirement. . . . . . . . . . . . . . . . . .  6

Section 11. Termination of Employment-Retirement. . . . . . . 6

Section 12. Termination of Employment-Death . . . . . . . . . 6

Section 13. Restrictions on Transfer. . . . . . . . . . . . . 7

Section 14. Capital Adjustments Affecting Common Stock. . . . 7

Section 15. Application of Funds. . . . . . . . . . . . . . . 8

Section 16. No Obligation to Exercise Option. . . . . . . . . 8

Section 17. Term of Plan. . . . . . . . . . . . . . . . . . . 8

Section 18. Effective Date of Plan. . . . . . . . . . . . . . 8

Section 19. Time of Granting of Options . . . . . . . . . . . 8

Section 20. Termination and Amendment . . . . . . . . . . . . 8

Section 21. Other Provisions. . . . . . . . . . . . . . . . . 9

                              LADD FURNITURE, INC.

                        1994 INCENTIVE STOCK OPTION PLAN



         THIS IS THE 1994 INCENTIVE STOCK OPTION PLAN ("Plan") of LADD Furniture, Inc. ("LADD"), a North Carolina corporation, with its principal office in High Point, Guilford County, North Carolina, effective on February 24, 1994, with two subsequent amendments effective on March 5, 1996 and March 6, 1997, respectively, under which options may be granted from time to time to eligible employees and directors of LADD and LADD's divisions and subsidiaries to purchase shares of common stock of LADD, subject to the provisions set forth as follows:


Section 1. Purpose

         The purpose of this Plan is to aid LADD in attracting capable executives and directors and to provide a long range inducement for key employees and directors to remain in the management of LADD, to perform at increasing levels of effectiveness and to acquire a permanent stake in LADD with the interest and outlook of an owner. These objectives will be promoted through the granting to key employees and directors of options to acquire shares of common stock of LADD pursuant to the terms of this Plan.

Section 2. Administration

         The Plan shall be administered by a committee to be appointed from time to time by the Board of Directors of LADD and shall serve at the pleasure of the directors (the "Committee"). Any or all of the members of the Committee may be members of the Board of Directors. The Committee shall consist of not less than three (3) persons, all of whom shall be "disinterested persons" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended from time to time. The Committee, from time to time, may adopt rules and regulations for carrying out the Plan.

         Subject to the provisions of the Plan, the determinations or the interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive upon all persons affected thereby. By way of illustration and not of limitation, the Committee shall have the discretion (a) to construe and interpret the Plan and all options granted hereunder and to determine the terms and provisions (and amendments thereof) of the options granted under the Plan (which need not be identical); (b) to define the terms used in the Plan and in the options granted hereunder; (c) to prescribe, amend and rescind rules and regulations relating to the Plan; (d) to determine the individuals to whom and the time or times at which such options shall be granted, the number of shares to be subject to each option, the option price, the manner of exercise of the options, and the determination of leaves of absence which may be granted to participants without constituting a termination of their employment for the purposes of the Plan; (e) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option granted under the Plan;

and (f) to make all other determinations necessary or advisable for the administration of the Plan.

         It shall be in the discretion of the Committee to grant options which qualify as "incentive stock options" (as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended) or which will be given tax treatment as "nonqualified stock options" (herein referred to collectively as "options"; however, whenever reference is specifically made only to "incentive stock options" or "nonqualified stock options," such reference shall be deemed to be made to the exclusion of the other). Nonqualified stock options granted to nonemployee directors pursuant to the terms of the Plan shall be referred to as "Director Options."

         Any action of the Committee with respect to the Plan shall be taken by a majority vote at a meeting of the Committee or by written consent of all of the members of the Committee without a meeting.

Section 3. Stock Available for Options

         The stock to be subject to options under the Plan shall be authorized but unissued shares of common stock of LADD or, in the discretion of the Committee, issued shares which have been reac- quired by LADD. The total amount of stock for which options may be granted under the Plan shall not exceed Eight Hundred Thousand (800,000) shares (as adjusted for the one-for-three reverse stock split effective May 16, 1995). Such number of shares is subject to any capital adjustments as provided in Section 14. In the event that an option granted under the Plan expires or is terminated unexercised as to any shares covered thereby, such shares thereafter shall be available for the granting of options under the Plan; however, if the expiration or termination date of an option is beyond the term of existence of the Plan as described in Section 17, then any shares covered by unexercised or terminated options shall not reactivate the existence of this Plan and therefore may not be available for additional grants under the Plan.

Section 4. Eligibility

         Options shall be granted only to individuals who meet the following eligibility requirements:

         (a) Such individual must be an employee of LADD or a division or subsidiary of LADD or a director of LADD. An individual shall be considered to be an "employee" only if there exists between LADD or a division or subsidiary of LADD and the individual the legal and bona fide relationship of employer and employee. In determining whether such relationship exists, the regulations of the United States Treasury Department relating to the determination of such relationship for the purpose of collection of income tax at the source on wages shall be applied.

         (b) Such employees must be "key employees" of LADD or a division or subsidiary of LADD. For this purpose, "key employees" shall be considered to be those employees who, in the judgment of the Committee, are in a position materially to affect the operations and profitability of LADD or a division or subsidiary of LADD by reason of the nature and extent of their duties and responsibilities.

         (c) A director of LADD who is not also an employee of LADD is eligible for an automatic grant of options pursuant to Section 6 hereof. A director of LADD who is not also an employee of LADD will not be eligible to receive incentive stock options and will only be eligible to receive Director Options.

         (d) Such individual, being otherwise eligible under this Section 4, shall have been selected by the Committee as a person to whom an option shall be granted under the Plan.

         (e) In determining the individuals to whom options shall be granted and the number of shares to be covered by each option, the Committee shall take into account the nature of the services rendered by the respective individuals, their present and potential contributions to the success of LADD and such other factors as the Committee shall deem relevant. An employee who has been granted an option under the Plan may be granted an additional option or options under the Plan if the Committee shall so determine.

Section 5. Option Price

         (a) (i) Except in the case where incentive stock options are granted to an individual who owns stock possessing more than 10 percent (10%) of the total combined voting power of all classes of stock of LADD or its subsidiary corporations ("ten percent shareholder"), the option price of each incentive stock option granted under the Plan shall be not less than one hundred percent (100%) of the market value of the stock on the date of grant of the incentive stock option. In the case of incentive stock options granted to a ten percent shareholder, the option price of each incentive stock option granted under the Plan shall not be less than one hundred ten percent (110%) of the market value of the stock on the date of grant of the incentive stock option. "Market value" shall be determined by taking the closing price of the stock on the over-the-counter market on that date. The option price is subject to any capital adjustment as provided in Section 14.

             (ii) The option price for nonqualified stock options granted to employees shall be established by the Committee in its discretion and may be less than market value of the stock on date of grant.

             (iii) The option price for Director Options shall be not less than the market value of the stock on date of grant. Market value shall be determined as set forth in Section 5(a) (i) above.

         (b) The option price shall be payable to LADD either (i) in cash or by check, bank draft or money order payable to the order of LADD, or (ii) at the discretion of the Committee, through the delivery of shares of the common stock of LADD owned by the optionee with a value equal to the option price, or (iii) at the discretion of the Committee by a combination of (i) and (ii) above. An option agreement may, in the discretion of the Committee, provide for a "cashless exercise" of an incentive stock option or a nonqualified stock option by establishing procedures whereby the optionee, by a properly executed written notice, directs (1) an immediate market sale or margin loan respecting all or a part of the shares of common stock to which he is entitled upon exercise pursuant to an extension of credit by LADD to the optionee of the option price,
(2) delivery of the shares of common stock from LADD directly to a brokerage firm and (3) the delivery of the option price from sale or margin loan proceeds from the brokerage firm directly to LADD. Except as provided in the preceding sentence, no shares shall be delivered until full payment has been made. The Committee may not approve a reduction of such purchase price in any such option, or the cancellation of any such option and the regranting thereof to the same optionee at a lower purchase price, at a time when the market value of the shares is lower than it was when such option was granted.

Section 6. Director Options

         All eligible nonemployee directors of LADD will automatically receive without any action required on the part of the Committee the following grants of options ("Director Options"): 1) upon initial election to office, nonqualified stock options to purchase two thousand (2,000) shares of LADD common stock and
2) upon subsequent elections to office each year, beginning with the election of directors at the 1997 Annual Meeting of Shareholders, nonqualified stock options to purchase two thousand (2,000) shares of LADD common stock. All characteristics of the Director Options, including option price, shall be established as provided in the Plan. The Committee shall exercise no discretion with respect to the granting of Director Options.

Section 7. Expiration of Options

         The Committee shall determine the expiration date or dates of each option, but such expiration date shall be not later than ten (10) years after the date such option is granted; provided, however, that in the case where incentive stock options are granted to a ten percent shareholder, as defined in
Section 5(a) (i) hereof, such expiration date shall be not later than five (5) years after the date such option is granted. The Committee, in its discretion, may extend the expiration date or dates of an option after such date was originally set; however, such expiration date may not exceed the maximum expiration date described above. Notwithstanding the foregoing, all Director Options shall be for a term of ten (10) years, and such term may not be extended or modified by the Committee.

Section 8. Terms and Conditions of Options

         (a) All options must be granted within ten (10) years of the Effective Date of this Plan as provided in Section 18.

         (b) The grant of options shall be evidenced by a written instrument containing terms and conditions established by the Committee consistent with the provisions of this Plan.

         (c) Not less than one hundred (100) shares may be purchased at any one time unless the number purchased is the total number at that time purchasable under the Plan.

         (d) The Committee may grant an option or options and stipulate that a portion of such option expires or becomes exercisable at a stated interval or that portions of such option expire or become exercisable at several stated intervals. Director Options shall be exercisable in installments of twenty percent (20%) per year, cumulative, beginning one year after the date of grant.

         (e) An optionee shall have no rights as a stockholder with respect to any shares covered by his option until payment in full by him for the shares being purchased. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock is fully paid for, except as provided in Section 14 hereof.

         (f) Notwithstanding any other provision of the Plan, the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (including incentive stock options granted under all option plans of LADD or any of its subsidiary corporations) shall not exceed $100,000.

         (g) Notwithstanding any other provision of the Plan, the total number of shares of common stock of LADD with respect to which incentive stock options, nonqualifying options and Director Options are granted to an optionee during any calendar year shall not exceed ten percent (10%) of the total number of shares reserved for grant under the Plan as provided in Section 3.

Section 9. Exercise of Options

         (a) An optionee must have been continuously employed by LADD or a division or subsidiary of LADD or be a director of LADD for 12 months before the right to exercise any part of the option granted to such optionee shall accrue. Each option granted under the Plan shall be exercisable in such annual installments as may be determined by the Committee at the time of the grant, or with respect to Director Options as provided in the Plan. The right to exercise options in annual installments may be cumulative. Except as provided in Sections 11 and 12, no option may be exercised at any time unless the holder thereof is then an employee of LADD or a division or subsidiary of LADD or a director of LADD. The exercise of any stock option must be evidenced by written notice to LADD that the optionee intends to exercise his option. In no event shall an option granted pursuant to the terms of the Plan as amended be exercised until the Plan, as amended, has been approved by the shareholders of LADD.

         (b) No option may be exercised and no shares may be acquired under the Plan prior to the timely filing by both the optionee and LADD of all appropriate documents that may be required by applicable federal and state securities laws and state corporate laws.

Section 10. Termination of Employment-Except by Death or Retirement

         If any optionee ceases to be employed by LADD or a division or subsidiary of LADD or ceases to be a director of LADD for any reason other than his death (Section 12), disability retirement (Section 11), or normal retirement (Section 11), his option shall immediately terminate. Whether a leave of absence shall constitute a termination of employment or termination of the directorship shall be determined by the Committee, whose decision shall be final and conclusive.

Section 11. Termination of Employment-Retirement

         If any optionee ceases to be employed by LADD or a division or subsidiary of LADD or ceases to be a director of LADD due to his retirement upon attaining normal retirement age (age 65) or he ceases to be employed prior to age 65 due to early retirement and such early retirement is acceptable to the Committee for the purposes of this Section 11, he may, at any time within three
(3) months after his date of retirement, but not later than the date of expiration of the option, exercise the option to the extent he was entitled to do so on his date of retirement. If any optionee ceases to be employed by LADD or a division or subsidiary of LADD or ceases to be a director of LADD due to his becoming disabled for purposes of LADD's Disability Plan, he may, at any time within twelve (12) months after his date of disability retirement, but not later than the date of expiration of the option, exercise the option to the same extent he was entitled to do so on his date of disability retirement. Any options or portions of options of retired optionees not so exercised shall terminate.

Section 12. Termination of Employment-Death

         If an optionee dies while in the employment of LADD or a division or subsidiary of LADD or while serving as a director of LADD, the person or persons to whom the option is transferred by will or by the laws of descent and distribution may exercise the same option to the same extent and upon the same terms and conditions the optionee would have been entitled to do so had he lived until the term of the option had expired. Any options or portions of options of deceased optionees not so exercised shall terminate.

Section 13. Restrictions on Transfer

         An option granted under this Plan may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the optionee to whom it was granted, may be exercised only by such optionee.

Section 14. Capital Adjustments Affecting Common Stock

         (a) If the outstanding shares of the common stock of LADD are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of LADD or shares of a different par value or without par value through recapitalization, reclassification, stock dividend, stock split, amendment to LADD's Articles of Incorporation or reverse stock split, an appropriate adjustment shall be made in the number and/or kind of securities allocated to the options previously and subsequently granted under the Plan, without change in the aggregate purchase price applicable to the unexercised portion of the outstanding options but with a corresponding adjustment in the price for each share or other unit of any security covered by the options.

         (b) Upon the effective date of the dissolution or liquidation of LADD, or of a reorganization, merger or consolidation of LADD with one or more corporations in which LADD is not the surviving corporation, or of a transfer of substantially all the property or more than eighty percent (80%) of the then outstanding shares of LADD to another corporation, the Plan and any option previously granted hereunder shall terminate unless provision is made in writing in connection with such transaction for the continuance of the Plan and for the assumption of options previously granted, or the substitution for such options of new options covering the shares of a successor employer corporation, or of a parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices in which event the Plan and the options previously granted or the new options substituted therefor, shall continue in the manner and under the terms so provided. Nevertheless, in the event of such dissolution, liquidation, reorganization, merger, consolidation, transfer of assets or transfer of shares, and if provision is not made in such transaction for the continuance of the Plan and for the assumption of options previously granted or for the substitution of such options or new options covering the shares of a successor employer corporation or a parent or subsidiary thereof, then such optionee under the Plan shall be entitled, prior to the effective date of any such transaction, to purchase the full number of shares under his option which he would otherwise have been entitled to purchase during the remaining term of such option.

         (c) To the extent that the foregoing adjustments relate to particular stock or securities of LADD subject to option under this Plan, such adjustments shall be made by the Committee, whose determination in that respect shall be final and conclusive.

         (d) The grant of an option pursuant to this Plan shall not affect in any way the right or power of LADD to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

         (e) No fractional shares of stock shall be issued under the Plan for any such adjustment.

Section 15. Application of Funds

         The proceeds received by LADD from the sale of common stock pursuant to options will be used for general corporate purposes.

Section 16. No Obligation to Exercise Option

         The granting of an option shall impose no obligation upon the optionee to exercise such option.

Section 17. Term of Plan

         Options may be granted pursuant to this Plan from time to time within a period of ten (10) years from February 24, 1994.

Section 18. Effective Date of Plan

         This Plan was originally effective February 24, 1994, following approval thereof by the Board of Directors and shareholders, with two subsequent amendments effective on March 5, 1996 and March 6, 1997, respectively.

Section 19. Time of Granting of Options

         Nothing contained in the Plan or in any resolution adopted or to be adopted by the Committee or the shareholders of LADD and no action taken by the Committee shall constitute the granting of any option hereunder. The granting of an option pursuant to the Plan shall take place only when a written option agreement shall have been duly executed and delivered by and on behalf of LADD.

Section 20. Termination and Amendment

         The Committee may at any time alter, suspend, terminate or discontinue the Plan, but may not, without the consent of the holder of an option previously granted, make any alteration which would deprive him of his rights with respect thereto or, without the approval of the stockholders, make any alteration which would (a) increase the number of aggregate shares subject to the option under this Plan or decrease the minimum option price except as provided in Section 14; or (b) extend the term of this Plan as provided in

Section 17 or the maximum period during which any option may be exercised as provided in Section 7.

Section 21. Other Provisions

         The option agreements authorized under this Plan shall contain such other provisions not inconsistent with the foregoing, including, without limitation, increased restrictions upon the exercise of the option, as the Committee may deem advisable.

(Pictures of various pieces of furniture appear on the cover.)

LADD
Furniture, Inc.
1996
Summary
Annual Report,
Form 10-K
and 1997
Proxy Statement

We at LADD are proud of the fine furniture we produce. We invite you to visit our website on the Internet at www.laddfurniture.com for a sampling of some of our products, along with dealer locator information on selected lines.


(Picture of bedroom furniture appears here.)

(Picture of a desk appears here.)

(Picture of den furniture appears here.)

(Picture of dinning room furniture appears here.)

CORPORATE DESCRIPTION
LADD is one of North America's largest residential furniture manufacturers and, through its American of Martinsville subsidiary, a leading supplier of furniture to the guest room (hotel/motel), health care (assisted-living), governmental and university markets. Following the divestiture of four of its subsidiary companies between December 1995 and year-end 1996, LADD's net sales currently approximate $500 million annually. The company operates 20 manufacturing facilities in eight states and employs a total of 5,800 people. LADD markets its broad range of residential and contract furniture products under the major brand names American Drew, American of Martinsville, Barclay, Clayton Marcus, Lea, Pennsylvania House and Pilliod. These products are sold domestically and, through LADD International, in over 50 countries throughout the world. The company's common stock trades on the Nasdaq Stock Market under the symbol LADF.

                              FINANCIAL HIGHLIGHTS
                 In thousands, except per share data and ratios

                                       1994(r)         1995(r)      1996
Operating Statement
Net sales                             $576,549       599,203       497,457
Gross profit                           107,668        96,204        85,760
Operating income (loss)*                13,757        (5,141)       11,397
Net earnings (loss)                      4,308                     (25,190)
Average shares outstanding               7,697         7,721         7,722
Per Share
Net sales                             $  74.91         77.61         64.42
Net earnings (loss)                       0.56         (3.26)        (0.32)
Cash dividends                            0.36          0.27            --
Year-end book value                      19.73         16.20         15.94
Balance Sheet
Net working capital                   $123,685        79,528         97,916
Total assets                           378,816       312,986        313,595
Total financing**                      181,771       151,944        130,952
Shareholders' equity                   151,906       125,197        123,076
Ratios
Gross margin                              18.7%         16.1           17.2
Operating profit (loss) margin*            2.4%         (0.9)           2.3
Return (loss) on sales                     0.8%         (4.2)          (0.5)
Return (loss) on beginning equity          2.9%        (16.6)          (2.0)
Financing ratio***                         54.5%        54.8           51.6
Current ratio                              3.0x          2.3            2.6
Other
Capital spending                       $ 31,825       11,560          8,347
Depreciation and amortization            17,812       16,429         15,331
Year-end employees (actual number)        7,860        6,190****      5,800
Year-end shareholders (approximate)       5,500        5,000          4,000


*Before pretax restructuring charges of $25.1 million in 1995 and $3.4 million in 1996. **Includes $32.5 million at year-end 1994 and $36.0 million at year-end 1995 from the company's accounts receivable securitization program, which was terminated on March 28, 1996. ***Total financing as percent of total financing plus shareholders' equity. (r) Restated to reclassify transportation operations as other income (net). ****Adjusted for divestitures and businesses held for sale at year-end.

FELLOW SHAREHOLDER

"I am very
excited about where we are
today at LADD."

(Picture of Fred Schuermann appears here.)
Fred Schuermann

LADD's management team remained focused throughout 1996 on several primary objectives: completing the divestiture program begun in mid-1995, rationalizing the new corporate organizational structure put into place during 1996, increasing both the value and the appeal of LADD's residential and contract furniture products, and strengthening the company's operating performance and financial condition. We made good progress in each area during 1996.

As the first quarter of 1996 ended, two things were apparent: that further restructuring of several core business units was required and that LADD's fourth divestiture company, Daystrom Furniture, was going to have to be liquidated rather than sold as a "going concern." Accordingly, a pretax restructuring charge of $5.1 million was recorded against first quarter operating results. In combination with $2.1 million of continuing losses from the divestiture companies, this contributed to a first quarter 1996 net loss of $7.0 million, or $0.91 per share. While LADD was profitable in each of the next three quarters of 1996, we were unable to fully overcome this first quarter loss. Accordingly, we incurred a full-year 1996 net loss of $2.5 million, or $0.32 per share. Adjusted to exclude the divestiture companies, net sales for all of 1996 were $481.9 million, down slightly from $483.4 million in the prior year.

The progress achieved within our newly-formed operating groups is discussed in more detail later in this report. The three groups, established at the beginning of 1996, are headed by three very capable, experienced and highly-respected executives. The groups are: casegoods (wood furniture), headed by Don Mitchell; upholstery, headed by Ken Church; and contract sales, headed by Mike Haley. I believe the actions we have taken during 1996 and thus far in 1997 have positioned each of these three operating groups to achieve its full potential as part of a "new" revitalized LADD.

While we realize that substantial further improvement must be achieved over the next several years, we did reach a number of significant milestones last year. We reduced inventories to $84.5 million at the end of 1996 from a mid-year peak of $94.4 million. The year-end level represented 76 inventory days, which was better than our objective for the year. Early in 1996, we established inventory management as one of the critical areas for our company, and LADD's business unit managers have done an outstanding job of achieving their inventory targets.

     As a result of reducing working capital and other actions, we lowered LADD's debt by $12.4 million in the final quarter of 1996. And I'm pleased to report that, during the last three quarters of last year, we cut outstanding debt by $26.3 million. Debt reduction has been, and remains, one of our primary goals in the overall process of returning LADD to a strong financial position. We have substantially strengthened the company's balance sheet since early 1996.

As a result of some of the operational moves we made last year, LADD's margins widened from quarter to quarter as 1996 progressed. Gross margin, adjusted to exclude the divestiture companies and various other nonrecurring items recorded during 1996, reached 18.1% in the fourth quarter of the year, up almost three full percentage points from the first quarter low point of 15.2%. Our 1996 SG&A costs were well-controlled, and adjusted* earnings before interest and taxes ("EBIT") increased from a negative 1.4% of adjusted sales in the first quarter to a positive 4.0% by quarter four.

Looking back on 1996, I feel we accomplished what we set out to do. We completed a major restructuring of the company. We formed three operating groups to sharpen management focus. Our casegoods, upholstery and contract groups were all profitable in the fourth quarter on an operating basis, as was each of our individual operating companies. We have a strong management team in place. We have substantially reduced our debt. Our inventories and receivables are in excellent shape. Looking ahead to 1997 and beyond, I believe our issues are threefold: continuing to improve our gross margins, growing our top line sales, and further reducing our debt.

Contract furniture demand remains very buoyant early in 1997. However, residential furniture demand has been surprisingly lethargic, in apparent contradiction to such currently positive macro-economic influences as interest rates, housing turnover and consumer confidence. Except for this one broad caveat, I am very excited about where we are today at LADD and where I think we are capable of being tomorrow.

Mr. William B. ("Bill") Cash, who has been a valued advisor and member of LADD's Board of Directors since 1983, has announced that he will retire from the board effective at the May 1, 1997 annual shareholders' meeting. We will miss Bill's wisdom and counsel and wish him well. The board cordially invites you to attend our 1997 annual meeting, details on which are presented elsewhere in this report. On behalf of the board and LADD's 5,800 employees, I want to express my thanks for your continuing support and confidence.


/s/ Fred L. Schuermann, Jr.
Fred L. Schuermann, Jr.,
President and Chief
Executive Officer


Total Financing
(Total debt plus A/R securitization)
(Millions)

$182    $152    $157   $153   $143   $131
12/94   12/95   3/96   6/96   9/96  12/96


1996 Adjusted*
Gross Margin
(% of adjusted net sales)

15.2%   16.7%   17.7%   18.1%
1st Q   2nd Q   3rd Q   4th Q

* Adjusted for transportation reclassification, restructuring, divestiture companies, and various nonrecurring items.



1996 Adjusted* EBIT
(% of adjusted net sales)

(1.4)%   0.5%    3.6%    4.0%
1st Q    2nd Q   3rd Q   4th Q

* Adjusted for transportation reclassification, restructuring, divestiture companies, and various nonrecurring items.

                              LADD CASEGOODS GROUP

(Picture of bedroom furniture.)
"We are looking forward to a successful year in 1997."

(Picture of Don Mitchell)
Don Mitchell
President
LADD Casegoods

LADD's four residential casegoods (wood furniture) manufacturing companies -- American Drew, Lea Industries, Pennsylvania House and Pilliod Furniture -- produce a broad assortment of products. Their offerings range from promotionally-priced adult and youth bedrooms to medium-priced bedroom, dining room and occasional furniture, as well as higher-priced solid wood furniture in all three categories. The group operates 12 manufacturing facilities located in seven states. Sales totaled $277.4 million in 1996, down from $284.4 million in the prior year, as a result of consciously paring back unprofitable products and customer accounts throughout the year.


Despite the sales performance, a number of very significant accomplishments were recorded last year in the casegoods area. Several major new customers were added late in the year, which should translate into enhanced sales growth for the group in 1997 and beyond. This was largely the result of strong product development activities at all four of the casegoods companies. In particular, American Drew introduced a substantial number of successful new products, including HomeTechTM -- a popular line of home computer furniture -- while Pennsylvania House introduced its MedallionTM series, three value-engineered solid wood casegoods groups. Key management changes were selectively undertaken at each company to strengthen their respective management teams and significant cost reduction actions were completed during 1996, reinforcing LADD's culture towards being a value-oriented producer.


With these structural changes now complete, substantial initial progress is already observable in terms of LADD's casegoods group as a whole. During 1997, management will focus the group's efforts on developing a steady stream of new products aimed at the "heart" of the marketplace, marketing those products more effectively, and significantly improving the profitability of each individual company and the group overall. We are excited about the direction in which LADD is heading and are looking forward to a successful year in 1997.

                             LADD UPHOLSTERY GROUP

(Picture of den furniture.)
"Materials cost reductions were also achieved last year."

(Picture of Ken Church)
Ken Church
President
LADD Upholstery

LADD's upholstery group manufactures and markets promotionally-priced to upper medium-priced residential upholstery products, primarily under the Barclay, Clayton Marcus, HickoryMark and Pennsylvania House brand names, and operates six manufacturing facilities in North Carolina and Mississippi. Group sales for 1996 totaled $124.3 million, unchanged from the prior year level, as a direct result of dropping certain less profitable products and customer accounts.

One of LADD upholstery group's major accomplishments of 1996 was the consolidation of sales management, marketing administration, purchasing and accounting functions into a single location in Hickory, North Carolina. In addition to substantially reducing personnel and overhead costs, this reorganization improved the group's efficiency and enhanced its ability to meet customer needs quickly and effectively. Materials cost reductions were also achieved last year through a combination of improved product engineering and the establishment of new vendor partnership arrangements. On the product side, the group's existing leather upholstery program was augmented with the introduction of medium-priced to upper-end leather sofas, love seats, chairs and ottomans under the Clayton Marcus and Pennsylvania House brands.

During 1997, management's attention will be focused on consolidating our upholstery information systems, using our technology leadership position as a competitive edge, and further leveraging synergistic opportunities in the sales, merchandising and marketing areas.

It is the intention of LADD's upholstery management team to broaden the group's dealer base in the promotionally-priced market segment, and expand distribution among major retailers in the better-end product niches. In so doing, while continuously refining and adding value to the product line, we hope to be able to grow the group's top line sales at greater than industry rates and simultaneously improve profit margins from current levels.

                           LADD CONTRACT SALES GROUP

(Picture of hotel bedroom furniture.)
"Further growth
is envisioned for 1997 in the contract sector of LADD's business."

(Picture of Mike Haley.)
Mike Haley
President
LADD Contract
Sales

American of Martinsville ("AOM"), LADD's contract (or "commercial") furniture manufacturing company, operates two manufacturing locations in Virginia and enjoyed another strong year in 1996. For the second consecutive year, the company received the (1997) LADD Chairman's Award, which annually recognizes the most outstanding LADD operating company for the preceding year. Net sales for 1996 totaled $80.2 million, up 17% over 1995 levels, and the company's profitability also increased as a result of the volume gains and continued close management attention to all aspects of the business.

One of the strongest indicators of American of Martinsville's solidly-entrenched and highly-respected industry position is the significant number of supplier agreements the company signed with its customers during late 1996 and early 1997. In addition to contracts naming it as the exclusive casegoods supplier to more than 1,100 Marriott corporate properties with over 220,000 rooms, American of Martinsville has also signed supplier agreements with Holiday Inn, Choice Hotels, Best Western, Sheraton, Carlson Hospitality (Radisson) and Prime Hospitality (AmeriSuites). In the health care (assisted-living) market, AOM signed a contract to supply the room furniture for all 600 of Beverly Enterprises' long-term nursing care facilities.

Among the more noteworthy hotel projects for which AOM supplied guest room furniture in 1996 were: San Francisco's Hotel Nikko; the Sheraton Warsaw in Poland; New York's Marriott Marquis; Disney's Swan & Dolphin and the Buena Vista Palace Hotel, both in Orlando, Florida; the Marriott Kauai in Hawaii; Guam's Westin Hotel; the Holiday Inn Crowne Plaza in Tampa, Florida; the Doubletree in Arlington, Virginia; Dallas' Westin Galleria; and the Mystic Hilton in Mystic, Connecticut.

Further sales growth is envisioned for 1997 in the contract sector of LADD's business. Major opportunities continue to exist in the hospitality markets both domestically and abroad, in the fast-growing assisted-living sector and in the government market, where American of Martinsville is a contract supplier of the "Packaged Room" concept of furniture and furnishings for major U.S. military housing projects.

                              LADD CORPORATE GROUP

(Picture of a map of the world.)
"LADD products were shipped to 52 foreign countries last year."


(Picture of Bill Creekmuir.)
Bill Creekmuir
Chief Financial
Officer

LADD's organizational structure consolidates under one corporate "umbrella" a number of basic business services and activities which each of the individual LADD operating companies would otherwise have to perform for itself in a less efficient, more costly manner. These shared services include management information systems ("MIS"); accounting and treasury functions; insurance, audit and legal services; customer credit; international marketing; tax planning and management activities; human resources and benefits management; and transportation/logistics services. Each of LADD's departments contributes to the corporation's financial strength or to its bottom line results, through increasing the efficiency of a particular operation beyond what could be accomplished in a totally decentralized environment.

Some of the more specific achievements of the corporate group in 1996 were the refinancing of LADD's outstanding debt with a $190 million secured credit facility which allows lower debt interest rates as LADD's financial performance improves; the consolidation of the company's casegoods trucking fleets and logistics management activities to produce substantial cost savings; the combining of the Pennsylvania House credit functions with those of all the other LADD residential furniture units; and the reorientation of the company's employee benefit programs to bring LADD's benefit cost structure into better competitive alignment. On the international front, exports for 1996 totaled $28.4 million, or 5.7% of sales, with LADD products being shipped to 52 foreign countries during the year.

Major projects in the coming year include the continuing consolidation of many LADD MIS functions, the installation of an Intranet system to improve communications among LADD's 5,800 employees at 20 separate manufacturing locations, and further refinement of our accounts payable system to link LADD more closely with its primary vendors and reduce payables costs. Finally, ongoing emphasis will be placed on international marketing, with an objective of increasing LADD's export business to 10% of the company-wide total by the year 2000.

                      DIRECTORS, OFFICERS & CORPORATE DATA

Board of Directors
Richard R. Allen
         Chairman
         Retired Chief Executive Officer, LADD
William B. Cash 2,3
         Former Chairman, Turnpike Properties, Inc.
James H. Corrigan, Jr. 1,3
         Former Chairman and Chief Executive Officer,
         Mebane Packaging Group, Inc.
O. William Fenn, Jr. 1
         Retired Vice Chairman, LADD
Don A. Hunziker 1
         Retired Chairman, LADD
Thomas F. Keller, Ph.D. 2,3
         R.J. Reynolds Professor and Former Dean
         Fuqua School of Business, Duke University
L. Glenn Orr, Jr. 2,3
         President and Chief Executive Officer
         Orr Management Company
Fred L. Schuermann, Jr.
         President and Chief Executive Officer, LADD
1 Audit Committee  2 Compensation Committee   3 Corporate Governance Committee

Corporate Executive Officers
Kenneth E. Church
         President, LADD Upholstery Group
William S. Creekmuir
         Executive Vice President, Chief Financial Officer,
         Secretary and Treasurer, LADD
Michael P. Haley
         President, LADD Contract Sales Group
Donald L. Mitchell
         President, LADD Casegoods Group
Fred L. Schuermann, Jr.
         President and Chief Executive Officer, LADD

Other Executives
Daryl B. Adams
         Vice President, Corporate Controller and
         Chief Accounting Officer, LADD
Jesse A. Brinkley
         President, Lea Industries
Victor D. Dyer
         Vice President, Human Resources, LADD
Kenneth B. Fonville
         President, Pennsylvania House Casegoods
Greg P. Noe
         President, Pilliod Furniture
David C. Ogren
         Vice President, LADD International
Jeffrey R. Scheffer
         President, American Drew

Corporate Headquarters
One Plaza Center, Box HP-3
High Point, NC 27261-1500
Phone:  (910) 889-0333
U.S. FAX:  (910) 888-6446
International FAX:  (910) 888-6445
Internet Address: www.laddfurniture.com

Stock Transfer Agent
Wachovia Bank of North Carolina, N.A.
Winston-Salem, NC
Shareholder Account Information: 1-800-633-4236

Legal Counsel
Kilpatrick Stockton, L.L.P.
Winston-Salem, NC

Independent Auditors
KPMG Peat Marwick LLP
Greensboro, NC

Other Information
For other information on LADD, please contact:
John J. Ong, CFA
         Director, Corporate Communications
         Phone: (910) 888-6353 or E-Mail: ong@nr.infi.net

Stock Listing
LADD's common stock is traded on the Nasdaq Stock Market under the Nasdaq symbol: LADF. At year-end 1996, LADD had an estimated 4,000 shareholders, based upon the actual number of shareholders.

Annual Meeting

Stockholders are cordially invited to attend LADD's 1997 Annual Meeting, to be held Thursday, May 1st, at 10:00 a.m. at the Radisson Hotel in High Point, NC.

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(HomeTech logo)(Lea logo)(Pilliod logo)(Pennsylvania House logo)(American logo)

LADD'S PRODUCTS
We at LADD are proud of the fine furniture we produce. We invite you to visit our website on the Internet at www.laddfurniture.com for a sampling of some of our products, along with dealer locator information on selected lines.

LADD'S MANUFACTURING
FACILITIES
Casegoods
Alabama
Selma
North Carolina
North Wilkesboro
Waynesville
Ohio
Swanton
Pennsylvania
Lewisburg
White Deer
South Carolina
Nichols
Tennessee
Morristown
Virginia
Marion
Upholstery
Mississippi
Myrtle
Sherman
North Carolina
Hickory
Monroe
Contract
Virginia
Chilhowie
Martinsville


(Hin logo)(Ladd International logo)(American Drew logo)(Clayton Marcus logo) (Barclay logo)



(Picture of bedroom furniture.)

(Picture of den furniture.)

(Picture of bedroom furniture.)

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(Picture of various pieces of furniture appear on the cover.)


AMERICAN DREW
P.O. Box HP-3
High Point, NC 27261
Ph (910) 889-0333
Fax (910) 888-6546
www.americandrew.com

AMERICAN OF MARTINSVILLE
P.O. Box 5071
Martinsville, VA 24115
Ph (540) 632-2061
Fax (540) 638-8810
www.amerofmartinsville.com

BARCLAY FURNITURE
P.O. Box 399
Sherman, MS 38869
Ph (601) 844-6003
Fax (601) 841-5015
www.barclayfurniture.com

CLAYTON MARCUS
166 Teaguetown Rd.
Hickory, NC 28601
Ph (704) 495-2200
Fax (704) 495-2260
www.claytonmarcus.com

LADD INTERNATIONAL
P.O. Box HP-3
High Point, NC 27261
Ph (910) 889-0333
Fax (910) 888-6445
www.laddinternational.com

LADD TRANSPORTATION
P.O. Box HP-3
High Point, NC 27261
Ph (910) 889-0333
Fax (910) 888-6443
www.laddtrans.com

LEA INDUSTRIES
P.O. Box HP-3
High Point, NC 27261
Ph (910) 889-0333
Fax (910) 410-6629
www.leaindustries.com

PENNSYLVANIA HOUSE
137 N. 10th St.
Lewisburg, PA 17837
Ph (717) 523-1285
Fax (717) 523-6278
www.pennsylvaniahouse.com

PILLIOD FURNITURE
1403 Eastchester Dr.
High Point, NC 27265
Ph (910) 884-3929
Fax (910) 410-6732
www.pilliodfurniture.com

LADD FURNITURE, INC.
One Plaza Center -- Box HP3
High Point, NC 27261-1500
Ph (910) 889-0333
U.S. Fax (910) 888-6446
www.laddfurniture.com




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